Exhibit 10.1.2

SECOND AMENDMENT TO CREDIT AGREEMENT AND

FIRST AMENDMENT TO AND REAFFIRMATION OF

GUARANTEE AND COLLATERAL AGREEMENT

SECOND AMENDMENT TO CREDIT AGREEMENT AND FIRST AMENDMENT TO AND REAFFIRMATION OF GUARANTEE AND COLLATERAL AGREEMENT, dated as of October 23, 2013 (this “Amendment”), among ATKORE INTERNATIONAL, INC., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Subsidiary Borrowers (together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), the Persons party hereto and identified on the signature pages as a guarantor (collectively, the “Guarantors” and each, individually, a “Guarantor”), the several banks and other financial institutions from time to time parties hereto (collectively, the “Lenders” and each individually, a “Lender”), UBS AG, STAMFORD BRANCH, as an issuing lender, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties, DEUTSCHE BANK AG NEW YORK BRANCH, as co-collateral agent, and UBS LOAN FINANCE LLC, as swingline lender.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders and the Administrative Agent have entered into that certain Credit Agreement dated as of December 22, 2010 (as heretofore amended and as amended, supplemented, or otherwise modified from time to time including by way of this Amendment, the “Credit Agreement”) pursuant to which the Lenders have agreed to make certain loans and extend certain other financial accommodations to the Borrowers as provided therein. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Credit Agreement;

WHEREAS, certain Lenders on Schedule A attached hereto as Exhibit A, designated as Continuing Lenders (hereinafter, the “Continuing Lenders” and each a “Continuing Lender”) desire to increase their respective Commitments in accordance with such Schedule A, and certain Lenders on such Schedule A, designated as New Lenders (hereinafter, the “New Lenders” and each a “New Lender”), desire to extend Commitments and become Lenders under the Credit Agreement;

WHEREAS, the Borrowers, the Lenders and the Administrative Agent desire to modify the Credit Agreement in certain other respects, in accordance with the terms and conditions contained herein; and

WHEREAS, the Grantors (as defined in the Guarantee and Collateral Agreement) desire to amend the Guarantee and Collateral Agreement in certain respects, in accordance with the terms and conditions contained herein and to reaffirm their respective obligations thereunder.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or financial accommodations heretofore, now, or hereafter made to or for the benefit of the Borrowers by the Lenders, it hereby is agreed as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

Section 1.1 Schedule A. The Credit Agreement is hereby amended as of the Effective Date by deleting Schedule (A) thereto in its entirety and substituting a new Schedule (A), attached hereto as Exhibit A, in lieu thereof.

Section 1.2 Amendment to Subsection 1.1. Subsection 1.1 of the Credit Agreement is hereby amended as of the Effective Date by

(a)	adding the following defined terms in their appropriate alphabetic order:

(i)	“30-Day Specified Excess Availability”: as of the date of any Specified Transaction, the sum of (x) the quotient obtained by dividing (a) the sum of each day’s aggregate Available Loan Commitments of all Lenders during the thirty (30) consecutive day period immediately preceding such Specified Transaction plus the sum of each day’s Specified Suppressed Availability during such period (in each case, calculated on a pro forma basis to include the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit in connection with such Specified Transaction) by (b) thirty (30), plus (y) the amount of Specified Unrestricted Cash as of such date (but excluding the cash proceeds of any Specified Equity Contribution).

(ii)	“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute thereto.

(iii)	“Excluded Swap Obligation”: with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

(iv)	“Increased Monitoring Threshold”: as defined in Subsection 7.6(b).

(v)	“known to the Borrowers”: the actual knowledge of any Responsible Officer of the Parent Borrower of any particular fact, event or circumstance or the knowledge such Person would have obtained after the exercise of reasonable diligence.

(vi)	“Second Amendment”: that certain Second Amendment to Credit Agreement and First Amendment to and Reaffirmation of Guarantee and Collateral Agreement dated October 23, 2013 by and among the Borrowers, the Guarantors, the Administrative Agent and the Lenders party thereto.

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(vii)	“Second Amendment Effective Date”: has the meaning given the term “Effective Date” in the Second Amendment.

(viii)	“Specified Availability”: at any time, the sum of (i) the aggregate Available Loan Commitments of all Lenders plus (ii) Specified Unrestricted Cash (but excluding the cash proceeds of any Specified Equity Contribution), plus (iii) Specified Suppressed Availability.

(ix)	“Specified Default”: any Event of Default occurring under Subsections 9.1(a), 9.1(b) (as a result of a material breach of any representation or warranty set forth in Subsection 5.23 or Subsection 5.24), 9.1(c) (as a result of the failure of any Loan Party to comply with the terms of Subsection 4.16 or a failure to comply with the delivery obligations with respect to Borrowing Base Certificates set forth in Subsection 7.2(f)) or 9.1(f).

(x)	“Specified Suppressed Availability”: the amount, if positive, by which the Borrowing Base exceeds the aggregate amount of the Commitments; provided that if aggregate Available Loan Commitments of all Lenders are less than the lesser of (i) 5% of the lesser of (x) the aggregate amount of the Commitments and (y) the Borrowing Base and (ii) $15,000,000, Specified Suppressed Availability shall be zero.

(xi)	“Specified Unrestricted Cash”: as of any date of determination, an amount equal to the arithmetic average of the daily balances during the thirty (30) consecutive day period immediately preceding any date of determination of all Unrestricted Cash of the Parent Borrower and its Restricted Subsidiaries that, in the case of cash, is deposited in (i) DDAs or (ii) any other deposit accounts, in each case with respect to which a control agreement is in place between the applicable Loan Party, the applicable depositary institution and the Administrative Agent or the Collateral Agent (or over which any such Agent has “control” whether or not pursuant to a control agreement) or that, in the case of Cash Equivalents, (i) the Collateral Agent has a valid and perfected Lien in such Cash Equivalents and (ii) such Cash Equivalents are not in a securities account in respect of which the applicable Loan Party has entered into a “control agreement” with the applicable broker or securities intermediary for purposes of perfecting a security interest in favor of a third party.

(xii)

“Unrestricted Cash”: the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Parent Borrower prepared in accordance with GAAP as of the most recent financial statements delivered pursuant to Subsections 7.1(a) and (b) to the extent such cash is not classified as “restricted” for financial statement purposes (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is

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subject to the Intercreditor Agreement or because they are subject to a Lien securing Indebtedness that is subject to the Intercreditor Agreement).

(b)	deleting the defined term “Termination Date” and substituting the following new defined term in lieu thereof:

“Termination Date”: October 23, 2017; provided that if, as of July 25, 2017 (i) Senior Secured Notes in an aggregate principal amount of $30,000,000 or less remain outstanding on such date, and (ii) Borrowers have consented to the establishment of an Availability Reserve against the Borrowing Base in an amount equal to any such outstanding principal amount of Senior Secured Notes then outstanding, then the Termination Date shall automatically and without further notice or action be October 23, 2018, provided, further, that, in each case, if any such day is not a Business Day, the Termination Date shall be the Business Day immediately preceding such day.

(c)	substituting the percentages “0.375%” and “0.250%” for the percentages “0.50%” and “0.375%”, respectively, appearing in the table in the definition of “Applicable Commitment Fee Rate”;

(d)	substituting the rate table in the definition of “Applicable Margin” with the following new rate table:

Aggregate Available Loan Commitments	Eurodollar Loans	ABR Loans	BA Equivalent Loans	Canadian Prime Rate Loans

Level I: Less than or equal to 33%	2.00%	1.00%	2.00%	1.00%
Level II: Greater than 33% but less than or equal to 66%	1.75%	0.75%	1.75%	0.75%
Level III: Greater than 66%	1.50%	0.50%	1.50%	0.50%

(e)	deleting the second sentence of the definition of “Commitment” and substituting the following sentence in lieu thereof:

“The amount of the aggregate Commitments of the Lenders as of the Second Amendment Effective Date is $300,000,000.”

(f)	amending and restating the definition of the term “Debt Service Charges” in its entirety, as follows:

““Debt Service Charges”: for any period, the sum of (a) Consolidated Interest Expense plus (b)(i) scheduled principal payments required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of Indebtedness of the

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Parent Borrower and its consolidated Restricted Subsidiaries of the type permitted by Subsections 8.13(a), 8.13(c) and (to the extent relating to any renewal, extension, refinancing or refunding of the foregoing) 8.13(i)(ii) hereof and (ii) mandatory principal payments required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of all Indebtedness (including, without limitation, based on excess cash flow) of the Parent Borrower and its consolidated Restricted Subsidiaries required to be made to the extent the revenues realized from such mandatory prepayment event were included in Consolidated Net Income, in each case, including the full amount of any non-recourse Indebtedness (excluding, in each case, principal payments of the obligations hereunder, payments to reimburse any drawings under any commercial letters of credit, and any payments on Indebtedness required to be made on the final maturity date thereof, but including any obligations in respect of Financing Leases) for such period plus (c) scheduled mandatory payments on account of Disqualified Capital Stock of the Parent Borrower and its consolidated Restricted Subsidiaries (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined on a consolidated basis in accordance with GAAP.”

(g)	replacing, in the definition of “Dominion Event”, each occurrence of (i) the words “Available Loan Commitments” with the words “Specified Availability”, (ii) the amount “$34,350,000” with the amount “$27,500,000”, and (iii) the percentage “15%” with “12.5%”;

(h)	replacing, in the definition of “Liquidity Event”, each occurrence of (i) the words “Available Loan Commitments” with the words “Specified Availability”, (ii) the amount “$28,625,000” with the amount “$22,000,000”, and (iii) the percentage “12.5%” with “10.0%”;

(i)	amending and restating the definition of the term “Payment Condition” in its entirety, as follows:

““Payment Condition”: at any time of determination with respect to any Specified Transaction, that the following conditions are all satisfied: (x) (1) 30-Day Specified Excess Availability (divided by Availability on such date and expressed as a percentage) and (2) the Specified Availability on the date of such Specified Transaction (divided by Availability as of such time of determination and expressed as a percentage), in each case exceed the applicable Availability Percentage (as defined below) and (y) unless the Fixed Charge Condition (as defined below) is satisfied, the Parent Borrower shall be in Pro Forma Compliance with a minimum Consolidated Fixed Charge Coverage Ratio of at least 1.00:1.00. “Availability Percentage” shall mean (a) in respect of any Restricted Payment pursuant to Subsection 8.3(i), 15.0%; (b) in respect of any investment or acquisition permitted pursuant to clause (u) of the definition of “Permitted Investments” or clause (c) of the definition of “Permitted Acquisition,” 12.5%; (c) in respect of any payment, repurchase or redemption pursuant to Subsection 8.6(a),

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12.5%; (d) in respect of any merger, consolidation, amalgamation or asset sale pursuant to Subsection 8.2(a) or 8.2(b), 12.5%; and (e) in respect of any Asset Sale that would otherwise have to comply with Subsection 8.5, 10.0%. “Fixed Charge Condition” shall mean 30-Day Specified Excess Availability (divided by Availability as of such time of determination and expressed as a percentage) exceeds: (a) in respect of any Restricted Payment pursuant to Subsection 8.3(i), 25.0%;(b) in respect of any acquisition permitted pursuant to clause (c) of the definition of “Permitted Acquisition,” 15.0%; (c) in respect of any investment permitted pursuant to clause (u) of the definition of “Permitted Investments,” 17.5%; (d) in respect of any payment, repurchase or redemption pursuant to Subsection 8.6(a), 17.5%; (e) in respect of any merger, consolidation, amalgamation or asset sale pursuant to Subsection 8.2(a) or 8.2(b), 17.5%; and (f) in respect of any Asset Sale that would otherwise have to comply with Subsection 8.5, 17.5%.”

(j)	deleting the defined term “Specified Payment” and substituting the following defined term, in its appropriate alphabetical order, in lieu thereof:

““Specified Transaction”: (a) any Restricted Payment pursuant to Subsection 8.3(i), (b) any acquisition permitted pursuant to clause (c) of the definition of “Permitted Acquisition,” (c) any investment permitted pursuant to clause (u) of the definition of “Permitted Investment”, (d) any payment, repurchase or redemption pursuant to Subsection 8.6(a); (e) any merger, consolidation, amalgamation or asset sale pursuant to Subsections 8.2(a) or 8.2(b), and (f) any Asset Sale pursuant to Subsection 8.5.”; and

(k)	deleting the defined terms “30-Day Excess Availability”, “Management Guarantees”, “Permitted Additional Indebtedness” and “Unsecured Ratio Indebtedness”.

Section 1.3 Amendment to Subsection 2.2. Subsection 2.2 is hereby amended as of the Effective Date by replacing (i) the time “9:00 A.M.” appearing in clause (b) of the first sentence thereof with “11:00 A.M.” and (ii) the time “12:00 P.M.” appearing in the fourth sentence thereof with the words “2:00 P.M. (in the case of ABR Loans or Canadian Prime Rate Loans) and 12:00 P.M. (in the case of all other Loans)”.

Section 1.4 Amendment to Subsection 2.6. Subsection 2.6(a) is hereby amended as of the Effective Date by adding the words “after the Second Amendment Effective Date” at the end of clause (i) therein.

Section 1.5 Amendment to Subsection 4.10. Subsection 4.10 is hereby amended as of the Effective Date by

(a) adding the words “liquidity or” immediately before the words “or in the interpretation or application thereof” and “(whether or not having the force of law)” in Subsection 4.10(b); and

(b) inserting the words “all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and” before the words “the Dodd Frank Wall Street Reform” in Subsection 4.10(c).

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Section 1.6 Amendment to Subsection 4.16. Subsection 4.16 is hereby amended as of the Effective Date by

(a) replacing the phrase “Event or Default” appearing in the first sentence thereof with the words “Event of Default” in Subsection 4.16(c); and

(b) adding the following new subsection 4.16(k) to the end thereof:

“(k) In the event that a Loan Party acquires new demand deposit accounts or new concentration accounts in connection with an acquisition, the Parent Borrower will procure that such Loan Party shall within sixty (60) days of the date of such acquisition (or such longer period as may be agreed by the Administrative Agent) cause such new demand deposit accounts or new concentration accounts to comply with the applicable requirements of Subsection 4.16(b) (including, with respect to any new concentration account, by entering into a Blocked Account Agreement) or shall enter into other arrangements consistent with the provisions of this Subsection 4.16 and otherwise reasonably satisfactory to the Administrative Agent with respect to such new or acquired concentration accounts or DDAs.”

Section 1.7 Amendment to Subsection 5.25. Subsection 5.25 is hereby amended as of the Effective Date by (x) replacing the word “Closing” with the words “Second Amendment Effective”, (y) inserting “(a)” before the words “the Parent Borrower” and (z) inserting the following new clause (b) after the words “Terrorism Act of 2001”:

“and (b) none of the Parent Borrower and its Restricted Subsidiaries is a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations and prohibitions under any other U.S. Department of Treasury’s Office of Foreign Asset Control regulation or executive order, in each case”

Section 1.8 Amendment to Subsection 7.6. Subsection 7.6(b) is hereby amended as of the Effective Date by

(a) replacing the words and numbers “two (2)” appearing in clauses (i) and (ii) of the proviso thereof in each case with the words and numbers “one (1)”,

(b) (A) inserting the words “or during any period commencing when 30-Day Specified Excess Availability is less than 20% of the lesser of (x) total Commitments as then in effect and (y) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) (the “Increased Monitoring Threshold”) for 90 consecutive days and ending when 30-Day Specified Excess Availability exceeds the Increased Monitoring Threshold for 30 consecutive days” after the words “unless a Dominion Event has occurred and is continuing” in clause (i) of such proviso, and (B) substituting the word “cases” for “case” occurring immediately thereafter, and

(c) (A) inserting the words “or during any period commencing when 30-Day Specified Excess Availability is less than 20% of the lesser of (x) total Commitments as then in effect and (y) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) for 90 consecutive days and ending when 30-Day Specified Excess Availability exceeds the Increased Monitoring Threshold for 30 consecutive days” after the words “unless a Dominion Event has occurred and is continuing” in clause (ii) of such proviso and (B) substituting the word “cases” for “case” occurring immediately thereafter.

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Section 1.9 Amendment to Subsection 8.2. Subsection 8.2 of the Credit Agreement is hereby amended as of the Effective Date by

(a) deleting the word “or” appearing before subclause (3) of clause (a) thereof; and inserting the following new subclause (4) before the semicolon at the end thereof:

“or (4) at the time of such merger, consolidation or amalgamation, the Payment Condition is satisfied and no Specified Default or any other Event of Default known to the Borrowers shall have occurred and be continuing or would result therefrom”

(b) deleting the word “or” appearing before subclause (3) of clause (b) thereof; and inserting the following new subclause (4) before the semicolon at the end thereof:

“or (4) at the time of such sale, lease, transfer or other disposition, the Payment Condition is satisfied and no Specified Default or any other Event of Default known to the Borrowers shall have occurred and be continuing or would result therefrom”.

Section 1.10 Amendment to Subsection 8.3. Subsection 8.3 of the Credit Agreement is hereby amended as of the Effective Date by substituting the words “Specified Default or any other Event of Default known to the Borrowers” for the words

(a) “Default or Event of Default” in clause (g) thereof,

(b) “Event of Default” in clause (h) thereof, and

(c) “Default or Event of Default” in clause (i) thereof.

Section 1.11 Amendment to Subsection 8.4. Subsection 8.4 of the Credit Agreement is hereby amended as of the Effective Date by substituting the words “Specified Default or any other Event of Default known to the Borrowers” for the words “Event of Default” in the proviso at the end of said Subsection.

Section 1.12 Amendment to Subsection 8.5. Subsection 8.5 of the Credit Agreement is hereby amended as of the Effective Date by (i) inserting the following “(i) if the Payment Condition is satisfied or (ii)” before the words “so long as the consideration received in connection with such Asset Sale is for Fair Market Value” in the first sentence thereof, and (ii) inserting “the greater of (i)” before the amount “$40,000,000” appearing in clause (7) of the first paragraph thereof and the phrase “and (ii) 4.0% of Consolidated Total Assets at the time of designation” immediately after such amount.

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Section 1.13 Amendment to Subsection 8.13. Subsection 8.13 of the Credit Agreement is hereby amended as of the Effective Date by

(a) deleting the words “Permitted Additional Indebtedness” appearing in clause (c) thereof and substituting the words “Secured Ratio Indebtedness” therefor;

(b) inserting the words “the greater of (i)” before the amount “$30,000,000” appearing in clause (h) thereof and inserting the words “and (ii) an amount equal to 3.0% of Consolidated Total Assets” after the amount “$30,000,000;

(c) substituting the words “no Specified Default or any other Event of Default known to the Borrowers” for the words “no Default or Event of Default” in subclause (iii) of clause (o) thereof;

(d) deleting subclause (i) of clause (o) thereof and substituting the following new subclause (i) in lieu thereof:

“(i) with respect to any newly incurred Indebtedness, such Indebtedness is secured only by property of the acquired company or other assets to the extent otherwise permitted hereunder”;

(e) deleting the word “and” appearing at the end of clause (x) thereof, substituting a semicolon and the word “and” in lieu of the period at the end of clause (y) thereof, and adding the following new clause (z) to the end thereof:

“(z) unsecured Indebtedness of Parent Borrower and its Restricted Subsidiaries.”

Section 1.14 Amendment to Subsection 8.14. Subsection 8.14 of the Credit Agreement is hereby amended as of the Effective Date by deleting the word “and” at the end of clause (u) thereof, replacing the period at the end of clause (v) thereof with a semicolon and the word “and”, and adding the following new clause (w) to the end of said subsection:

“(w) Liens on Collateral, other than ABL Priority Collateral, to the extent such Liens are permitted under any Indebtedness which is permitted hereunder and which is itself secured by first priority liens on such Collateral, as permitted hereunder.”

Section 1.15 Application of Proceeds. Subsection 10.14 of the Credit Agreement is hereby amended as of the Effective Date by

(a) inserting the words “or under any Hedging Arrangement or Cash Management Arrangements described in clause sixth below” immediately after the words “on account of any amounts then due and outstanding under any of the Loan Documents”; and

(b) inserting the following parenthetical, “(Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party)” at the end of clause sixth thereof.

Section 1.16 Notices. Subsection 11.2 of the Credit Agreement is hereby amended as of the Effective Date by replacing the name “April Varner Nanton” in the Attention line of the Administrative Agent/Collateral Agent notice address with the name “Houssem Daly”.

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ARTICLE II

GUARANTEE AND COLLATERAL AGREEMENT

Section 2.1 Amendments to Guarantee and Collateral Agreement. The Guarantee and Collateral Agreement is hereby amended as of the Effective Date as follows:

(a) Subsection 1.1 of the Guarantee and Collateral Agreement is hereby amended by inserting the words “provided, however, that the definition of “Borrower Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Granting Party to support, as applicable) any Excluded Swap Obligations of a Borrower for purposes of determining any obligations of any Guarantor or other Granting Party” after the words “an affiliate of any Lender” and before the comma appearing before the words “any Guarantee” in the definition of “Borrower Obligations”;

(b) Subsection 1.1 of the Guarantee and Collateral Agreement is hereby amended by inserting the words “provided, however, that the definition of “Guarantor Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Granting Party to support, as applicable) any Excluded Swap Obligations of a Borrower or any other Loan Party for purposes of determining any obligations of any Guarantor or other Granting Party” after the words “an affiliate of any Lender” and before the comma appearing before the words “any Guarantee” in the definition of “Guarantor Obligations”;

(c) Subsection 2.1 is hereby amended by inserting the words “provided, however, that nothing herein or in the definition of “Borrower Obligations” shall create any guarantee by any Guarantor of (or grant of security interest by any Granting Party to support, as applicable) any Excluded Swap Obligations of a Loan Party for purposes of determining any obligations of such Guarantor (or Granting Party) hereunder” immediately after the words “Borrower Obligations” appearing in paragraph (a) thereof;

(d) Subsection 3.1 of the Guarantee and Collateral Agreement is hereby amended by inserting the words “(provided, however, that nothing herein or in the definition of “Obligations” shall grant any security interest to secure any obligations or liabilities of a Loan Party under or in connection with any Excluded Swap Obligations for purposes of determining any obligations of a Grantor hereunder)” immediately after the word “Obligations” appearing in the first paragraph thereof.

Section 2.2 Reaffirmation. In connection with the execution and delivery of this Amendment, (i) each of the undersigned Guarantors (in its capacity as a Guarantor and as a Grantor) (a) hereby consents to this Amendment and the transactions and modifications contemplated thereby, (b) hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, if any, under each of the Loan Documents to which it is a party and (c) to the extent such Guarantor guaranteed the Obligations or any portion thereof, hereby ratifies and reaffirms such guaranties and (ii) each of the undersigned Loan Parties reaffirms each Lien, if any, it granted pursuant to the Guarantee and Collateral Agreement and the other Security Documents to the Collateral Agent, which shall continue in full force and effect during the term of the Credit Agreement and any amendments, amendments and restatements, supplements or other modifications thereof, and shall continue to secure the Obligations, on and subject to the terms and conditions set forth in the Credit Agreement, the Guarantee and Collateral Agreement and the other Loan Documents. Without limiting the foregoing each Grantor hereby confirms that the Guarantee and Collateral Agreement and all other Security

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Documents, and all Collateral encumbered thereby or pursuant thereto continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the applicable Security Documents, the payment and performance of all Obligations, subject, however, in each case, to the limitations set forth herein and therein, as applicable. Each Guarantor acknowledges and agrees that any of the Loan Documents to which it is a party or otherwise bound continue in full force and effect and that all of its obligations thereunder continue to be valid and enforceable, shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Guarantor represents and warrants, as to itself only, that all representations and warranties contained in the Guarantee and Collateral Agreement are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date. For the purposes of this Section 2.2, the terms “Collateral” and “Obligations” shall have the meanings ascribed to such terms in the Guarantee and Collateral Agreement.

ARTICLE III

CONDITIONS PRECEDENT TO EFFECTIVENESS

This Amendment shall become effective on the date hereof (the “Effective Date”) provided that the following conditions precedent have been satisfied:

(1) the Parent Borrower, the Guarantors, all Continuing Lenders (constituting Required Lenders, as determined immediately prior to giving effect to this Amendment and the transactions contemplated under Article V hereof), the New Lenders and the Administrative Agent have each delivered a duly executed counterpart of this Amendment to the Administrative Agent;

(2) the Administrative Agent shall be satisfied that all conditions set forth in Subsections 6.2(a) and (b) of the Credit Agreement are satisfied and shall have received from the Parent Borrower a certificate of a Responsible Officer of the Parent Borrower confirming the same;

(3) the Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified, if applicable, by the Secretary of State of the state of its incorporation or organization, and a certificate as to the good standing (where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority and (ii) a certificate of a Responsible Officer of each Loan Party dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Effective Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (ii) above;

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(4) the Administrative Agent shall have been paid all reasonable out of pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment (including the reasonable fees and expenses of Skadden, Arps, Slate, Meagher & Flom, LLP, as counsel to the Administrative Agent); and

(5) the Administrative Agent shall have received from Debevoise & Plimpton LLP, counsel to the Loan Parties, an executed legal opinion covering such matters as the Administrative Agent may reasonably request and otherwise reasonably satisfactory to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Borrower and each Guarantor represents, warrants and covenants, as applicable, that:

(a)	Corporate Power; Authorization; Enforceable Obligations. The Parent Borrower and each Guarantor has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform this Amendment and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any such Person in connection with the execution, delivery, performance, validity or enforceability of this Amendment, except for consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Amendment has been duly executed and delivered by the Parent Borrower and by each Guarantor. This Amendment constitutes a legal, valid and binding obligation of the Parent Borrower and of each Guarantor, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)	No Legal Bar. The execution, delivery and performance of this Amendment by the Parent Borrower and by each Guarantor (a) will not violate any Requirement of Law or Contractual Obligation of such Person in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require the creation or imposition of any Lien (other than Liens securing the Obligations) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

12

ARTICLE V

ASSIGNMENTS AND COMMITMENT ADJUSTMENTS; NEW LENDERS

Section 5.1 Assignments; Reallocations of Commitments.

(a) On and as of the Effective Date, (i) any Continuing Lender increasing or any New Lender extending a Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Commitment Percentage set forth on Exhibit A attached hereto, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation, (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Loans as of the date of any increase (or addition) in the Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrowers, in accordance with the requirements of Subsection 2.2) and (iii) after giving effect to the provisions hereof and the payment to it of all outstanding Obligations in respect to its Loans and Commitments, (x) the Commitment of each Lender under the Credit Agreement that is not identified on Exhibit A hereto as Continuing Lender or a New Lender (an “Exiting Lender”) shall terminate and such Lender shall, automatically and without any further action, cease to be Lender hereunder for all purposes and (y) the remaining Commitments shall be adjusted as necessary such that on and as of the Effective Date the Commitments hereunder shall be as set forth on Schedule A. The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Subsection 4.12 if the deemed payment occurs other than on the last day of the related Interest Periods. The Borrowers shall pay by wire transfer of immediately available funds to the Administrative Agent, for the accounts of the Exiting Lenders and Continuing Lenders whose Commitments (after giving effect to the provisions of this Section 5.1) are so terminated (whether in whole or in part), in each case the accrued but unpaid commitment fees owing pursuant to Subsection 4.5 in respect of such Commitments so terminated.

(b) On and as of the Effective Date, immediately after giving effect to the provisions of Section 5.1(a) above, the Commitments of each Lender (including each New Lender) shall be as set forth in Schedule A (attached hereto as Exhibit A). Each of the parties hereto hereby agrees that each New Lender shall have all the rights and obligations of a Lender under the Credit Agreement. The Lenders hereby waive the provisions of the Credit Agreement requiring advance notice of any termination or reduction of commitments and prepayment of loans thereunder, provided that notice thereof is provided on the Effective Date.

Section 5.2 New Lenders.

(a) Each New Lender agrees and acknowledges as follows: (i) it has received copy of the Credit Agreement, the Intercreditor Agreement and other Loan Documents (including, in each case, all schedules and exhibits thereto), together with copies of the most recently delivered financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and join the Credit Agreement as a Lender, and (ii) upon its execution and delivery of this Amendment it shall be a Lender under and for all purposes under the Credit Agreement, intending to be legally bound by the terms thereof (including, without limitation, the provisions of Subsection 10.1 thereof) and it shall perform all the obligations of and be entitled to all the benefits of a Lender thereunder.

(b) Each New Lender (i) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (ii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iii) appoints and authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender thereunder (including, without limitation, the provisions of Section 5.1(a) of this Amendment) and (v) affirms the acknowledgements and representations of such New Lender as a Lender contained in Subsection 10.5 of the Credit Agreement.

13

ARTICLE VI

MISCELLANEOUS

Section 6.1 Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Administrative Agent or any Lender under the Loan Documents, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect except that, on and after the effectiveness of this Amendment, each reference to the Credit Agreement or to the Guarantee and Collateral Agreement in any of the Loan Documents shall mean and be a reference to the Credit Agreement and the Guarantee and Collateral Agreement as amended by this Amendment. Nothing herein shall be deemed to entitle the Borrowers to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Loan Documents in similar or different circumstances. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

Section 6.2 Post Effective Date Undertakings. Each Loan Party hereby covenants and agrees that it shall and shall cause its Subsidiaries to perform, deliver or satisfy each of the items indicated below, as soon as practicable, but in no event later than the deadline specified below with respect to each such item:

(a) no later than sixty (60) days after the Effective Date (or such later date as may be agreed by the Administrative Agent), the Loan Parties shall cause to be delivered to the Collateral Agent, with respect to each of the Mortgaged Fee Properties listed on Exhibit C attached hereto and made a part hereof, (i) an amendment to the existing Mortgage encumbering such Mortgaged Fee Property (each, a “Mortgage Amendment”) providing notice to third parties, to the extent required under applicable law, of (x) the Termination Date and (y) the aggregate Commitments, each as amended by this Amendment, in form and substance reasonably acceptable to the Collateral Agent, (ii) a date-down and/or modification endorsement to the existing title insurance policy insuring the lien of such Mortgage, and (iii) an opinion of local counsel with respect to the enforceability of the Mortgage Amendment, in form and substance reasonably acceptable to the Collateral Agent;

14

(b) no later than fifteen (15) days after the Effective Date (or such later date as may be agreed by the Administrative Agent), Parent Borrower and Atkore Plastic Pipe Corporation (“Atkore Pipe”) shall deliver to the Administrative Agent a fully executed Assumption Agreement and a Supplement Agreement (Pledge) with respect to Atkore Pipe and such other documents as are reasonably requested by Collateral Agent pursuant to Subsection 7.9 of the Credit Agreement, together with evidence that the original certificates evidencing the Capital Stock of Atkore Pipe have been delivered to the trustee on behalf of the Senior Secured Notes in accordance with the terms of the Intercreditor Agreement; and

(c) no later than sixty (60) days after the Effective Date (or such later date as may be agreed by the Administrative Agent), Parent Borrower and Atkore Pipe shall cause each demand deposit account or concentration account of Atkore Pipe to comply with the applicable requirements of Subsection 4.16(b) of the Credit Agreement, including, without limitation, the delivery of Blocked Account Agreements and DDA Notifications.

Section 6.3 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted under Subsection 11.6 of the Credit Agreement.

Section 6.4 Headings. The headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Amendment.

Section 6.5 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.6 Counterparts. This Amendment may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be delivered to the Parent Borrower (for itself and on behalf of the Guarantors) and the Administrative Agent.

Section 6.7 Conformed Credit Agreement. For purposes of reference and convenience only, attached as Exhibit B hereto is an unofficial conformed copy of the Credit Agreement which contains the changes to the Credit Agreement implemented by that certain First Amendment to Credit Agreement dated as of February 3, 2011 and reflecting the changes resulting from the effectiveness of the Second Amendment (with, with respect to such changes, stricken text is indicated textually in the same manner as the following example: ~~stricken text~~, and where added text is indicated textually in the same manner as the following example: double-underlined text). In the event of a conflict between the attached conformed Credit Agreement and this Amendment, this Amendment shall control.

Section 6.8 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVERS.

(a) GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES

15

OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) SUBMISSION TO JURISDICTION; WAIVERS. Each party hereto hereby irrevocably and unconditionally:

(i)	submits for itself and its property in any legal action or proceeding relating to this Amendment and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; provided that nothing in this Amendment shall be deemed or operate to preclude any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent;

(ii)	consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii)	agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Subsection 11.2 of the Credit Agreement or at such other address of which the Administrative Agent, any such Lender and any such Borrower shall have been notified pursuant thereto;

(iv)	agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v)	waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in Subsection 11.13(a) of the Credit Agreement any consequential or punitive damages.

Section 6.9 Waiver Of Jury Trial. EACH OF THE BORROWERS, EACH OF THE GUARANTORS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT.

Section 6.10 Costs and Expenses. Parent Borrower agrees to reimburse the Administrative Agent for its reasonable, documented out-of-pocket expenses incurred in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

16

[Remainder of this page is intentionally left blank]

17

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Credit Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ATKORE INTERNATIONAL, INC.,
as Parent Borrower

By:	/s/ John P. Williamson
	Name:	John P. Williamson
	Title:	President & CEO

ATKORE INTERNATIONAL HOLDINGS INC., as Guarantor

By:	/s/ John P. Williamson
	Name:	John P. Williamson
	Title:	President & CEO

AFC CABLE SYSTEMS, INC., as Guarantor

By:	/s/ John P. Williamson
	Name:	John P. Williamson
	Title:	President & CEO

ALLIED TUBE & CONDUIT CORPORATION, as Guarantor

By:	/s/ John P. Williamson
	Name:	John P. Williamson
	Title:	President & CEO

[Signature Page to Second Amendment to Credit Agreement]

ATKORE INTERNATIONAL (NV) INC.,
as Guarantor

By:	/s/ John P. Williamson
	Name:	John P. Williamson
	Title:	President & CEO

ATKORE INTERNATIONAL CTC, INC., as Guarantor

By:	/s/ John P. Williamson
	Name:	John P. Williamson
	Title:	President & CEO

FLEXHEAD INDUSTRIES, INC., as Guarantor

By:	/s/ John P. Williamson
	Name:	John P. Williamson
	Title:	President & CEO

[Signature Page to Second Amendment to Credit Agreement]

GEORGIA PIPE COMPANY,
as Guarantor

By:	/s/ John P. Williamson
	Name:	John P. Williamson
	Title:	President & CEO

SPRINKFLEX, LLC, as Guarantor

By:	/s/ John P. Williamson
	Name:	John P. Williamson
	Title:	President & CEO

[Signature Page to Second Amendment to Credit Agreement]

TKN, INC.,
as Guarantor

By:	/s/ John P. Williamson
	Name:	John P. Williamson
	Title:	President & CEO

UNISTRUT INTERNATIONAL CORPORATION, as Guarantor

By:	/s/ John P. Williamson
	Name:	John P. Williamson
	Title:	President & CEO

UNISTRUT INTERNATIONAL HOLDINGS, LLC, as Guarantor

By:	/s/ John P. Williamson
	Name:	John P. Williamson
	Title:	President & CEO

WPFY, INC., as Guarantor

By:	/s/ John P. Williamson
	Name:	John P. Williamson
	Title:	President & CEO

[Signature Page to Second Amendment to Credit Agreement]

UBS AG, STAMFORD BRANCH,
as the Administrative Agent, Collateral Agent, and Issuing Lender

By:	/s/ Kenneth Chin
	Name:	Kenneth Chin
	Title:	Director

By:	/s/ Jennifer Anderson
	Name:	Jennifer Anderson
	Title:	Associate Director

[Signature Page to Second Amendment to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Co-Collateral Agent and Lender

By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director

By:	/s/ Lisa Wong
	Name:	Lisa Wong
	Title:	Vice President

[Signature Page to Second Amendment to Credit Agreement]

UBS Loan Finance LLC,
as Lender and Swingline Lender

By:	/s/ Kenneth Chin
	Name:	Kenneth Chin
	Title:	Director

By:	/s/ Jennifer Anderson
	Name:	Jennifer Anderson
	Title:	Associate Director

[Signature Page to Second Amendment to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Lender

By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Authorized Signatory

By:	/s/ Jean-Marc Vauclair
	Name:	Jean-Marc Vauclair
	Title:	Authorized Signatory

RBS CITIZENS BUSINESS CAPITAL, a division of RBS Citizens, N.A.
as Lender

By:	/s/ Kimberly A. Crotty
	Name:	Kimberly A. Crotty
	Title:	V.P.

By:	/s/ G. Timothy O’Rourke
	Name:	G. Timothy O’Rourke
	Title:	SVP

THE HUNTINGTON NATIONAL BANK,
as Lender

By:	/s/ Dennis Hatvany
	Name:	Dennis Hatvany
	Title:	Senior Vice President

By:	/s/ Dennis Hatvany
	Name:	Dennis Hatvany
	Title:	Senior Vice President

SIEMENS FINANCIAL SERVICES, INC.,
as Lender

By:	/s/ James Tregillies
	Name:	James Tregillies
	Title:	Vice President

By:	/s/ Jeff Berger
	Name:	Jeff Berger
	Title:	VP, Head of Business Admin

JPMORGAN CHASE BANK, N.A.,
as Lender

By:	/s/ Pamela Eskra
	Name:	Pamela Eskra
	Title:	Authorized Officer

WELLS FARGO BANK, NA,
as Lender

By:	/s/ Krista Mize
	Name:	Krista Mize
	Title:	Authorized Signatory

Exhibit A

Schedule A - Commitments

Lender		Allocation

UBS	Continuing Lender	85,000,000

Deutsche Bank	Continuing Lender	45,000,000

RBS	Continuing Lender	40,000,000

Siemens	Continuing Lender	35,000,000

JP Morgan	New Lender	30,000,000

Wells Fargo	New Lender	30,000,000

Huntington	Continuing Lender	25,000,000

Credit Suisse	Continuing Lender	10,000,000

Total Commitments		300,000,000

Exhibit B

Unofficial Conformed Copy of Credit Agreement

Attached

~~Execution Version~~

Conformed Marked Draft,

Reflecting changes made pursuant to the First Amendment To Credit Agreement dated February 3, 2011 (“First Amendment”) and the Second Amendment to Credit Agreement and First Amendment to and Reaffirmation of Guarantee and Collateral Agreement dated as of October 23, 2013 (the “Second Amendment”)

$~~250,000,000~~300,000,000

CREDIT AGREEMENT

among

ATKORE INTERNATIONAL, INC.,

and

THE SUBSIDIARY BORROWERS PARTY HERETO,

as Borrowers,

THE LENDERS

FROM TIME TO TIME PARTIES HERETO,

UBS AG, STAMFORD BRANCH,

as an Issuing Lender, Administrative Agent and Collateral Agent,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Co-Collateral Agent,

DEUTSCHE BANK SECURITIES INC.,

as Syndication Agent,

CREDIT SUISSE SECURITIES (USA) LLC,

as Documentation Agent,

and

UBS LOAN FINANCE LLC,

as Swingline Lender,

dated as of December 22, 2010

UBS SECURITIES LLC,

DEUTSCHE BANK SECURITIES INC.

and

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arrangers and Joint Bookmanagers

This Conformed Marked Draft of the Credit Agreement is provided for convenience of reference only. The original Credit Agreement, First Amendment and/or Second Amendment should be consulted with respect to any marked provision herein. In the event of any conflict between this Conformed Marked Draft and the First Amendment, Second Amendment or original Credit Agreement, such First Amendment, Second Amendment or original Credit Agreement shall control.

TABLE OF CONTENTS

PAGE

SECTION 1	DEFINITIONS	1
1.1	Defined Terms	1
1.2	Other Definitional Provisions	~~53~~51

SECTION 2	AMOUNT AND TERMS OF COMMITMENTS	~~54~~52
2.1	Commitments	~~54~~52
2.2	Procedure for Revolving Credit Borrowing	~~57~~55
2.3	Termination or Reduction of Commitments	~~57~~55
2.4	Swingline Commitments	~~58~~56
2.5	Repayment of Loans	~~61~~59
2.6	Accordion Facility	~~61~~60
2.7	Refinancing Amendments	~~65~~63
2.8	Extension of Commitments	~~66~~64

SECTION 3	LETTERS OF CREDIT	~~68~~66
3.1	L/C Commitment	~~68~~66
3.2	Procedure for Issuance of Letters of Credit	~~69~~68
3.3	Fees, Commissions and Other Charges	~~70~~69
3.4	L/C Participations	~~71~~70
3.5	Reimbursement Obligation of the Borrowers	~~72~~71
3.6	Obligations Absolute	~~73~~72
3.7	L/C Disbursements	~~73~~72
3.8	L/C Request	~~74~~73
3.9	Cash Collateralization	~~74~~73
3.10	Additional Issuing Lenders	~~74~~73
3.11	Resignation or Removal of the Issuing Lender	~~74~~73

SECTION 4	GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT	~~75~~74
4.1	Interest Rates and Payment Dates	~~75~~74
4.2	Conversion and Continuation Options	~~75~~75
4.3	Minimum Amounts of Sets	~~76~~75
4.4	Optional and Mandatory Prepayments	~~76~~76
4.5	Commitment Fees; Administrative Agent’s Fee; Other Fees	~~79~~78
4.6	Computation of Interest and Fees	~~79~~78
4.7	Inability to Determine Interest Rate	~~79~~79
4.8	Pro Rata Treatment and Payments	~~80~~79
4.9	Illegality	~~81~~81
4.10	Requirements of Law	~~82~~81
4.11	Taxes	~~84~~83
4.12	Indemnity	~~88~~88
4.13	Certain Rules Relating to the Payment of Additional Amounts	~~89~~89

i

4.14	Controls on Prepayment if Aggregate Outstanding Credit Exceeds Aggregate Revolving Credit Loan Commitments	~~91~~91
4.15	Defaulting Lenders	~~91~~91
4.16	Cash Receipts	~~94~~94

SECTION 5	REPRESENTATIONS AND WARRANTIES	~~96~~97
5.1	Financial Condition	~~96~~97
5.2	No Change; Solvent	~~97~~98
5.3	Corporate Existence; Compliance with Law	~~98~~98
5.4	Corporate Power; Authorization; Enforceable Obligations	~~98~~99
5.5	No Legal Bar	~~99~~99
5.6	No Material Litigation	~~99~~100
5.7	No Default	~~99~~100
5.8	Ownership of Property; Liens	~~99~~100
5.9	Intellectual Property	~~99~~100
5.10	[Intentionally Omitted]	~~99~~100
5.11	Taxes	~~99~~100
5.12	Federal Regulations	~~100~~101
5.13	ERISA	~~100~~101
5.14	Collateral	~~101~~102
5.15	Investment Company Act; Other Regulations	~~101~~102
5.16	Subsidiaries	~~101~~102
5.17	Purpose of Loans	~~101~~102
5.18	Environmental Matters	~~102~~103
5.19	No Material Misstatements	~~102~~104
5.20	Certain Representations and Warranties Contained in the Investment Agreement	~~103~~104
5.21	Labor Matters	~~103~~104
5.22	Insurance	~~103~~104
5.23	Eligible Accounts	~~103~~105
5.24	Eligible Inventory	~~104~~105
5.25	Anti-Terrorism	~~104~~105

SECTION 6	CONDITIONS PRECEDENT	~~104~~105
6.1	Conditions to Initial Extension of Credit	~~104~~105
6.2	Conditions to Each Extension of Credit After the Closing Date	~~111~~113

SECTION 7	AFFIRMATIVE COVENANTS	~~111~~114
7.1	Financial Statements	~~112~~114
7.2	Certificates; Other Information	~~113~~115
7.3	Payment of Obligations	~~114~~117
7.4	Conduct of Business and Maintenance of Existence	~~115~~117
7.5	Maintenance of Property; Insurance	~~115~~117
7.6	Inspection of Property; Books and Records; Discussions	~~116~~119
7.7	Notices	~~117~~120
7.8	Environmental Laws	~~119~~122

7.9	After-Acquired Real Property and Fixtures; Subsidiaries	~~120~~123
7.10	Surveys	~~122~~124
7.11	Use of Proceeds	~~122~~125
7.12	Post-Closing Security Perfection	~~122~~125
7.13	Post-Closing Matters	~~122~~125

SECTION 8	NEGATIVE COVENANTS	~~122~~125
8.1	Financial Condition Covenant	~~122~~125
8.2	Limitation on Fundamental Changes	~~123~~126
8.3	Limitation on Restricted Payments	~~124~~127
8.4	Limitations on Certain Acquisitions	~~126~~129
8.5	Limitation on Dispositions of Collateral	~~126~~130
8.6	Limitation on Optional Payments and Modifications of Subordinated Debt Instruments and Other Documents	~~127~~130
8.7	Limitation on Changes in Fiscal Year	~~128~~131
8.8	Limitation on Negative Pledge Clauses	~~128~~131
8.9	Limitation on Lines of Business	~~128~~132
8.10	Limitations on Currency, Commodity and Other Hedging Transactions	~~129~~132
8.11	Limitations on Transactions with Affiliates	~~129~~132
8.12	Limitations on Investments	~~130~~134
8.13	Limitations on Indebtedness	~~131~~134
8.14	Limitations on Liens	~~135~~140

SECTION 9	EVENTS OF DEFAULT	~~138~~143
9.1	Events of Default	~~138~~143
9.2	Remedies Upon an Event of Default	~~140~~146
9.3	Borrower’s Right to Cure.	~~141~~146

SECTION 10	THE AGENTS AND THE OTHER REPRESENTATIVES	~~141~~147
10.1	Appointment	~~141~~147
10.2	The Administrative Agent and Affiliates	~~142~~148
10.3	Action by an Agent	~~142~~148
10.4	Exculpatory Provisions	~~142~~148
10.5	Acknowledgement and Representations by Lenders	~~143~~149
10.6	Indemnity; Reimbursement by Lenders	~~144~~150
10.7	Right to Request and Act on Instructions; Reliance	~~145~~151
10.8	Collateral Matters	~~146~~152
10.9	Successor Agent	~~147~~153
10.10	Swingline Lender	~~148~~154
10.11	Withholding Tax	~~148~~154
10.12	Other Representatives	~~148~~154
10.13	Appointment of Borrower Representatives	~~149~~154
10.14	Application of Proceeds	~~149~~155

SECTION 11	MISCELLANEOUS	~~150~~156
11.1	Amendments and Waivers	~~150~~156
11.2	Notices	~~153~~159

11.3	No Waiver; Cumulative Remedies	~~154~~160
11.4	Survival of Representations and Warranties	~~154~~160
11.5	Payment of Expenses and Taxes	~~154~~161
11.6	Successors and Assigns; Participations and Assignments	~~155~~162
11.7	Adjustments; Set-off; Calculations; Computations	~~161~~167
11.8	Judgment	~~161~~168
11.9	Counterparts	~~162~~169
11.10	Severability	~~162~~169
11.11	Integration	~~162~~169
11.12	Governing Law	~~163~~169
11.13	Submission To Jurisdiction; Waivers	~~163~~169
11.14	Acknowledgements	~~163~~170
11.15	Waiver Of Jury Trial	~~164~~171
11.16	Confidentiality	~~164~~171
11.17	Additional Indebtedness	~~165~~172
11.18	USA Patriot Act Notice	~~165~~172
11.19	Joint and Several Liability; Postponement of Subrogation	~~165~~172
11.20	Reinstatement	~~166~~173

SCHEDULES

A	Commitments and Addresses
1.1(a)	Atkore Investment Documents
1.1(b)	Disposition of Certain Assets
1.1(c)	Assumed Indebtedness
1.1(d)	Existing Financing Leases
1.1(e)	[Intentionally Omitted]
1.1(f)	Existing Investments
1.1(g)	Fiscal Periods
1.1(h)	Recapitalization Transactions
4.16(a)	DDAs
4.16(b)	Blocked Accounts
5.2	Material Adverse Effect Disclosure
5.4	Consents Required
5.6	Litigation
5.8	Real Property
5.9	Intellectual Property Claims
5.16	Subsidiaries
5.18	Environmental Matters
5.22	Insurance
6.1(f)	Lien Searches
6.1(g)	Local and Foreign Counsel
6.1(k)	Title Insurance Policies
7.12	Post-Closing Collateral Requirements
8.11	Affiliate Transactions
8.13(d)	Closing Date Existing Indebtedness
8.14(b)	Existing Liens

v

EXHIBITS

A-1	Form of Revolving Credit Note
A-2	Form of Swingline Note
B	Form of Guarantee and Collateral Agreement
C	Form of Mortgage
D	Form of U.S. Tax Compliance Certificate
E	Form of Assignment and Acceptance
F	Form of Swingline Loan Participation Certificate
G	Form of Secretary’s Certificate
H	Form of Officer’s Certificate
I	Form of Solvency Certificate
J	Form of L/C Request
K	Form of Borrowing Base Certificate
L	Form of Joinder Agreement
M-1	Opinion of Debevoise & Plimpton LLP, Special New York Counsel to the Loan Parties
M-2	Opinion of Richards, Layton & Finger, P.A., Special Delaware Counsel to Certain of the Loan Parties
M-3	Opinion of Lionel Sawyer & Collins, P.C., Special Nevada Counsel to Certain of the Loan Parties
N	Form of Subsidiary Borrower Joinder

CREDIT AGREEMENT, dated as of December 22, 2010, among Atkore International, Inc., a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Subsidiary Borrowers from time to time party hereto (together with the Parent Borrower, collectively, the “Borrowers” and each individually, a “Borrower”), the several banks and other financial institutions from time to time party hereto (as further defined in Subsection 1.1, the “Lenders”), UBS AG, STAMFORD BRANCH, as an issuing lender (in such capacity, an “Issuing Lender”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders hereunder and as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties and the Issuing Lenders, DEUTSCHE BANK AG NEW YORK BRANCH, as co-collateral agent (in such capacity, the “Co-Collateral Agent”) and UBS LOAN FINANCE LLC, as swingline lender (in such capacity, the “Swingline Lender”).

The parties hereto hereby agree as follows:

W I T N E S S E T H:

WHEREAS, CD&R Allied Holdings, L.P., a Cayman Islands limited partnership (“Investor”) newly organized by Clayton, Dubilier & Rice Fund VIII, L.P. (“CD&R Fund VIII”), a fund controlled by Clayton, Dubilier & Rice, LLC (“CD&R”) or one or more of its Affiliates (such term and each other capitalized term used in these recitals and not otherwise previously defined, as hereinafter defined), entered into an Investment Agreement, dated as of November 9, 2010, with Tyco International Holdings S.A.R.L. (“TIH”), Tyco International Ltd. (“Tyco”), and Atkore International Group Inc. (“Atkore Ultimate Parent”) pursuant to which Investor shall acquire (the “Atkore Investment”) all of the Preferred Shares of Atkore Ultimate Parent.

WHEREAS, CD&R and/or any of its Affiliates and (if so determined by CD&R) one or more limited partners of any such fund or other investors reasonably acceptable to the Lead Arrangers (collectively, the “Equity Investors”) will purchase the Preferred Shares (as defined in Subsection 1.1 below) from TIH for $306,000,000 (the “Equity Financing”), which will result in the Equity Investors’ obtaining, on a pro forma basis, 51% of the voting interests of Atkore Ultimate Parent.

WHEREAS, the Parent Borrower will issue $410,000,000 of 9 7⁄8% Senior Secured Notes due 2018.

WHEREAS, in order to (i) effect the Recapitalization Transaction and the other Transactions, including the payments of fees and expenses relating thereto and (ii) finance the working capital, capital expenditures and other general corporate purposes of the Parent Borrower and its Subsidiaries following the consummation of the Atkore Investment, the Parent Borrower and the Subsidiary Borrowers have requested that the Lenders make the Loans and issue and participate in the Letters of Credit provided for herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1 DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

~~“~~“30-Day Specified Excess Availability~~”~~”: as of the date of any Specified Transaction, the sum of (x) the quotient obtained by dividing (a) the sum of each day’s aggregate Available

Loan Commitments of all Lenders during the thirty (30) consecutive day period immediately preceding ~~any Specified Payment (~~such Specified Transaction plus the sum of each day’s Specified Suppressed Availability during such period (in each case, calculated on a pro forma basis to include the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit in connection with such Specified ~~Payment~~Transaction) by (b) thirty (30) ~~days~~, plus (y) the amount of Specified Unrestricted Cash as of such date (but excluding the cash proceeds of any Specified Equity Contribution).

“ABL Priority Collateral”: as defined in the Intercreditor Agreement as in effect on the date hereof or modified with the consent of the Required Lenders and whether or not the same remains in full force and effect.

“ABR”: when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loans”: Loans to which the rate of interest applicable is based upon the Alternate Base Rate.

“Acceleration”: as defined in Subsection 9.1(e).

“Accordion Facility” and “Accordion Facilities”: as defined in Subsection 2.6(a).

“Accordion Facility Increase”: as defined in Subsection 2.6(a).

“Accordion Revolving Commitments”: as defined in Subsection 2.6(a).

“Accordion Revolving Commitment Effective Date”: as defined in Subsection 2.6(d).

“Accordion Term Loans”: as defined in Subsection 2.6(a).

“Account Debtor”: each Person who is obligated on an Account, chattel paper or a General Intangible.

“Accounts”: as defined in the UCC and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Acquisition Consideration”: the purchase consideration for any acquisition and all other payments by the Parent Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any acquisition, consisting of cash or by exchange of property (other than Capital Stock of Holdings or any Parent Entity) or the assumption of Indebtedness payable at or prior to the consummation of such acquisition or deferred for payment at any future time (provided that any such future payment is not subject to the occurrence of any contingency) For purposes of the foregoing, any Acquisition Consideration consisting of property shall be valued at the Fair Market Value thereof.

“Additional Assets”: (a) any property or assets that replace the property or assets that are the subject of an Asset Sale; (b) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Parent Borrower or a Restricted Subsidiary or otherwise useful in a business permitted by Subsection 8.9 (including any capital expenditures on any property or assets already so used); (c) the Capital Stock of a Person that is engaged in a business permitted by Subsection 8.9 and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Borrower or another Restricted Subsidiary; or (d) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Indebtedness”: as defined in the Intercreditor Agreement.

“Additional Lender”: as defined in Subsection 2.6(a).

“Adjusted LIBOR Rate”: with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Subsection 10.9.

“Affected BA Rate”: as defined in Subsection 4.7.

“Affected Eurodollar Rate”: as defined in Subsection 4.7.

“Affected Loans”: as defined in Subsection 4.9.

“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Administrative Agent, the Collateral Agent and the Co-Collateral Agent and “Agent” shall mean any of them.

“Agent Advance”: as defined in Subsection 2.1(c).

“Agent Advance Period”: as defined in Subsection 2.1(c).

“Aggregate Lender Exposure”: the sum of the Dollar Equivalent of (a) the aggregate principal amount of all Revolving Credit Loans then outstanding, (b) the aggregate amount of all L/C Obligations at such time and (c) the aggregate amount of all Swingline Exposure at such time.

“Aggregate Outstanding Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Revolving Credit Lender then outstanding (including in the case of Revolving Credit Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof), (b) the aggregate amount equal to such Revolving Credit Lender’s Commitment Percentage of the L/C Obligations then outstanding and (c) the aggregate amount equal to such Revolving Credit Lender’s Commitment Percentage, if any, of the Swingline Loans then outstanding.

“Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified, from time to time.

“Alternate Base Rate”: for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Applicable Commitment Fee Rate”: with respect to commitment fees payable hereunder:

Utilized Commitment	Applicable Commitment Fee Rate
Less than or equal to 50%	~~0.50~~0.375%

Greater than 50%	~~0.375~~0.250%

“Applicable Margin”: shall mean a rate per annum equal to the rate set forth below for the applicable type of Loan and opposite the applicable aggregate Available Loan Commitments expressed as a percentage of Availability:

Aggregate Available Loan Commitments	Eurodollar Loans	ABR Loans	BA Equivalent Loans	Canadian Prime Rate Loans

Level I:	~~2.75~~2.00%	~~1.75~~1.00%	~~2.75~~2.00%	~~1.75~~1.00%
Less than or equal to 33%

Level II:	~~2.50~~1.75%	~~1.50~~0.75%	~~2.50~~1.75%	~~1.50~~0.75%
Greater than 33% but less than or equal to 66%

Level III:	~~2.25~~1.50%	~~1.25~~0.50%	~~2.25~~1.50%	~~1.25~~0.50%
Greater than 66%

Each change in the Applicable Margin resulting from a change in the aggregate Available Loan Commitments shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent and the Co-Collateral Agent of the Borrowing Base Certificate required by Subsection 7.2(f) indicating such change until the date immediately preceding the next date of delivery of such Borrowing Base Certificate indicating another such change. Notwithstanding the foregoing, the aggregate Available Loan Commitments (i) shall be deemed to be in Level II from the Closing Date to the date of delivery to the Administrative Agent and the Co-Collateral Agent of the Borrowing Base Certificate required by Subsection 7.2(f) for the Fiscal Period ended at least six (6) months after the Closing Date and (ii) shall be deemed to be in Level I at any time (after expiration of the applicable cure period) during which the Parent Borrower has failed to deliver the Borrowing Base Certificate required by Subsection 7.2(f).

In addition, at all times while an Event of Default known to the Parent Borrower shall have occurred and be continuing, the Applicable Margin shall not decrease from that previously in effect as a result of the delivery of such Borrowing Base Certificate.

“Approved Fund”: as defined in Subsection 11.6(b).

“Asset Sale”: any sale, issuance, conveyance, transfer, lease or other disposition, (a “Disposition”), by the Parent Borrower or any other Loan Party in one or a series of related transactions, of any real or personal, tangible or intangible, property (including Capital Stock) of the Parent Borrower or any of its Restricted Subsidiaries, other than:

(a) the sale or other Disposition of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) the sale or other Disposition of any property (including Inventory) in the ordinary course of business;

(c) the sale or discount without recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof; provided that, in the case of any Foreign Subsidiary of the Parent Borrower, any such sale or discount may be with recourse if such sale or discount is consistent with customary practice in such Foreign Subsidiary’s country of business;

(d) as permitted by Subsection 8.2(b) or 8.2(c) or pursuant to any Exempt Sale and Leaseback Transaction;

(e) subject to any applicable limitations set forth in Subsection 8.2, Dispositions of any assets or property by the Parent Borrower or any of its Restricted Subsidiaries to the Parent Borrower or any Wholly Owned Subsidiary of the Parent Borrower;

(f) the abandonment or other Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Parent Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Borrower and its Restricted Subsidiaries taken as a whole and (ii) licensing of Intellectual Property in the ordinary course of business;

(g) any Disposition by the Parent Borrower or any of its Restricted Subsidiaries, provided that the Net Cash Proceeds of each such Disposition do not exceed $5,000,000 and the aggregate Net Cash Proceeds of all Dispositions in any fiscal year made pursuant to this clause (g) do not exceed $10,000,000; and

(h) any Disposition set forth on Schedule 1.1(b).

“Assignee”: as defined in Subsection 11.6(b)(i).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E hereto.

“Assumed Indebtedness”: Indebtedness of the Parent Borrower and its Restricted Subsidiaries outstanding on the Closing Date and disclosed on Schedule 1.1(c).

“Atkore Investment”: as defined in the Recitals hereto.

“Atkore Investment Documents”: collectively, the documents and agreements referred to in Schedule 1.1(a) hereto.

“Auto-Renewal L/C”: as defined in Subsection 3.1(c).

“Availability”: the lesser of (x) the total Commitments as in effect and such time and (y) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered).

“Availability Reserves”: without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves, subject to Subsection 2.1(b), as the Administrative Agent in its Permitted Discretion, determines as being appropriate to reflect any impairment to the value of, or the enforceability or priority of the Lien on, the Collateral consisting of Eligible Accounts or Eligible Inventory included in the Borrowing Base (including claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral).

“Available Accordion Amount”: at any time, the excess, if any, of (a) the sum of $100,000,000 over (b) the sum of the aggregate principal amount of all Accordion Term Loans made plus all Accordion Revolving Commitments established prior to such date pursuant to Subsection 2.6.

“Available Excluded Contribution Amount Basket”: as of any date, the excess, if any, of the Net Proceeds from Excluded Contributions received by the Parent Borrower as of such date over (b) the Net Proceeds from Excluded Contributions as of such date designated or applied prior to such date, or on such date in a separate designation or application, to an Investment made pursuant to Subsection 8.12, a Permitted Acquisition made pursuant to Subsection 8.4, a Restricted Payment made pursuant to Subsection 8.3 or any payments, prepayments, repurchases or redemptions of Restricted Indebtedness made pursuant to Subsection 8.6(a).

“Available Loan Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) the lesser of (i) the amount of such Lender’s Commitment at such time and (ii) the amount equal to such Lender’s Commitment Percentage of the Borrowing Base over (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender (including in the case of Revolving Credit Loans made by such Lender in any Designated Foreign Currency, the Dollar Equivalent of the aggregate unpaid principal amount thereof), (ii) the amount equal to such Lender’s Commitment Percentage of the aggregate unpaid principal amount at such time of all Swingline Loans and (iii) the amount equal to such Lender’s Commitment Percentage of the outstanding L/C Obligations at such time. For purposes of the definition of “Payment Condition”, the aggregate Available Loan Commitments shall be calculated on a pro forma basis to include the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit in connection with the proposed transaction.

“BA Equivalent Loan”: any Loan in Canadian Dollars bearing interest at a rate determined by reference to the BA Rate in accordance with the provisions of Section 2.

“BA Rate”: on any day, (x) for any Lender that is a Schedule I bank, the annual rate of interest which is the arithmetic average of the rates for the relevant Interest Period applicable to bankers’ acceptances issued by Schedule I banks identified as such on the Reuters Screen CDOR

Page at approximately 10:00 a.m. (Toronto time) on such day and (y) for any Lender that is not a Schedule I bank, the sum of (I) the BA Rate for Lenders that are Schedule I banks determined in accordance with clause (x) above and (II) ten (10) basis points per annum. If such average rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the BA Rate for such Interest Period on any day shall instead be calculated based on the arithmetic average of the discount rates applicable to bankers’ acceptances for such Interest Period of, and as quoted by, any two of the Schedule I banks, chosen by the Administrative Agent, as of 10:00 a.m. (Toronto time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day. If only one Schedule I bank quotes the aforementioned rate on such day, then the BA Rate for such Interest Period on any day shall instead be calculated based on the rate for such Interest Period quoted by such Schedule I bank. If no Schedule I bank quotes the aforementioned rate on such day, then the BA Rate for such Interest Period on any day shall instead be calculated based on the rate for such Interest Period chosen by the Administrative Agent.

“Base Rate”: for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Benefited Lender”: as defined in Subsection 11.7(a).

“Blocked Accounts”: as defined in Subsection 4.16(b).

“Blocked Account Agreement”: as defined in Subsection 4.16(b).

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors.

“Borrower Representative” means the Parent Borrower in its capacity as Borrower Representative pursuant to the provisions of Subsection 10.13.

“Borrowers”: as defined in the Preamble hereto.

“Borrowing”: the borrowing of one Type of Loan of a single Tranche by the Borrowers (on a joint and several basis), from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans and BA Equivalent Loans the same Interest Period.

“Borrowing Base”: as of any date of determination, the result of:

(a) 85% of the amount of Eligible Accounts of the Borrowers and the Subsidiary Guarantors, plus

(b) the lesser of

(i) 80% times the Eligible Inventory of the Borrowers and the Subsidiary Guarantors, valued at the lower of cost, calculated on a first-in, first-out basis, and fair market value, and

(ii) 85% times the Net Orderly Liquidation Value of Eligible Inventory of the Borrowers and the Subsidiary Guarantors, minus

(c) the amount of all Availability Reserves, minus

(d) the outstanding principal amount of any Accordion Term Loans.

“Borrowing Base Certificate”: as defined in Subsection 7.2(f).

“Borrowing Date”: any Business Day specified in a notice pursuant to Subsections 2.2, 2.4, or 3.2 as a date on which the Borrower Representative requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.

“Business”: (a) the design, manufacture and distribution of electrical conduit, armored electrical cable and metal structural building framing and cable management systems, (b) the design, manufacture, fabrication and distribution of steel tube, plate and pipe products, and (c) the provision of conceptual design, engineering and installation services regarding strut related applications, in each case other than to the extent conducted by Tyco and its Subsidiaries under the brand names set forth in Schedule 12.1(A) to the Investment Agreement; provided that the term “Business” shall not include the activities of Tyco and its Subsidiaries, including Tyco’s Fire Protection Products and Fire Protection Services businesses, in each case, in their capacity as an assembler, reseller, installer or distributor of any of the foregoing products or services.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York (or with respect only to Letters of Credit issued by an Issuing Lender not located in the City of New York, the location of such Issuing Lender) are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, “Business Day” shall mean, in the case of any Eurodollar Loan in Dollars, any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York and, in the case of any Eurodollar Loan in any Designated Foreign Currency, a day on which dealings in such Designated Foreign Currency between banks may be carried on in London, England, New York, New York and the principal financial center of such Designated Foreign Currency as set forth on Schedule B.

“Canadian Dollars” or “Cdn$”: the lawful currency of Canada, as in effect from time to time.

“Canadian Prime Rate”: the greater of (a) a rate per annum that is equal to the corporate base rate of interest established from time to time by such Schedule I Bank selected by the Administrative Agent from time to time as its “prime” reference rate then in effect on such day for Canadian Dollar-denominated commercial loans made by it in Canada (it is understood and agreed that such corporate base rate is not necessarily the lowest rate charged by any such bank selected by the Administrative Agent to its customers), and (b) the annual rate of interest equal to the sum of (i) the one month BA Rate in effect on such day, plus (ii) 0.75%.

“Capital Expenditures”: with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Restricted Subsidiaries during such period (exclusive of expenditures made (i) for Permitted Investments and (ii) for acquisitions permitted by Subsection 8.4) which, in accordance with GAAP, are or should be included in “capital expenditures”.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents”: (a) securities issued or fully guaranteed or insured by the United States government or Canadian government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any Lender or affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (c) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the United States Securities and Exchange Commission under the Investment Company Act, and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Parent Borrower, in each case provided in clauses (a), (b), (c) and (e) above only, maturing within twelve months after the date of acquisition.

“Cash Limit”: as of any date of determination, the amount of cash and Cash Equivalents held by the Parent Borrower and its Restricted Subsidiaries (whether or not such cash is held in a DDA over which the Administrative Agent has “control”) as at such date up to a maximum amount not to exceed $25,000,000.

“Cash Management Arrangements”: any agreement or arrangement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“CD&R”: as defined in the Recitals hereto.

“CD&R Fund VIII”: as defined in the Recitals hereto.

“CD&R Investors”: collectively, (i) Investor, (ii) CD&R Fund VIII, and any successor in interest thereto, (iii) CD&R Friends & Family Fund VIII, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, (iv) CD&R and (v) any Affiliate of any CD&R Investor.

“Change in Law”: as defined in Subsection 4.11(a).

“Change of Control”: (i) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) so long as Holdings is a Subsidiary of any Parent Entity, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if Holdings is not a Subsidiary of any Parent Entity, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of Holdings and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as Holdings is a Subsidiary of any Parent Entity, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) if Holdings is not a Subsidiary of any Parent Entity, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of Holdings or (ii) the Continuing Directors shall cease to constitute a majority of the members of the Board of Directors of Holdings; (c) Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Parent Borrower (or any successor to the Parent Borrower permitted pursuant to Subsection 8.2); or (d) a “Change of Control” as defined in the Senior Secured Notes Indenture; as used in this paragraph “Voting Stock” shall mean shares of Capital Stock entitled to vote generally in the election of directors. Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control.

“Chief Executive Office”: with respect to any Person, the location from which such Person manages the main part of its business operations or other affairs.

“Closing Date”: the date on which all the conditions precedent set forth in Subsection 6.1 shall be satisfied or waived.

“Co-Collateral Agent”: as defined in the Preamble hereto.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the Preamble hereto.

“Commercial L/C”: as defined in Subsection 3.1(b).

“Committed Lenders”: UBS Loan Finance LLC, Deutsche Bank AG New York Branch, Credit Suisse AG, Cayman Islands Branch, Deutsche Bank AG Cayman Islands Branch, UBS Securities LLC.

“Commitment”: as to any Lender, the commitment, if any, of such Lender to make Extensions of Credit to the Borrowers in the amount set forth opposite its name on Schedule A hereto or as may subsequently be set forth in the Register from time to time. The ~~original~~ amount of the aggregate Commitments of the Lenders ~~is $250,000,000~~as of the Second Amendment Effective Date is $300,000,000.

“Commitment Letter”: the Commitment Letter (including the annexes and exhibits thereto) dated as of November 9, 2010, among the Committed Lenders and the Investor.

“Commitment Percentage”: of any Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the aggregate Commitments at such time; provided that for purposes of Subsection 4.15(d) and (e), “Commitment Percentage” shall mean the percentage of the total Commitments (disregarding the Commitment of any Defaulting Lender to the extent its Swingline Exposure or L/C Obligations is reallocated to the Non-Defaulting Lenders) represented by such Lender’s Commitment; provided, further that if any such determination is to be made after the Commitments (and the related Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Commitment Period”: the period from and including the Closing Date to but not including the Termination Date, or such earlier date as the Commitments shall terminate as provided herein.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute thereto.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Compliance Certificate”: as defined in Subsection 7.2(b).

“Concentration Account”: as defined in Subsection 4.16(c).

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower Representative on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including without limitation Subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to any Borrower.

“Confidential Information Memorandum”: that certain Confidential Information Memorandum dated December 2010 and furnished to the Lenders.

“Consolidated Fixed Charge Coverage Ratio”: (a) as of the last day of any period, the ratio of (a) (i) EBITDA for such period minus (ii) the unfinanced portion of all Capital Expenditures (excluding any Capital Expenditure made in an amount equal to all or part of the proceeds, applied within twelve months of receipt thereof, of (x) any casualty insurance, condemnation or eminent domain or (y) any sale of assets (other than Inventory)) of the Parent Borrower and its consolidated Restricted Subsidiaries during such period, to (b) the sum, without duplication, of (i) Debt Service Charges payable in cash by the Parent Borrower and its consolidated Restricted Subsidiaries during such period plus (ii) federal, state and foreign income taxes paid in cash by the Parent Borrower and its consolidated Restricted Subsidiaries (net of refunds received) for the period of four full fiscal quarters ending on such date plus (iii) cash paid by the Parent Borrower during the relevant period pursuant to any of clauses (e) and (h) of Subsection 8.3; provided that upon the date on which any Liquidity Event first occurs and while the same shall be continuing, the Consolidated Fixed Charge Coverage Ratio shall be calculated as of the end of the most recently completed fiscal quarter of the Parent Borrower ended on or after March 25, 2011, for which financial statements shall have been required to be delivered under Subsection 7.1(a) or (b).

“Consolidated Interest Expense”: for any period, an amount equal to (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write off of financing costs) on Indebtedness of the Parent Borrower and its consolidated Restricted Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Parent Borrower and its consolidated Restricted Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio for any period of four fiscal quarters ending on or prior to September 30, 2011, Consolidated Interest Expense for such period of four fiscal quarters shall be deemed to be (i) in the case of the period ended at the end of the fiscal quarter ended March 25, 2011, Consolidated Interest Expense for the period of one fiscal quarter ended at the end of such fiscal quarter multiplied by 4, (ii) in the case of the period ended at the end of the fiscal quarter ended June 24, 2011, Consolidated Interest Expense for the period of two fiscal quarters ended at the end of such fiscal quarter multiplied by 2 and (iii) in the case of the period ended at the end of the fiscal quarter ended September 30, 2011, Consolidated Interest Expense for the period of three fiscal quarters ended at the end of such fiscal quarter multiplied by 4/3.

“Consolidated Net Income”: for any period, net income of the Parent Borrower and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets”: as of any date of determination, the total assets in each case reflected on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Parent Borrower for which financial statements have been or are required to have been delivered pursuant to Subsection 7.1(a) or 7.1(b), determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Continuing Directors”: the directors of Holdings on the Closing Date, after giving effect to the Transactions and the other transactions contemplated thereby, and each other director if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Holders.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Agreement Refinancing Indebtedness”: any secured Indebtedness incurred or otherwise obtained by the Borrowers under and in accordance with the terms of this Agreement in the form of revolving commitments or term loans in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Accordion Term Loans, outstanding Revolving Credit Loans or Commitments hereunder (including any successive Credit Agreement Refinancing Indebtedness obtained pursuant to a prior Refinancing Amendment) (“Refinanced Debt”); provided that:

(a) the Borrowers shall make an offer to all Lenders of the Tranche proposed to be extended, renewed, replaced or refinanced to use the proceeds of and commitments in respect of any such Indebtedness to refinance all Obligations of such Refinanced Debt under such Tranche on a pro rata basis;

(b) such Refinanced Debt shall be repaid and the commitments with respect thereto terminated and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; provided that to the extent that such Refinanced Debt consists, in whole or in part, of Commitments or Other Revolving Credit Commitments (or Revolving Credit Loans, Other Revolving Credit Loans or Swingline Loans incurred pursuant to any Commitments or Other Revolving Credit Commitments), such Commitments or Other Revolving Credit Commitments, as applicable, shall be terminated, the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied to the prepayment of outstanding Term Loans, outstanding Revolving Loans, or reduction of Revolving Commitments being so refinanced on a pro rata basis within each Tranche being refinanced and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained;

(c) such Indebtedness (including, if such Indebtedness includes any Other Revolving Commitments, the unused portion of such Other Revolving Credit Commitments) shall:

(i) be governed by the terms of this Agreement (as amended by any Refinancing Amendment) and the Security Documents and no other loan agreement, note purchase agreement or other similar agreement and the Lenders with respect to such Indebtedness shall execute an assumption agreement, reasonably satisfactory to the Administrative Agent, pursuant to which such Lenders agree to be bound by the terms of this Agreement as Lenders; provided that the terms and conditions of such Indebtedness (as amended by such Refinancing Amendment but excluding pricing and optional prepayment or redemption terms) shall be substantially identical to, or (taken as a whole) not more favorable to the investors providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Termination Date); provided further that the terms and conditions applicable to such Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the applicable Lenders and applicable only during periods after the Termination Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is incurred or obtained,

(ii) be in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Commitments or Other Revolving Credit Commitments, the amount thereof),

(iii) not mature or have scheduled amortization or payments of principal greater than the same under such Refinanced Debt and not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary prepayments with respect to lender exposure or outstandings exceeding commitments or the borrowing base and customary asset sale or change of control provisions), in each case prior to the Termination Date,

(iv) only be secured by assets consisting of Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and not be secured by any property or assets of Holdings, the Borrowers or any Restricted Subsidiary other than the Collateral; provided that such Obligations (including the Credit Agreement Refinancing Indebtedness) shall be secured by the Security Documents and the Lenders with respect to such Credit Agreement Refinancing Indebtedness shall have authorized the Collateral Agent to act as their Agent to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents,

(v) rank pari passu in right of payment and of security with the Obligations hereunder (including being entitled to the benefits of the same place in the waterfall as the Refinanced Loans and Commitments) and at any time that a Default or an Event of Default exists, all prepayments of Other Term Loans and Other Revolving Loans (other than in respect of the Last-Out Tranche) shall be made on a pro rata basis,

(vi) be part of, and count against, the Borrowing Base on the same basis as the Refinanced Debt and

(vii) not refinance the commitments in respect of the Last-Out Tranche unless (1) the Loans comprising the Last-Out Tranche are the only Loans outstanding and (2) the Commitments for the Revolving Credit Facility (excluding the Last-Out Tranche) have been terminated.

“Cure Amount”: as defined in Subsection 9.3.

“Customary Permitted Liens”: (a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits;

(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e) encumbrances arising under leases or subleases of real property that do not, in the aggregate over all such encumbrances, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

(g) pledges or deposits securing (i) the performance of bids, tenders, leases or contracts (other than for the repayment of borrowed money) or leases to which such Person is a party as lessee made in the ordinary course of business, (ii) indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money), (iii) public or statutory obligations or surety, custom or appeal bonds or (iv) indemnity, performance or other similar bonds in the ordinary course of business;

(h) any attachment or judgment Lien unless the judgment it secures has not, within 30 days after entry of such judgment, been discharged or execution stayed pending appeal, or has not been discharged within 30 days after the expiration of any such stay; and

(i) Liens on goods in favor of customs and revenue authorities arising as a matter of law to secure customs duties in connection with the importation of such goods.

“DDA Notification”: as defined in Subsection 4.16(b).

“DDAs”: any checking or other demand deposit account maintained by the Loan Parties (other than any such account if such account is, or all of the funds and other assets owned by a Loan Party held in such account are, excluded from the Collateral pursuant to any Security Document). All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the Security Documents and the Intercreditor Agreement.

“Debt Financing”: the debt financing transactions contemplated under (a) the Loan Documents and (b) the Senior Secured Notes Debt Documents, in each case including any Interest Rate Protection Agreements related thereto.

“Debt Service Charges”: for any period, the sum of (a) Consolidated Interest Expense plus (b)(i) scheduled principal payments ~~made or~~ required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of Indebtedness of the Parent Borrower and its consolidated Restricted Subsidiaries of the type permitted by Subsections 8.13(a), 8.13(c) and (to the extent relating to any renewal, extension, refinancing or refunding of the foregoing) 8.13(i)(ii) hereof and (ii) mandatory principal payments required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of all Indebtedness (including, without limitation, based on excess cash flow) of the Parent Borrower and its consolidated Restricted Subsidiaries required to be made to the extent the revenues realized from such mandatory prepayment event were included in Consolidated Net Income, in each case, including the full amount of any non-recourse Indebtedness (excluding, in each case, principal payments of the obligations hereunder, payments to reimburse any drawings under any commercial letters of credit, and any payments on Indebtedness required to be made on the final maturity date thereof, but including any obligations in respect of Financing Leases) for such period~~,~~ plus (c) scheduled mandatory payments on account of Disqualified Capital Stock of the Parent Borrower and its consolidated Restricted Subsidiaries (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined on a consolidated basis in accordance with GAAP.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of Subsection 9.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in Subsection 9.1, has been satisfied.

“Default Notice”: as defined in Subsection 9.1(e).

“Defaulting Lender”: any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deposit Account”: any deposit account (as such term is defined in Article 9 of the UCC).

“Designated Foreign Currencies”: Canadian Dollars.

“Designated Noncash Consideration”: the Fair Market Value of noncash consideration received by the Parent Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to a certificate signed by a Responsible Officer of the Parent Borrower, setting forth the basis of such valuation.

“Disinterested Director”: as defined in Subsection 8.11.

“Disposition”: as defined in the definition of the term “Asset Sale” in this Subsection 1.1.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) is mandatorily redeemable in whole or in part prior to the Termination Date, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any Capital Stock referred to in (a) above prior to the Termination Date, or (c) contains any mandatory repurchase obligation which comes into effect prior to the Termination Date, provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale shall not constitute Disqualified Capital Stock.

“Disqualified Lender”: (i) any competitor of the Parent Borrower and its Restricted Subsidiaries that is in the same or a similar line of business as the Parent Borrower and its Restricted Subsidiaries or any controlled affiliate of such competitor designated in writing by the Borrower Representative or CD&R or Tyco to the Administrative Agent from time to time and (ii) any Affiliate of any Lender that is engaged as principal primarily in private equity, venture capital or mezzanine financing.

“Dollar Equivalent”: at the time of determination thereof (a) with respect to Dollars, the amount in Dollars, and (b) with respect to the principal amount of any Loan made or outstanding or Letter of Credit denominated, in any Designated Foreign Currency, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Parent Borrower which is not a Foreign Subsidiary.

“Dominion Event”: the determination by the Administrative Agent that the ~~Available Loan Commitments~~Specified Availability on any day are less than the greater of (x) $~~34,350,000~~27,500,000 and (y) ~~15~~12.5% of Availability at such time; provided that the Administrative Agent has notified the Borrower Representative thereof; and provided, further, that if the occurrence of a Dominion Event shall be due solely to a fluctuation in currency exchange rates occurring within the two Business Day period immediately preceding such occurrence, and one or more of the Borrowers, within two Business Days following receipt of such notice from the Administrative Agent, repays Loans in an amount such that the ~~Available Loan Commitments~~Specified Availability following such payment exceeds the greater of (x) $~~34,350,000~~27,500,000 and (y) ~~15~~12.5% of Availability at such time, a Dominion Event shall be deemed not to have occurred. The occurrence of a Dominion Event shall be deemed continuing notwithstanding that ~~Available Loan Commitments~~Specified Availability may thereafter exceed the amount set forth in the preceding sentence unless and until for 30 consecutive days the ~~Available Loan Commitments~~Specified Availability exceed the greater of (x) $~~34,350,000~~27,500,000 and (y) ~~15~~12.5% of Availability at such time, in which event a Dominion Event shall no longer be deemed to be continuing; provided that a Dominion Event may not be cured as contemplated by this sentence more than three times in any four fiscal quarter period.

“EBITDA”: for any period, the sum of (a) Consolidated Net Income for such period adjusted (i) to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income: (A) Consolidated Interest Expense, (B) any non-cash expenses and charges, (C) total income tax expense, (D) depreciation expense, (E) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with SFAS Nos. 141 and 142), (F) non-cash provisions for reserves for discontinued operations, (G) any extraordinary, unusual or non-recurring gains or losses or charges or credits, including but not limited to any expenses relating to the Transactions and any non-recurring or extraordinary items paid or accrued during such period relating to deferred compensation owed to any Management Investor that was cancelled, waived or exchanged in connection with the grant to such Management Investor of the right to receive or acquire shares of common stock of Holdings or any Parent Entity;, (H) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business, (I) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions actually paid to the Parent Borrower or any of its Restricted Subsidiaries by the entity accounted for by the equity method of accounting), (J) the amount of any non-cash loss or gain attributable to non-controlling interests, (K) the cumulative effect of a change in accounting principles, (L) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, (M) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary, and (N) fees paid to CD&R, Tyco, or any of their respective Affiliates for the rendering of management consulting or financial advisory services for compensation not to exceed in the aggregate $7,500,000 in any fiscal year and (ii) by reducing EBITDA (as otherwise determined above) by the amount of all dividends paid by the Parent Borrower during the relevant period pursuant to any of clauses (a) and (b) of Subsection 8.3 (in each case, unless and to the extent (x) the amount paid with such dividends by Holdings or any Parent Entity would not, if the respective expense or other item had been incurred directly by the Parent Borrower, have reduced EBITDA determined in accordance with the foregoing provisions of this definition or (y) such dividend is paid by the Parent Borrower in respect of an expense or other item that has resulted in, or will result in, a reduction of EBITDA, as calculated pursuant to clause (a) above) plus (b) the amount of net cost savings projected by the Parent Borrower in good faith to be realized as the result of actions taken or to be taken on or prior to the date that is 12 months after the Closing Date, or 12 months after the consummation of any operational change, respectively, and prior to or during such period (calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period) (including cost savings projected to be realized as a result of the operation of the Business on a stand-alone basis), net of the amount of actual benefits realized during such period from such actions, in an aggregate amount not to exceed $10,000,000 in any period of four fiscal quarters plus (c) only with respect to determining compliance with Subsection 8.1 hereof, any Specified Equity Contribution.

“Eligible Accounts”: those Accounts created by each of the Borrowers and the Subsidiary Guarantors in the ordinary course of its business, arising out of its sale, lease or rental of goods or rendition of services, that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date (other than Accounts with 60 to 90 day payment terms, except if such Accounts are more than 30 days overdue),

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of the total amount of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Without duplication, the amount of any credit balances greater than 90 days past their invoice date with respect to any Account,

(d) Accounts with respect to which the Account Debtor is (i) an Affiliate of any Loan Party or (ii) an employee or agent of any Loan Party or any Affiliate of such Loan Party; provided that (i) Accounts of a portfolio company of any of the CD&R Investors or their respective Affiliates or an employee or agent thereof shall not be excluded by virtue of this clause (d) and (ii) accounts of Tyco or an employee or agent thereof shall not be excluded by virtue of this clause (d) if the Parent Borrower delivers to the Administrative Agent a “no off-set” letter with respect to such Accounts in form and substance reasonably satisfactory to the Administrative Agent; provided that if a “no off-set” letter has not been delivered, the net amount of such Accounts up to a maximum $5,000,000 shall not be excluded by virtue of this clause (d) with the net amount of such Accounts equal to the face value of such Accounts minus any amounts due to Tyco owed by any Loan Party,

(e) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional (other than, for the avoidance of doubt, a rental or lease basis),

(f) Accounts that are not payable in Dollars or Canadian Dollars,

(g) Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless: (i) the Account Debtor (A) is a natural person with a billing address in the United States or Canada, (B) maintains its Chief Executive Office in the United States or Canada, or (C) is organized under the laws of the United States, Canada or any state, territory, province or subdivision thereof; or (ii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion,

(h) Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States and Canada, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion,

(i) Accounts with respect to which the Account Debtor is (i) the federal government of Canada or any department, agency or instrumentality of Canada or (ii) the federal government of the United States or any department, agency or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower or Subsidiary Guarantor has complied, to the reasonable satisfaction of the Administrative Agent, in the case of clause (i) with the Financial Administration Act (Canada), and, in the case of clause (ii), the Assignment of Claims Act of 1940 (31 USC Section 3727)),

(j) Accounts with respect to which the Account Debtor is a creditor of any Borrower or Subsidiary Guarantor, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute, (ii) Accounts which are subject to a rebate that has been earned but not taken or a chargeback, to the extent of such rebate or chargeback, and (iii) Accounts that comprise service charges or finance charges,

(k) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers or Subsidiary Guarantors exceed 10% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(l) Accounts with respect to which the Account Debtor is insolvent, is subject to a proceeding related thereto, has gone out of business, or as to which a Borrower or Subsidiary Guarantor has received notice of an imminent proceeding related to such Account Debtor being or alleged to be insolvent or which proceeding is reasonably likely to result in a material impairment of the financial condition of such Account Debtor,

(m) Accounts, the collection of which the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition, upon notice thereof to the Borrower Representative,

(n) Accounts that are not subject to a valid and perfected first priority Lien in favor of the Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets, be deemed to be Eligible Accounts hereunder)),

(o) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(p) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower or Subsidiary Guarantor of the subject contract for goods or services, or

(q) Accounts owned by any Immaterial Guarantor that is subject to any case, action or proceeding of the type that would constitute an Event of Default under Subsection 9.1(f) hereof if such Guarantor were a Material Guarantor.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than 10 Business Days’ prior notice to the Parent Borrower, change the criteria for Eligible Accounts as reflected on the Borrowing Base Certificate based on either: (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent had no knowledge thereof on or prior to the Closing Date, in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, Eligible Accounts in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion. Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change. Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Borrower may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. Any Accounts of the Borrowers and the Subsidiary Guarantors that are not Eligible Accounts shall nevertheless be part of the Collateral as and to the extent provided in the Security Documents.

“Eligible Inventory” means all Inventory of the Borrowers and the Subsidiary Guarantors, except for any Inventory:

(a) that is damaged or unfit for sale;

(b) that is not of a type held for sale by any of the Borrowers or any Subsidiary Guarantor in the ordinary course of business as is being conducted by each such party;

(c) that is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Inventory hereunder));

(d) that is not owned by any of the Borrowers or any Subsidiary Guarantor;

(e) that is located on premises leased by any of the Borrowers or any applicable Subsidiary Guarantor, or stored with a bailee, warehouseman, processor or similar Person, unless

(i) the Administrative Agent has given its prior consent thereto, (ii) a Lien waiver and collateral access agreement, in form and substance reasonably satisfactory to the Administrative Agent has been delivered to the Administrative Agent or (iii) Availability Reserves for rent with respect to such premises or storage reasonably satisfactory to the Administrative Agent in its Permitted Discretion, but in no event to exceed the aggregate of three months’ rent with respect to each such location, have been established with respect thereto; provided that the requirement for Availability Reserves set forth in this clause (e)(iii) shall be waived for the first 90 days following the Closing Date and Inventory located on premises leased by any of the Borrowers or any applicable Subsidiary Guarantor, or stored with a bailee, warehouseman, processor or similar Person shall not be excluded from the definition of Eligible Inventory by virtue of this clause (e) during such period;

(f) that is placed on consignment; provided that Inventory placed on consignment by a Borrower or Subsidiary Guarantor up to a maximum aggregate amount of $1,000,000 shall not be excluded by virtue of this clause (f) to the extent that (i) such Borrower or Subsidiary Guarantor has a perfected purchase money security interest in such consigned Inventory and such security interest is assigned to the Collateral Agent and (ii) such consigned Inventory is segregated at the consignee’s location; provided further that the condition set forth in clause (i) of the preceding proviso shall not be required to be satisfied with respect to inventory not in excess of $500,000 in the aggregate;

(g) that consists of display items, samples or packing or shipping materials, packaging, manufacturing supplies or replacement or spare parts not considered for sale in the ordinary course of business;

(h) that consists of goods which have been returned by the buyer, other than goods that are undamaged or that are resaleable in the normal course of business;

(i) that does not comply in all material respects with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents;

(j) that consists of Materials of Environmental Concern that can be transported or sold only with licenses that are not readily available;

(k) that is covered by negotiable document of title, unless such document has been delivered to the Administrative Agent;

(l) that is bill and hold Inventory;

(m) that is located outside the United States of America or Canada; and

(n) that is owned by any Immaterial Guarantor that is subject to any case, action or proceeding of the type that would constitute an Event of Default under Subsection 9.1(f) hereof if such Guarantor were a Material Guarantor.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than 10 Business Days’ prior notice to the Parent Borrower, change the criteria for Eligible Inventory as reflected on the Borrowing Base Certificate based on either: (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent had no knowledge thereof on or prior to the Closing Date, in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, Eligible Inventory in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion. Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change. Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Borrower may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. Any Inventory of the Borrowers and the Subsidiary Guarantors that is not Eligible Inventory shall nevertheless be part of the Collateral as and to the extent provided in the Security Documents.

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all U.S. or foreign federal, state, provincial, territorial, foreign, local or municipal laws, rules, orders, enforceable guidelines and orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equity Financing”: as defined in the Recitals hereto.

“Equity Investors”: as defined in the Recitals hereto.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Adjusted LIBOR Rate.

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Accounts”: (a) deposit accounts the balance of which consists exclusively of and used exclusively for (i) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Parent Borrower to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of any of the Loan Parties and (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties and (b) deposit accounts constituting (and the balance of which consists solely of funds set aside to be used in connection with) taxes accounts and payroll accounts.

“Excluded Assets”: as defined in the Guarantee and Collateral Agreement.

“Excluded Contribution”: (a) Net Proceeds received by the Parent Borrower of capital contributions to the Parent Borrower after the Closing Date or (b) Net Proceeds from the issuance or sale (other than to a Subsidiary) of Capital Stock by the Parent Borrower, in each case to the extent designated as an “Excluded Contribution” in a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent; provided, however, that Net Proceeds received by the Parent Borrower in connection with any contributions of non-cash property or assets shall only be included so long as such non-cash property or assets were acquired by the Parent Entity of the Parent Borrower in an arms-length transaction within 6 months prior to such contribution.

“Excluded Properties”: the collective reference to the fee and leasehold interest in real properties owned by the Parent Borrower or any of its Restricted Subsidiaries not described in Part I of Schedule 5.8.

“Excluded Subsidiary”: at any date of determination, any Subsidiary of the Parent Borrower designated as such in writing by Borrower Representative to the Administrative Agent that:

(a) (i) (x) contributed 2.5% or less of EBITDA for the period of four fiscal quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Subsection 7.1(a) or 7.1(b) prior to the date of determination, and (y) had consolidated assets representing 2.5% or less of Consolidated Total Assets; and

(ii) together with all other Excluded Subsidiaries designated pursuant to the preceding clause (i) (x) contributed 5.0% or less of EBITDA for the period of four fiscal quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Subsection 7.1(a) or 7.1(b) prior to the date of determination, and (y) had consolidated assets representing 5.0% or less of Consolidated Total Assets;

(b) is prohibited by Requirement of Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing the Obligations or if Guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received;

(c) with respect to which the Parent Borrower and the Administrative Agent reasonably agree the burden or cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

(d) with respect to which the provision of such Guarantee of the Obligations would result in material adverse tax consequences to the Parent Borrower or one of its Subsidiaries (as reasonably determined by the Parent Borrower);

(e) is a Subsidiary of a Foreign Subsidiary;

(f) is an Unrestricted Subsidiary; or

(g) is a special purpose entity.

“Excluded Swap Obligation”: with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes”: (a) any Taxes measured by or imposed upon the overall net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed: (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes, and (b) any U.S. withholding tax imposed by FATCA.

“Exempt Sale and Leaseback Transaction”: any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 90 days of the acquisition of such property by the Parent Borrower or any of its Restricted Subsidiaries or (b) that involves property with a book value of $10,000,000 or less, and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons.

“Existing Financing Leases”: Financing Leases of the Parent Borrower and its Restricted Subsidiaries existing on the Closing Date or permitted to be incurred under the Investment Agreement and disclosed on Schedule 1.1(d).

“Existing Indebtedness”: (a) a $240,000,000 note payable due to Tyco International Finance Group GmbH, a Swiss Gesellschaft mit beschränkter Haftung (“TIFG”) owing by Allied Tube & Conduit Corporation, a Delaware corporation, and (b) a $160,000,000 note payable due to TIFG owing by Tyco International (NV) Inc., a Nevada corporation.

“Extended Revolving Commitment”: as defined in Subsection 2.8(a).

“Extended Term Loans”: as defined in Subsection 2.8(a).

“Extending Revolving Credit Lender”: as defined in Subsection 2.8(a).

“Extending Lenders”: as defined in Subsection 2.8(a).

“Extending Term Lenders”: as defined in Subsection 2.8(a).

“Extension”: as defined in Subsection 2.8(a).

“Extension Offer”: as defined in Subsection 2.8(a).

“Extension of Credit”: as to any Lender, the making of a Loan, or, in the case of Subsection 2.4(d), participation in a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Facility”: each of (a) the Commitments and the Extensions of Credit made thereunder and (b) any other committed facility hereunder and the Extensions of Credit made thereunder.

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination shall be conclusive.

“FATCA”: Sections 1471 through 1474 of the Code (and any amended or successor version that is substantially comparable), and any regulations or other administrative authority promulgated thereunder.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: the fee letter agreement, dated as of November 9, 2010, among UBS Loan Finance LLC, UBS Securities LLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Credit Suisse AG, Credit Suisse Securities (USA) LLC and CD&R Allied Holdings, L.P.

“Financial Covenant Debt”: with respect to any Person, without duplication, Indebtedness of the type specified in clauses (a) through (f) of the definition of “Indebtedness” plus, without duplication, any Guaranty Obligations in respect thereof; provided, however, that Indebtedness of the type specified in clause (d) of the definition thereof shall only be included on the date Indebtedness of such Person is being determined to the extent such Indebtedness identified in such clause constitutes a non-contingent reimbursement obligation owing at such time and clause (e) of the definition thereof shall not include payments required upon any early termination on the date Indebtedness of such Person is being determined if no such early termination has occurred.

“Financing Documentation”: the Loan Documents and the Senior Secured Notes Debt Documents, in each case including any Interest Rate Protection Agreements related thereto.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee; provided that if at any time an operating lease of such lessee is required to be recharacterized as a Financing Lease after the date hereof as a result of a change in GAAP, then for purposes hereof such lease shall not be deemed a Financing Lease. The stated maturity of any Indebtedness under a Financing Lease shall be the scheduled date under the terms thereof of the last payment of rent or any other amount due under such Financing Lease.

“Financing Lease Obligations”: obligations under any Financing Lease.

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“first priority”: with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Customary Permitted Liens).

“Fiscal Period”: means each fiscal month of the Parent Borrower and its Restricted Subsidiaries as described on Schedule 1.1(g).

“Fiscal Year”: any period of 52 or 53 weeks ending September 30 of any calendar year or on the immediately preceding Friday thereto.

“Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Restricted Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent Borrower or any of its Restricted Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”: any Subsidiary of the Parent Borrower which is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”: any Restricted Subsidiary of the Parent Borrower, so long as such Restricted Subsidiary has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Restricted Subsidiaries thereof), and intellectual property relating to such Foreign Subsidiaries (or Restricted Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness or Restricted Subsidiaries.

“GAAP”: with respect to the covenants contained in Subsection 8.1 and all defined terms relating thereto, generally accepted accounting principles in the United States of America in effect on the Closing Date, and, for all other purposes under this Agreement, generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles”: “general intangibles” (as such term is defined in Article 9 of the UCC), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit B hereto, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower Representative in good faith.

“Guarantors”: the collective reference to Holdings and each Domestic Subsidiary of the Parent Borrower that is a Wholly Owned Subsidiary (other than any Borrower or any Excluded Subsidiary) that is from time to time party to the Guarantee and Collateral Agreement; individually, a “Guarantor”.

“Hedging Arrangement”: as defined in Subsection 8.10.

“Holdings”: Atkore International Holdings Inc., a Delaware corporation, and any successor in interest thereto.

“Increased Monitoring Threshold”: as defined in Subsection 7.6(b).

“Immaterial Guarantor”: (a) any Subsidiary Guarantor that (x) contributed not in excess of 2.5% of EBITDA for the period of four fiscal quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Subsection 7.1(a) or 7.1(b) prior to the date of determination, and (y) had consolidated assets representing not in excess of 2.5% of Consolidated Total Assets; and

(b) together with all other Subsidiary Guarantors pursuant to the preceding clause (a) (x) contributed 5.0% or less of EBITDA for the period of four fiscal quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Subsection 7.1(a) or 7.1(b) prior to the date of determination, and (y) had consolidated assets representing 5.0% or less of Consolidated Total Assets.

“Indebtedness”: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) for purposes of Subsection 9.1(e) only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) Guaranty Obligations of such Person in respect of any Indebtedness of the type described in the preceding clauses (a) through (f).

“Individual Lender Exposure”: of any Revolving Credit Lender, at any time, the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender and then outstanding, (b) the sum of such Lender’s Commitment Percentage in each then outstanding Letter of Credit multiplied by the sum of the Stated Amount of the respective Letters of Credit and any Unpaid Drawings relating thereto and (c) such Lender’s Commitment Percentage of the Swingline Loans then outstanding.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in Subsection 5.9.

“Intercreditor Agreement”: the Intercreditor Agreement dated as of the date hereof between the Collateral Agent and the collateral agent under the Senior Secured Notes Indenture, and acknowledged by certain of the Loan Parties, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurodollar Loan or BA Equivalent Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan or BA Equivalent Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan or BA Equivalent Loan:

(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan or BA Equivalent Loan and ending one, two, three or six months (or, if required pursuant to Subsection 2.1(a), or agreed to by each affected Lender, one week, nine months or twelve months) thereafter, as selected by the Borrower Representative in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan or BA Equivalent Loan and ending one, two, three or six months (or if required pursuant to Subsection 2.1(a) or agreed to by each affected Lender one week, nine months or twelve months) thereafter, as selected by the Borrower Representative by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the Termination Date shall (for all purposes other than Subsection 4.12) end on the Termination Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower Representative shall select Interest Periods so as not to require a scheduled payment of any Eurodollar Loan or BA Equivalent Loan during an Interest Period for such Loan.

“Interest Rate Protection Agreement”: any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement in form and substance, and for a term, reasonably satisfactory to the Administrative Agent to or under which the Parent Borrower or any of its Restricted Subsidiaries is or becomes a party or a beneficiary.

“Inventory”: means inventory (as defined in Article 9 of the UCC).

“Investment”: the making of any advance, loan, extension of credit or capital contribution to, or the purchase of any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or the making of any other investment, in cash or by transfer of assets or property, in, any Person.

“Investment Agreement”: means that certain investment agreement, dated as of November 9, 2010, among TIH, Tyco, Atkore Ultimate Parent and Investor, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Property”: “investment property” (as such term is defined in Article 9 of the UCC) and any and all supporting obligations in respect thereof.

“Investor”: as defined in the Recitals hereto.

“Issuing Lender”: as the context may require, (a) UBS in its capacity as issuer of Letters of Credit issued by it; (b) any other Lender that may become an Issuing Lender pursuant to Subsections 3.10 and 3.11 in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“Joinder Agreement”: as defined in Subsection 2.6(c)(i).

“known to the Borrowers”: the actual knowledge of any Responsible Officer of the Parent Borrower of any particular fact, event or circumstance or the knowledge such Person would have obtained after the exercise of reasonable diligence.

“Last-Out Tranche”: as defined in Subsection 2.6(b).

“L/C Fee Payment Date”: with respect to any Letter of Credit, the last day of each March, June, September and December to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof; provided that if any L/C Fee Payment Date would otherwise occur on a day that is not a Business Day, such L/C Fee Payment Date shall be the immediately preceding Business Day.

“L/C Fees”: the fees specified in Subsection 3.3.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (including in the case of outstanding Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the aggregate then undrawn and unexpired amount thereof) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Subsection 3.5(a) (including in the case of Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the unreimbursed aggregate amount of drawings thereunder, to the extent that such amount has not been converted into Dollars in accordance with Subsection 3.5(a)).

“L/C Request”: a letter of credit request in the form of Exhibit J attached hereto or, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Lead Arrangers”: UBS Securities LLC, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Joint Bookmanagers.

“Lender Default”: (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Loans or reimbursement obligations, which refusal or failure is not cured within one business day after the date of such refusal or failure, (b) the failure of any Lender to pay over to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one business day of the date when due, unless the subject of a good faith dispute, (c) a Lender has notified the Parent Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, (d) a Lender has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder or (e) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event”: with respect to any Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed

Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.

“Lenders”: the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Borrower Representative to make any Revolving Credit Loans, Swingline Loans or Letters of Credit available to any Borrower, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Subsection 11.1 hereof, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Letters of Credit” or “L/Cs”: letters of credit issued by any Issuing Lender to, or for the account of the Borrowers, pursuant to Section 3.

“LIBOR Rate”: with respect each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent to be:

(a) the arithmetic average (rounded upwards to the nearest 1/100th of 1% per annum) of the London Interbank Offered Rates for United States Dollar deposits for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Reuters Monitor Money Rates Service page (being currently the page designated as “LIBO”) at or about 11:00 a.m. (London time) two London Business Days before the first day of such Interest Period; or

(b) if no such page is available, the arithmetic mean of the rates (rounded upwards to the nearest 1/100th of 1% per annum) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market two London Business Days before the first day of such Interest Period for United States Dollar deposits of a duration equal to the duration of such Interest Period.

“Lien”: any mortgage, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Liquidity Event”: the determination by the Administrative Agent that ~~Available Loan Commitments~~Specified Availability on any day are less than the greater of (x) $~~28,625,000~~22,000,000 and (y) ~~12.5~~10.0% of Availability at such time; provided that the Administrative Agent has notified the Borrower Representative thereof; and provided, further, that if the occurrence of a Liquidity Event shall be due solely to a fluctuation in currency exchange rates occurring within the two Business Day period immediately preceding such occurrence, and one or more of the Borrowers, within two Business Days following receipt of such notice from the Administrative Agent, repay Loans in an amount such that the ~~Available Loan Commitments~~Specified Availability following such payment exceeds the greater of (x) $~~28,625,000~~22,000,000 and (y) ~~12.5~~10.0% of Availability at such time, a Liquidity Event shall be deemed not to have occurred. The occurrence of a Liquidity Event shall be deemed continuing notwithstanding that ~~Available Loan Commitments~~Specified Availability may thereafter exceed the amount set forth in the preceding sentence unless and until for 30 consecutive days the ~~Available Loan Commitments~~Specified Availability exceed the greater of (x) $~~28,625,000~~22,000,000 and (y) ~~12.5~~10.0% of Availability at such time, in which event a Liquidity Event shall no longer be deemed to be continuing.

“Loan”: a Revolving Credit Loan or a Swingline Loan, as the context shall require; collectively, the “Loans”.

“Loan Documents”: this Agreement, any Notes, the L/C Requests, the Intercreditor Agreement, the Guarantee and Collateral Agreement and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”: Holdings, the Borrowers and the Subsidiary Guarantors; individually, a “Loan Party”.

~~“Management Guarantees”: means guarantees (x) of up to an aggregate principal amount outstanding at any time of $20,000,000 of borrowings by Management Investors in connection with their purchase of Capital Stock of the Parent Borrower, Holdings or any Parent Entity (including any options, warrants or other rights in respect thereof) or (y) made on behalf of, or in respect of loans or advances made to, directors, officers or employees of any Parent Entity, Holdings, the Parent Borrower or any of its Restricted Subsidiaries (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $7,500,000 in the aggregate outstanding at any time.~~

“Management Investors”: the collective reference to the officers, directors, employees and other members of the management of Holdings or any Parent Entity or any of their respective Subsidiaries, or family members or relatives thereof or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, common stock of the Parent Borrower, Holdings or any Parent Entity.

“Management Subscription Agreements”: one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between Holdings or any Parent Entity and one or more Management Investors (or any of their heirs, successors, assigns, legal representatives or estates), with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of Holdings or any Parent Entity, or options, warrants, units or other rights in respect of common stock of Holdings or any Parent Entity, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.

“Mandatory Revolving Credit Loan Borrowing”: as defined in Subsection 2.4(c).

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Holdings and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents and the Lenders under the Loan Documents or with respect to the Collateral comprising the Borrowing Base taken as a whole.

“Material Guarantor”: Holdings and any Subsidiary Guarantor other than an Immaterial Guarantor.

“Material Subsidiaries”: Restricted Subsidiaries of the Parent Borrower constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”: any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Minimum Extension Condition”: as defined in Subsection 2.8(b).

“Moody’s”: as defined in the definition of “Cash Equivalents” in this Subsection 1.1.

“Mortgaged Fee Properties”: the collective reference to the real properties owned in fee by the Loan Parties described on Part I of Schedule 5.8, including all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party.

“Mortgages”: each of the mortgages and deeds of trust, if any, executed and delivered by any Loan Party to the Collateral Agent, substantially in the form of Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negotiable Collateral”: letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Net Cash Proceeds”: with respect to any Asset Sale (including any Sale and Leaseback Transaction) or any Recovery Event, an amount equal to the gross proceeds in cash and Cash Equivalents of such Asset Sale or Recovery Event, net of (a) reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees, underwriting commissions and other reasonable fees and expenses actually incurred in connection with such Asset Sale or Recovery Event, (b) taxes paid or reasonably estimated to be payable as a result thereof, together with taxes incurred or reasonably estimated to be incurred as a result of transferring such gross proceeds to the Parent Borrower or its applicable Subsidiary, (c) appropriate amounts provided or to be provided by the Parent Borrower or any of its Restricted Subsidiaries as a reserve, in accordance with GAAP, with respect to any liabilities associated with such Asset Sale or Recovery Event and retained by the Parent Borrower or any such Restricted Subsidiary after such Asset Sale or Recovery Event and other appropriate amounts to be used by the Parent Borrower or any of its Restricted Subsidiaries to discharge or pay on a current basis any other liabilities associated with such Asset Sale or Recovery Event and (d) in the case of an Asset Sale or Recovery Event of or involving an asset subject to a Lien securing any Indebtedness, payments made and installment payments required to be made to repay such Indebtedness, including payments in respect of principal, interest and prepayment premiums and penalties.

“Net Orderly Liquidation Value”: the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Loan Parties’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory expressed as a percentage of the net book value thereof, such percentage to be as determined from time to time by reference to the most recent Inventory appraisal completed by a qualified third-party appraisal company (approved by the Administrative Agent in its Permitted Discretion) delivered to the Administrative Agent.

“Net Proceeds” with respect to any issuance or sale of any securities or any capital contribution (whether of property or assets, including cash), an amount equal to the gross proceeds in cash and Cash Equivalents (or with respect to capital contributions of non-cash property or assets, the Fair Market Value) of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or reasonably estimated to be payable as a result thereof.

“Non-Defaulting Lender”: Any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.

“Non-Loan Party”: each Subsidiary of the Parent Borrower that is not a Loan Party.

“Note Priority Collateral”: as defined in the Intercreditor Agreement as in effect on the date hereof or modified with the consent of the Required Lenders and whether or not the same remains in full force and effect.

“Notes”: the collective reference to the Revolving Credit Notes and the Swingline Note.

“Obligations”: obligations of the Parent Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrowers and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations and interest thereon and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Parent Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“Obligor”: any purchaser of goods or services or other Person obligated to make payment to the Parent Borrower or any of its Restricted Subsidiaries (other than any Restricted Subsidiary that is not a Loan Party) in respect of a purchase of such goods or services.

“Organizational Documents”: with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the bylaws or operating agreement (or the equivalent governing documents) of such Person and (c) any document (other than policy or procedural manuals or other similar documents) setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Capital Stock.

“Other Representatives”: each of UBS Securities LLC, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC in their collective capacity as Joint Lead Arrangers and Joint Bookmanagers.

“Other Revolving Credit Commitments”: one or more Tranches of revolving credit commitments hereunder or extended Revolving Commitments that result from a Refinancing Amendment.

“Other Revolving Credit Loans”: the Revolving Credit Loans made pursuant to any Other Revolving Credit Commitment.

“Other Term Loans”: one or more Tranches of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Commitments”: one or more Tranches of term Loans that result from a Refinancing Amendment.

“Parent Borrower”: as defined in the Preamble hereto.

“Parent Entity”: any of Atkore Ultimate Parent, any Other Parent, and any other Person that is a Subsidiary of Atkore Ultimate Parent or any Other Parent, and of which Holdings is a Subsidiary. As used herein, “Other Parent” means a Person of which Holdings becomes a Subsidiary after the Closing Date, provided that either (x) immediately after Holdings first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of Holdings immediately prior to Holdings first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of Holdings first becoming a Subsidiary of such Person.

“Parent Entity Expenses”: expenses, taxes and other amounts incurred or payable by any Parent Entity in respect of which the Parent Borrower is permitted to make dividends, payments or distributions pursuant to Subsection 8.3.

“Participant”: as defined in Subsection 11.6(c).

“Participant Register”: as defined in Subsection 11.6(b)(v).

“Payment Condition”: at any time of determination with respect to any Specified ~~Payment~~Transaction, that the following conditions are all satisfied: (x) (1) 30-Day Specified Excess Availability (divided by Availability on such date and expressed as a percentage) and (2) the ~~aggregate Available Loan Commitments~~Specified Availability on the date of such Specified ~~Payment~~Transaction (divided by Availability as of such time of determination and expressed as a percentage), in each case exceed the applicable Availability Percentage (as defined below) and (y) unless the Fixed Charge Condition (as defined below) is satisfied, the Parent Borrower shall be in Pro Forma Compliance with a minimum Consolidated Fixed Charge Coverage Ratio of at least 1.00:1.00. “Availability Percentage” shall mean (a) in respect of any ~~dividend payment~~Restricted Payment pursuant to Subsection 8.3(i), ~~17.5~~15.0%; (b) in respect of any investment or acquisition permitted pursuant to clause (u) of the definition of “Permitted Investments” or clause (c) of the definition of “Permitted Acquisition,” 12.5%; ~~and~~ (c) in respect of any payment, repurchase or redemption pursuant to Subsection 8.6(a), ~~15~~12.5%; (d) in respect of any merger, consolidation, amalgamation or asset sale pursuant to Subsection 8.2(a) or 8.2(b), 12.5%; and (e) in respect of any Asset Sale that would otherwise have to comply with Subsection 8.5, 10.0%. “Fixed Charge Condition” shall mean 30-Day Specified Excess Availability (divided by Availability as of such time of determination and expressed as a percentage) exceeds: (a) in respect of any Restricted Payment pursuant to Subsection 8.3(i), 25.0%;(b) in respect of any acquisition permitted pursuant to clause (c) of the definition of “Permitted Acquisition,” ~~17.5~~15.0%; (~~b~~c) in respect of any investment permitted pursuant to clause (u) of the definition of “Permitted Investments,” ~~20~~17.5%; ~~and~~ (~~c~~d ) in respect of any payment, repurchase or redemption pursuant to Subsection 8.6(a), ~~20~~17.5%; (e) in respect of any merger, consolidation, amalgamation or asset sale pursuant to Subsection 8.2(a) or 8.2(b), 17.5%; and (f) in respect of any Asset Sale that would otherwise have to comply with Subsection 8.5, 17.5%.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Acquisitions”: any acquisition in a transaction that satisfies each of the following requirements:

(a) the acquired company or assets are in the same or a reasonably related line of business as the Parent Borrower and its Restricted Subsidiaries;

(b) the acquired company and its Subsidiaries will become Guarantors and pledge their Collateral to the Administrative Agent to the extent required by Subsection 7.9(b) and Subsection 7.9(c); and

(c) either (i) the Payment Condition is satisfied or (ii) the Acquisition Consideration paid or payable for such acquisition and all other Permitted Acquisitions consummated during any Fiscal Year in reliance on this clause (c)(ii) is less than or equal to $10,000,000 (during the first Fiscal Year) and $5,000,000 (during each subsequent Fiscal Year); provided that amounts unused in any Fiscal Year may be carried forward and used to make Permitted Acquisitions in succeeding Fiscal Years; provided further that the Acquisition Consideration paid or payable pursuant to this clause (c)(ii) during any one Fiscal Year shall not exceed $20,000,000 in the aggregate.

Notwithstanding the foregoing, the basket in clause (c)(ii) shall be calculated to exclude Acquisition Consideration financed with the Available Excluded Contribution Amount Basket.

~~“Permitted Additional Indebtedness”: (a) Secured Ratio Indebtedness and (b) Unsecured Ratio Indebtedness.~~

“Permitted Cure Securities”: common equity securities of Holdings or any Parent Entity or other equity securities of Holdings or any Parent Entity that do not constitute Disqualified Capital Stock.

“Permitted Discretion”: the commercially reasonable judgment of the Administrative Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Administrative Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Inventory or Eligible Accounts, the enforceability or priority of the applicable Agent’s Liens thereon or the amount which any Agent, the Lenders or any Issuing Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Inventory or Eligible Accounts or (b) is evidence that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of the applicable Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Inventory or Eligible Accounts, as well as any of the following: (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to Accounts; and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Inventory or Eligible Accounts.

“Permitted Hedging Arrangements”: as defined in Subsection 8.10.

“Permitted Holders”: (i) any of the CD&R Investors; (ii) any of the Management Investors, Tyco, CD&R, and their respective Affiliates; (iii) any investment fund or vehicle managed, sponsored or advised by CD&R or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any CD&R Investor or any Affiliate thereof, or any such investment fund or vehicle; and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Holdings, the Parent Borrower or any Parent Entity. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of either Notes Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Indebtedness”: as defined in Subsection 8.13.

“Permitted Investments”:

(a) Investments in accounts, payment intangibles and chattel paper (each as defined in the UCC), notes receivable, extensions of trade credit and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Parent Borrower and its Restricted Subsidiaries;

(b) Investments in cash and Cash Equivalents;

(c) Investments existing on the Closing Date and set forth on Schedule 1.1(f);

(d) Investments by any Loan Party in any other Loan Party (other than Holdings); provided, however, that if any such Investment is in the form of intercompany Indebtedness, such Indebtedness shall not be secured by any Lien;

(e) Investments received in settlement amounts due to the Parent Borrower or any Restricted Subsidiary of the Parent Borrower effected in the ordinary course of business;

(f) Investments by any Non-Loan Parties in any other Non-Loan Party;

(g) Investments by Loan Parties in any Non-Loan Parties; provided, however, that (i) the aggregate outstanding amount at any time of all intercompany Investments made pursuant to this clause (g) in any Fiscal Year shall not exceed $10,000,000 during such Fiscal Year; provided further that amounts unused in any Fiscal Year may be carried forward and used to make Investments in succeeding Fiscal Years in an amount not to exceed $20,000,000 in the aggregate in any one Fiscal Year and (ii) in lieu of the Investments permitted by this clause (g), any

Restricted Payment from Loan Parties to Non-Loan Parties may be made in amounts not exceeding the available limit as determined pursuant to this clause (g) (with a corresponding reduction in such limit as a result thereof);

(h) by any Non-Loan Party in any Loan Party (other than Holdings); provided, however, that if any such Investment is in the form of intercompany Indebtedness, such Indebtedness shall not be secured any Lien;

(i) by any Loan Party in any Non-Loan Party to the extent substantially concurrent with, and in any event within three (3) Business Days of, such Investment, a corresponding cash Investment or Restricted Payment is made from such Non-Loan Party, directly or indirectly, to a Loan Party;

(j) any Investment constituting or acquired in connection with a Permitted Acquisition, including any Investment in the form of a capital contribution or intercompany Indebtedness among Holdings, the Parent Borrower and their respective Subsidiaries for the purpose of consummating a Permitted Acquisition;

(k) Investments made in connection with the Transactions;

(l) loans and advances (and guarantees of loans and advances by third parties) made to employees of any Parent Entity or Holdings, the Parent Borrower or any of its Restricted Subsidiaries and Guaranty Obligations of the Parent Borrower or any of its Restricted Subsidiaries in respect of obligations of employees of any Parent Entity, Holdings, the Parent Borrower or any of its Restricted Subsidiaries, in each case in the ordinary course of business (other than in connection with the Management Subscription Agreement) and in an aggregate amount the Dollar Equivalent of which does not exceed $1,500,000 at any time, in each case other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the United States Sarbanes-Oxley Act of 2002; provided, however that with respect to any employee of any Parent Entity, no such loans or advances shall be permitted unless the activities of such employee relate primarily to the Parent Borrower and its Restricted Subsidiaries;

(m) loans and advances (and guarantees of loans and advances by third parties) made to Management Investors in connection with the purchase by such Management Investors of Capital Stock of Holdings or any Parent Entity (so long as Holdings or such Parent Entity, as applicable, applies an amount equal to the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, the Parent Borrower or applies such proceeds to pay Holdings or Parent Entity expenses) of up to $15,000,000 outstanding at any one time;

(n) Investments of the Parent Borrower and its Restricted Subsidiaries under Interest Rate Protection Agreements or under Permitted Hedging Arrangements;

(o) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in the definition of “Customary Permitted Liens”;

(p) Investments representing non-cash consideration received by the Parent Borrower or any of its Restricted Subsidiaries in connection with any Disposition, provided that any such non-cash consideration received by the Parent Borrower or any other Loan Party is pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents as and to the extent provided for therein;

(q) Investments by the Parent Borrower or any of its Restricted Subsidiaries in a Person in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Parent Borrower or such Restricted Subsidiary; provided that (i) the aggregate amount of such Investments outstanding pursuant to this clause (q) do not exceed $25,000,000 at any time and (ii) the Parent Borrower or such Restricted Subsidiary complies with the provisions of Subsection 7.9(b) and (c) hereof, if applicable, with respect to such ownership interest;

(r) Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Parent Borrower or any of its Restricted Subsidiaries that were issued in connection with the financing of such assets, so long as the Parent Borrower or any such Restricted Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(s) Investments representing evidences of Indebtedness, securities or other property received from another Person by the Parent Borrower or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Parent Borrower or any of its Restricted Subsidiaries; provided that any such securities or other property received by the Parent Borrower or any other Loan Party is pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents as and to the extent required thereby;

(t) any Investment to the extent not exceeding the Available Excluded Contribution Amount Basket;

(u) other Investments; provided that at the time such Investments are made the Payment Condition is satisfied;

(v) Investments by Loan Parties directly or indirectly in Tyco Dinaco Industria E Comercio de Ferro E Aco Ltda. in an aggregate amount outstanding at any time not to exceed $10,000,000; and

(w) Investments by the Parent Borrower and its Restricted Subsidiaries in an aggregate amount outstanding at any time not to exceed $10,000,000.

For purposes of determining compliance with Subsection 8.12, (i) in the event that any Investment meets the criteria of more than one of the types of Investments described in clauses (a) through (w) above, the Parent Borrower, in its sole discretion, shall classify such item of Investment and may include the amount and type of such Investment in one or more of such clauses (including in part under one such clause and in part under another such clause) and (ii) the amount of any Investment made or outstanding at any time under clause (g), (l), (m), (q), (v) and (w) shall be the original cost of such Investment, reduced (at the Parent Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Permitted Liens”: as defined in Subsection 8.14.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Preferred Shares”: the 306,000 shares of cumulative convertible participating preferred stock of Atkore Ultimate Parent, designated the Cumulative Convertible Participating Preferred Stock, par value $1.00 per share.

“Pro Forma Basis” or “Pro Forma Compliance”: with respect to any determination for any period, that such determination shall be made giving pro forma effect to any event that by the terms of the Loan Documents requires compliance on a “Pro Forma Basis” or “Pro Forma Compliance” (and, if relevant, to each Material Acquisition and each Material Disposition of any Person, business or asset), together with all transactions relating thereto, in each case consummated during such period or thereafter and on or prior to the date of determination (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition, investment, sale (or other disposition), other event and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP, and taking into account adjustments consistent with the definition of EBITDA, including the amount of net cost savings projected by the Parent Borrower in good faith to be realized as the result of actions taken or to be taken on or prior to the date that is 12 months after the closing date of such transaction and prior to or during such period (calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, in an aggregate amount not to exceed $10,000,000 in any period of four fiscal quarters. For purposes of the foregoing, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Parent Borrower or any of its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Parent Borrower or any of its Subsidiaries in excess of $5,000,000.

“Pro Forma Date”: as defined in Subsection 5.1(c).

“Pro Forma Financial Statements”: as defined in Subsection 5.1(c).

“Projections”: those financial projections included in the confidential information memoranda and related material prepared in connection with the syndication of the Facility and provided to the Lenders on or about December, 2010, covering the Fiscal Years ending in 2011 through 2015, inclusive.

“Recapitalization Transaction”: the series of transactions described in Schedule 1.1(h), as amended, supplemented or otherwise modified from time to time, provided that any such amendments, supplements or modifications are not, when taken as a whole, materially adverse to the Lenders.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent Borrower or any of its Restricted Subsidiaries giving rise to Net Cash Proceeds to the Parent Borrower or such Restricted Subsidiary, as the case may be, in excess of $10,000,000, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Parent Borrower or any of its Restricted Subsidiaries in respect of such casualty or condemnation.

“Reference Banks”: UBS AG, Stamford Branch, Deutsche Bank AG New York Branch and Credit Suisse AG or such additional or other banks as may be appointed by the Administrative Agent and reasonably acceptable to the Borrowers, provided that at any time the maximum number of Reference Banks does not exceed three.

“Refinancing Amendment”: an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, the Co-Collateral Agent and the institutions providing such Credit Agreement Refinancing Indebtedness executed by each of (a) the Parent Borrower, (b) the Administrative Agent and (c) each financial institution that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Subsection 2.7.

“Refinanced Debt”: as defined in the definition of “Credit Agreement Refinancing Indebtedness”

“Register”: as defined in Subsection 11.6(b)(iv).

“Regulation S-X”: Regulation S-X promulgated by the United States Securities and Exchange Commission, as in effect on the Closing Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reimbursement Obligations”: the obligation of the applicable Borrower to reimburse the applicable Issuing Lender pursuant to Subsection 3.5(a) for amounts drawn under the applicable Letters of Credit.

“Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of such person and of such person’s affiliates and “Related Party” shall mean any of them.

“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by Holdings or any Parent Entity other than to Holdings or another Parent Entity), required to be paid by Holdings or any Parent Entity by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than any of its Subsidiaries, Holdings or any Parent Entity), or being a holding company parent of the Parent Borrower, any of its Subsidiaries, Holdings or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Borrower, any of its Subsidiaries, Holdings or any Parent Entity or having guaranteed any obligations of the Parent Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent Borrower or any of its Subsidiaries is permitted to make payments to Holdings or any Parent Entity pursuant to Subsection 8.3, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent Borrower or any Subsidiary thereof, or (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, or to Holdings’ or any Parent Entity’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement relating to the Transactions, or (z) any other federal, state, foreign, provincial or local taxes measured by income for which Holdings or any Parent Entity is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Parent Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Parent Borrower had filed a combined return on behalf of an affiliated group consisting only of the Parent Borrower and its Subsidiaries.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615 or any successor regulation thereto.

“Required Lenders”: Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) represent more than a majority of aggregate Commitments (or after the termination thereof, the sum of the Individual Lender Exposures) at such time; provided that the Commitments (or Individual Lender Exposures) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the Organizational Documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, in each case who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, by such chief financial officer of such Person, (c) with respect to Subsection 7.7 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the senior vice president -human resources (or substantial equivalent) of such Person.

“Restricted Indebtedness”: as defined in Subsection 8.6(a).

“Restricted Payment”: any dividend or any other payment whether direct or indirect (other than dividends payable solely in common stock of the Parent Borrower or options, warrants or other rights to purchase common stock of the Parent Borrower) on, or any payment on account of, or any setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or any other distribution (other than (x) distributions payable solely in common stock of the Parent Borrower or (y) options, warrants or other rights to purchase common stock of the Parent Borrower) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower or its Restricted Subsidiaries, other than one payable solely to any Borrower or one or more Subsidiary Guarantors.

“Restricted Subsidiary”: any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Facility”: the revolving credit facility available to the Borrowers hereunder.

“Revolving Credit Lender”: any Lender having a Commitment hereunder and/or a Revolving Credit Loan outstanding hereunder.

“Revolving Credit Loan”: a Loan made pursuant to Subsection 2.1(a).

“Revolving Credit Note”: as defined in Subsection 2.1(d).

“S&P”: as defined in the definition of the term “Cash Equivalents” in this Subsection 1.1.

“Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the Parent Borrower or any such Restricted

Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Restricted Subsidiary.

“Schedule I Lender”: a Lender which is a Canadian chartered bank listed on Schedule I of the Bank Act (Canada).

“Second Amendment”: that certain Second Amendment to Credit Agreement and First Amendment to and Reaffirmation of Guarantee and Collateral Agreement dated October 23, 2013 by and among the Borrowers, the Guarantors, the Administrative Agent and the Lenders party thereto.

“Second Amendment Effective Date”: has the meaning given the term “Effective Date” in the Second Amendment.

“Secured Parties”: the “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Secured Ratio Indebtedness”: Indebtedness of any Borrower evidenced by any notes, other debt securities, or other indebtedness; provided that (i) immediately before and after giving effect to each issuance of such Senior Ratio Indebtedness, the Secured Leverage Ratio is less than or equal to 3.75 to 1:00 and (ii) any such Senior Ratio Indebtedness shall be secured on a junior basis with this Facility with respect to the ABL Priority Collateral and on a pari passu or junior basis with the holders of Senior Secured Notes (or any refinancing indebtedness in respect thereof permitted by the terms of this Agreement) with respect to the Note Priority Collateral.

“Secured Leverage Ratio”: as of any date of determination, the ratio (calculated on a Pro Forma Basis) of (a) Financial Covenant Debt of the Parent Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as at such date secured by Liens on property or assets of the Parent Borrower and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby so long as the liability would no longer appear on the balance sheet of the Parent Borrowers in accordance with GAAP) minus the Cash Limit to (b) EBITDA of the Parent Borrower and its Restricted Subsidiaries for the four fiscal quarters ended on or most recently prior to such date for which financial statements have been delivered pursuant to Subsection 7.1.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”: the collective reference to each Mortgage related to any Mortgaged Fee Property, the Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Subsection 7.9(a), 7.9(b) or 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Senior Secured Notes”: 9 7⁄8% Senior Secured Notes due 2018 of the Parent Borrower issued on the date hereof, as the same may be exchanged for substantially similar senior secured notes that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Secured Notes Debt Documents”: the Senior Secured Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Secured Notes or providing for any guarantee, obligation, security or other right in respect thereof.

“Senior Secured Notes Indenture”: the Indenture dated as of the date hereof, under which the Senior Secured Notes are issued, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Set”: the collective reference to Eurodollar Loans or BA Equivalent Rate Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Settlement Service”: as defined in Subsection 11.6(b).

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” and “Solvency”: with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Specified Availability”: at any time, the sum of (i) the aggregate Available Loan Commitments of all Lenders plus (ii) Specified Unrestricted Cash (but excluding the cash proceeds of any Specified Equity Contribution), plus (iii) Specified Suppressed Availability.

“Specified Default”: any Event of Default occurring under Subsections 9.1(a), 9.1(b) (as a result of a material breach of any representation or warranty set forth in Subsection 5.23 or Subsection 5.24), 9.1(c) (as a result of the failure of any Loan Party to comply with the terms of Subsection 4.16 or a failure to comply with the delivery obligations with respect to Borrowing Base Certificates set forth in Subsection 7.2(f)) or 9.1(f).

“Specified Equity Contribution”: any cash equity contribution made to Holdings or any Parent Entity in exchange for Permitted Cure Securities; provided (a)(i) such cash equity contribution to Holdings or any Parent Entity and (ii) the contribution of any proceeds therefrom to, and the receipt thereof by, the Parent Borrower occur (x) after the Closing Date and (y) on or prior to the date that is 10 days after the date on which financial statements are required to be delivered for a fiscal quarter (or year); (b) the Parent Borrower identifies such equity contribution as a “Specified Equity Contribution” in a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent; (c) in each four fiscal quarter period, there shall exist a period of at least two consecutive quarters in respect of which no Specified Equity Contribution shall have been made; (d) no more than four Specified Equity Contributions may be made during the term of this Agreement; and (e) the amount of any Specified Equity Contribution included in the calculation of EBITDA hereunder shall be limited to the amount required to effect compliance with Subsection 8.1 hereof and such amount shall be added to EBITDA solely when calculating EBITDA for purposes of determining compliance with Subsection 8.1.

“Specified Suppressed Availability”: the amount, if positive, by which the Borrowing Base exceeds the aggregate amount of the Commitments; provided that if aggregate Available Loan Commitments of all Lenders are less than the lesser of (i) 5% of the lesser of (x) the aggregate amount of the Commitments and (y) the Borrowing Base and (ii) $15,000,000, Specified Suppressed Availability shall be zero.

“Specified ~~Payment~~Transaction”: (a) any ~~dividend payment~~Restricted Payment pursuant to Subsection 8.3(i), (b) any acquisition permitted pursuant to clause (c) of the definition of “Permitted Acquisition,” (c) any investment permitted pursuant to clause (u) of the definition of “Permitted Investment” ~~and~~, (d) any payment, repurchase or redemption pursuant to Subsection 8.6(a); (e) any merger, consolidation, amalgamation or asset sale pursuant to Subsections 8.2(a) or 8.2(b), and (f) any Asset Sale pursuant to Subsection 8.5.

“Specified Unrestricted Cash”: as of any date of determination, an amount equal to the arithmetic average of the daily balances during the thirty (30) consecutive day period immediately preceding any date of determination of all Unrestricted Cash of the Parent Borrower and its Restricted Subsidiaries that, in the case of cash, is deposited in (i) DDAs or (ii) any other deposit accounts, in each case with respect to which a control agreement is in place between the applicable Loan Party, the applicable depositary institution and the Administrative Agent or the Collateral Agent (or over which any such Agent has “control” whether or not pursuant to a control agreement) or that, in the case of Cash Equivalents, (i) the Collateral Agent has a valid and perfected Lien in such Cash Equivalents and (ii) such Cash Equivalents are not in a securities account in respect of which the applicable Loan Party has entered into a “control agreement” with the applicable broker or securities intermediary for purposes of perfecting a security interest in favor of a third party.

“Spot Rate of Exchange”: (i) with respect to any Designated Foreign Currency, at any date of determination thereof, the spot selling rate at which UBS AG, Stamford Branch offers to sell any Designated Foreign Currency for Dollars in the New York foreign exchange market at approximately 11:00 a.m. New York time on such date for delivery two (2) Business Days later; provided that with respect to any Letters of Credit denominated in any Designated Foreign Currency (x) for the purposes of determining the Dollar Equivalent of L/C Obligations and for the calculation of L/C Fees and related commissions, the Spot Rate of Exchange shall be calculated on the first Business Day of each month.

“Standby Letter of Credit”: as defined in Subsection 3.1(b).

“Stated Amount”: at any time, as to any Letter of Credit, (i) if the Letter of Credit is denominated in Dollars, the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met) and (ii) if the Letter of Credit is denominated in a Designated Foreign Currency, the Dollar Equivalent of the maximum amount available to be drawn under the Letter of Credit (regardless of whether any conditions for drawing could then be met).

“Statutory Reserves”: for any day as applied to a Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Borrower Joinder”: a joinder in substantially the form of Exhibit N hereto, to be executed by each Subsidiary Borrower designated as such after the Closing Date.

“Subsidiary Borrowers”: each Domestic Subsidiary that is a Wholly-Owned Subsidiary and a Restricted Subsidiary that becomes a Borrower after 5 days written notice to the Administrative Agent pursuant to a Subsidiary Borrower Joinder, together with their respective successors and assigns.

“Subsidiary Guarantor”: each Domestic Subsidiary that is a Wholly Owned Subsidiary (other than any Borrower or Excluded Subsidiary) of the Parent Borrower which executes and delivers a Subsidiary Guaranty, in each case, unless and until such time as the respective Subsidiary Guarantor (a) ceases to constitute a Domestic Subsidiary of the Parent Borrower in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guaranty in accordance with terms and provisions thereof.

“Subsidiary Guaranty”: the guaranty of the obligations of the Borrowers under the Loan Documents provided pursuant to the Guarantee and Collateral Agreement.

“Supermajority Lenders”: Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) representing more than 66 2/3% of the sum of the aggregate amount of the total Commitments less the Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the Individual Lender Exposures of Non-Defaulting Lenders) at such time.

“Swingline Commitment”: the Swingline Lender’s obligation to make Swingline Loans pursuant to Subsection 2.4.

“Swingline Exposure”: at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Commitment Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender”: as defined in the Preamble hereto.

“Swingline Loan Participation Certificate”: a certificate in substantially the form of Exhibit F hereto.

“Swingline Loans”: as defined in Subsection 2.4(a).

“Swingline Note”: as defined in Subsection 2.4(b).

“Syndication Date”: the date on which a “successful syndication” (as defined in the Fee Letter) has been completed.

“Syndication Procedure Letter”: the letter agreement, dated as of December 22, 2010, among UBS Loan Finance LLC, UBS Securities LLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC and CD&R Allied Holdings, L.P.

“Target Amount” : with respect to any DDA, an amount which, when aggregated with all other Target Amounts remaining on deposit in all DDAs at any one time, does not exceed $2,000,000 (such aggregate amount to be determined no less frequently than on a monthly basis).

“Tax Sharing Agreement”: the Tax Sharing Agreement among Atkore Ultimate Parent, Holdings and the Parent Borrower to be entered into on or prior to the Closing Date, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Loan”: Accordion Term Loans, Extended Term Loans and Other Term Loans.

“Termination Date”: ~~December 22, 2015.~~October 23, 2017; provided that if, as of July 25, 2017 (i) Senior Secured Notes in an aggregate principal amount of $30,000,000 or less remain outstanding on such date, and (ii) Borrowers have consented to the establishment of an Availability Reserve against the Borrowing Base in an amount equal to any such outstanding principal amount of Senior Secured Notes then outstanding, then the Termination Date shall automatically and without further notice or action be October 23, 2018, provided, further, that, in each case, if any such day is not a Business Day, the Termination Date shall be the Business Day immediately preceding such day.

“TIH”: as defined in the Recitals hereto.

“Total Leverage Ratio”: as of any date of determination, the ratio (calculated on a Pro Forma Basis) of (a) Financial Covenant Debt of the Parent Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as at such date minus the Cash Limit to (b) EBITDA of the Parent Borrower and its Restricted Subsidiaries for the four fiscal quarters ended on or most recently prior to such date for which financial statements have been delivered pursuant to Subsection 7.1.

“Tranche”: each Tranche of Loans available hereunder, with there being two tranches on the Closing Date; namely, Revolving Credit Loans and Swingline Loans.

“Transaction Documents”: (i) the Loan Documents, (ii) the Atkore Investment Documents and (iii) the Senior Secured Notes Debt Documents.

“Transactions”: collectively, any or all of the following: (i) the Recapitalization Transaction, (ii) Atkore Investment and the entry into Atkore Investment Documents, (iii) the entry into the Senior Secured Notes Indenture, and the offer and issuance of the Senior Secured Notes, (iv) the entry into this Agreement and incurrence of Indebtedness hereunder by one or more of Holdings, the Parent Borrower and its Restricted Subsidiaries and (v) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”: any Participant or Assignee.

“Transition Services Agreement”: Transition Services Agreement, dated as of December 22, 2010, between Tyco and Atkore Ultimate Parent.

“Treaty”: the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may, from time to time, be further amended, supplemented or otherwise modified.

“Tyco”: as defined in the Recitals hereto.

“Type”: the type of Loan determined based on the currency in which the same is denominated, and the interest option applicable thereto, with there being multiple Types of Loans hereunder, namely ABR Loans and Eurodollar Loans in Dollars and Canadian Prime Rate Loans and BA Equivalent Loans in the Designated Foreign Currency.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”: the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“United States Person”: any United States person within the meaning of Section 7701(a)(30) of the Code.

“Unpaid Drawing”: drawings on Letters of Credit that have not been reimbursed by the applicable Borrower.

“Unrestricted Cash”: the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Parent Borrower prepared in accordance with GAAP as of the most recent financial statements delivered pursuant to Subsections 7.1(a) and (b) to the extent such cash is not classified as “restricted” for financial statement purposes (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to the Intercreditor Agreement or because they are subject to a Lien securing Indebtedness that is subject to the Intercreditor Agreement).

“Unrestricted Subsidiary”: any Subsidiary of the Parent Borrower designated at any time by the Parent Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Parent Borrower shall only be permitted to so designate an Unrestricted Subsidiary so long as:

(a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing;

(b) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Secured Notes Debt Documents or any other Indebtedness of the Parent Borrower or its Restricted Subsidiaries;

(d) immediately after giving effect to such designation, the Parent Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Subsection 8.1, whether or not a Liquidity Event has occurred and is continuing, as demonstrated to the reasonable satisfaction of the Administrative Agent; and

(e) no Subsidiary shall be designated as an Unrestricted Subsidiary if such Subsidiary owns (directly or indirectly) any Capital Stock or Indebtedness of, or holds and Liens on any property on, any Borrower or any Restricted Subsidiary.

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower therein (and must comply as such with the limitations on Investments under Subsection 8.12) at the date of designation in an amount equal to the net book value of the Parent Borrower’s Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

~~“Unsecured Ratio Indebtedness”: unsecured Indebtedness of any Borrower evidenced by any notes, other debt securities or other indebtedness; provided that immediately before and after giving effect to each issuance of such Unsecured Ratio Indebtedness, the Total Leverage Ratio is less than or equal to 4.00 to 1:00.~~

“Unutilized Commitment”: with respect to any Lender at any time, an amount equal to the remainder of (x) such Lender’s Commitment as in effect at such time less (y) such Lender’s Individual Lender Exposure at such time (excluding any Swingline Exposure of such Lender).

“U.S. Extender of Credit”: as defined in Subsection 4.11(b).

“U.S. Tax Compliance Certificate”: as defined in Section 4.11(b)(y)(ii).

“Utilized Commitment”: with respect to all Lenders at any time (x) the sum of each Lender’s Individual Lender Exposure (excluding any amounts attributable to Swingline Loans) divided by (y) the total Commitments as determined for each fiscal quarter (and the interim period ending on the Termination Date) by the Administrative Agent.

“Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

“Voting Stock”: as defined in the definition of “Change of Control”.

1.2 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(a) As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent Borrower and its Restricted Subsidiaries not defined in Subsection 1.1 and accounting terms partly defined in Subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(c) Financial ratios and other financial calculations pursuant to this Agreement, including calculations pursuant to Subsection 8.1 shall, following any transaction described in the definition of “Pro Forma Basis,” be calculated on a Pro Forma Basis until the completion of four full fiscal quarters following such transaction.

(d) For purposes of determining any financial ratio or making any financial calculation for any period that includes any period ending on or prior to the Fiscal Quarter ended December 24, 2010, the components of such ratio or calculation for the period ended on or prior to December 24, 2010 shall be determined or made based on the combined financial statements of the Business for such period.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2 AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments.

(a) Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Termination Date, a Revolving Credit Loan or Revolving Credit Loans to the Borrowers (on a joint and several basis as between the Borrowers), which Revolving Credit Loans:

(i) shall be denominated in Dollars or in a Designated Foreign Currency; provided that (A) only ABR Loans and Eurodollar Loans may be denominated in Dollars and (B) only Canadian Prime Rate Loans or BA Equivalent Loans may be denominated in Canadian Dollars;

(ii) shall, at the option of the Borrowers, be incurred and maintained as, and/or converted into, ABR Loans, Eurodollar Loans, Canadian Prime Rate Loans or BA Equivalent Loans, provided that (A) except as otherwise specifically provided in Subsections 4.9 and 4.10, all Revolving Credit Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless the Administrative Agent either otherwise agrees in its reasonable discretion or has determined that the Syndication Date has occurred, prior to the 15th Business Day following the Closing Date (at which time this clause (B) shall no longer be applicable), Revolving Credit Loans may only be incurred and maintained as, and/or converted into, ABR Loans; provided that Revolving Credit Loans incurred on the Closing Date may be incurred as Eurodollar Loans having an Interest Period of two weeks;

(iii) may be repaid and reborrowed in accordance with the provisions hereof;

(iv) shall not be made (and shall not be required to be made) by any Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual Lender Exposure of such Lender to exceed the amount of its Commitment at such time;

(v) shall not be made (and shall not be required to be made) by any Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Dollar Equivalent of the Aggregate Lender Exposure to exceed the lesser of (x) total Commitments as then in effect and (y) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered); and

(vi) shall not be made (and shall not be required to be made) by any Lender to the extent any such Revolving Credit Loans to be made on any date, individually or in the aggregate, exceed the then Available Loan Commitments.

(b) Notwithstanding anything to the contrary in Subsection 2.1(a) or elsewhere in this Agreement, the Administrative Agent and (prior to the Closing Date) the Co-Collateral Agent shall have the right to establish Availability Reserves in such amounts, and with respect to such matters, as the Administrative Agent and (prior to the Closing Date) the Co-Collateral Agent in their Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base including reserves with respect to (i) sums that the Borrowers are or will be required to pay (such as taxes (including payroll and sales taxes), assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid and (ii) amounts owing by the Borrowers or, without duplication, their respective Restricted Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the ABL Priority Collateral, which Lien or trust, in the Permitted Discretion of the Administrative Agent and (prior to the Closing Date) the Co-Collateral Agent is capable of ranking senior in priority to or pari passu with one or more of the Liens in the ABL Priority Collateral granted in the Security Documents (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the ABL Priority Collateral; provided that the Administrative Agent shall have provided the applicable Borrower reasonable advance notice of any such establishment; and provided further that, the Administrative Agent may only establish an Availability Reserve after the date hereof based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to the Administrative Agent as of the Closing Date. The amount of any Availability Reserve shall have a reasonable relationship to the event, condition or other matter that is the basis for the Availability Reserve. Upon delivery of such notice, the Administrative Agent and (if applicable) the Co-Collateral Agent shall be available to discuss any proposed Availability Reserve, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent and (if applicable) the Co-Collateral Agent in the exercise of their Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent and (if applicable) the Co-Collateral Agent to establish such Availability Reserve, unless the Administrative Agent and (if applicable) the Co-Collateral Agent shall have determined in their Permitted Discretion that the event, condition or other matter that is the basis for such Availability Reserve no longer exists or has otherwise been adequately addressed by the Borrowers. Notwithstanding anything herein to the contrary,

Availability Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Accounts” or “Eligible Inventory” and vice versa, or reserves or criteria deducted in computing the net book value of Eligible Inventory or the Net Orderly Liquidation Value of Eligible Inventory and vice versa. In addition to the foregoing, the Administrative Agent and the Co-Collateral Agent shall have the right, subject to Subsection 7.6, to have the Loan Parties’ Inventory reappraised by a qualified appraisal company selected by the Administrative Agent and the Co-Collateral Agent from time to time after the Closing Date for the purpose of re-determining the Net Orderly Liquidation Value of the Eligible Inventory, and, as a result, re-determining the Borrowing Base.

(c) In the event the Borrowers are unable to comply with (i) the borrowing base limitations set forth in Subsection 2.1(a) or (ii) the conditions precedent to the making of Revolving Credit Loans or the issuance of Letters of Credit set forth in Section 6, the Lenders authorize the Administrative Agent, for the account of the Lenders, to make Revolving Credit Loans to the Borrowers, which may only be made as ABR Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a notice of Borrowing requesting an Agent Advance until the earliest of (i) the 30th Business Day after such date, (ii) the date the respective Borrowers or Borrower are again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Credit Loans and issuance of Letters of Credit, or obtains an amendment or waiver with respect thereto and (iii) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”). The Administrative Agent shall not make any Agent Advance to the extent that at such time the amount of such Agent Advance (A) when added to the aggregate outstanding amount of all other Agent Advances made to the Borrowers at such time, would exceed 5% of the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) or (B) when added to the Aggregate Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the total Commitments at such time. It is understood and agreed that, subject to the requirements set forth above, Agent Advances may be made by the Administrative Agent in its discretion to the extent the Administrative Agent deems such Agent Advances necessary or desirable (x) to preserve and protect the applicable Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other obligations of the Loan Parties hereunder and under the other Loan Documents or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses and other sums payable under the Loan Documents, and that the Borrowers shall have no right to require that any Agent Advances be made.

(d) Each Borrower agrees that, upon the request to the Administrative Agent by any Revolving Credit Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence such Lender’s Revolving Credit Loans, such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1 hereto, with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Revolving Credit Note”), payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all Revolving

Credit Loans made by such Revolving Credit Lender to such Borrower. Each Revolving Credit Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Subsection 4.1.

2.2 Procedure for Revolving Credit Borrowing. Each of the Borrowers may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower Representative shall give the Administrative Agent irrevocable (in the case of any notice except notice with respect to the initial Extension of Credit hereunder, which shall be irrevocable after the funding) notice (which notice must be received by the Administrative Agent prior to (a) 11:00 A.M., New York City time, at least three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans or BA Equivalent Loans or (b) ~~9:00~~11:00 A.M., New York City time, on the requested Borrowing Date, for ABR Loans or Canadian Prime Rate Loans) specifying (i) the identity of a Borrower, (ii) the amount to be borrowed, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Eurodollar Loans or BA Equivalent Loans, ABR Loans, Canadian Prime Rate Loans or a combination thereof and (v) if the borrowing is to be entirely or partly of Eurodollar Loans or BA Equivalent Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing shall be in an amount equal to (x) in the case of ABR Loans or Canadian Prime Rate Loans, except any ABR Loan or Canadian Prime Rate Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swingline Loans, in multiples of $1,000,000 or Cdn$1,000,000, as applicable, (or, if the Commitments then available (as calculated in accordance with Subsection 2.1(a) are less than $1,000,000 or Cdn$1,000,000, as applicable, such lesser amount) and (y) in the case of Eurodollar Loans or BA Equivalent Loans, $1,000,000 or Cdn$1,000,000, as applicable, or a whole multiple of $500,000 or Cdn$500,000, as applicable, in excess thereof). Upon receipt of any such notice from the Borrower Representative the Administrative Agent shall promptly notify each applicable Revolving Credit Lender thereof. Subject to the satisfaction of the conditions precedent specified in Subsection 6.2, each applicable Revolving Credit Lender will make the amount of its pro rata share of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower identified in such notice at the office of the Administrative Agent specified in Subsection 11.2 prior to 2:00 P.M. (in the case of ABR Loans or Canadian Prime Rate Loans) and 12:00 P.M. (in the case of all other Loans) (or 10:00 A.M., in the case of the initial borrowing hereunder), New York City time, or at such other office of the Administrative Agent or at such other time as to which the Administrative Agent shall notify such Borrower reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by such Borrower in Dollars or the applicable Designated Foreign Currency and in funds immediately available to the Administrative Agent.

2.3 Termination or Reduction of Commitments. The Parent Borrower (on behalf of itself and each other applicable Borrower) shall have the right, upon not less than three Business Days’ notice to the Administrative Agent (who will promptly notify the Lenders), to terminate the Commitments, or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swingline Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans and Swingline Loans then outstanding (including in the case of Revolving Credit Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof), when added to the sum of the then outstanding L/C Obligations, would exceed the Commitments then in effect. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the applicable Commitments then in effect.

2.4 Swingline Commitments. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make Swingline loans (individually, a “Swingline Loan”; collectively, the “Swingline Loans”) to any of the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $25,000,000; provided that at no time may the sum of the then outstanding Swingline Loans, Revolving Credit Loans (including in the case of Revolving Credit Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof) and L/C Obligations exceed the lesser of (1) the Commitments then in effect and (2) the Borrowing Base then in effect (based on the most recent Borrowing Base Certificate) (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Credit Loans in any Designated Foreign Currency on the date the notice of borrowing of Swingline Loans is given for purposes of determining compliance with this Subsection 2.4). Swingline Loans shall be made in minimum amounts of $1,000,000 or Cdn$1,000,000, as applicable, and integral multiples of $500,000 or Cdn$500,000, as applicable, above such amount. Amounts borrowed by any Borrower under this Subsection 2.4 may be repaid and, through but excluding the Termination Date, reborrowed. All Swingline Loans made to any Borrower shall be made in Dollars or Canadian Dollars as ABR Loans or Canadian Prime Rate Loans, as applicable, and shall not be entitled to be converted into Eurodollar Loans or BA Equivalent Loans. The Borrower Representative (on behalf of itself or any other Borrower as the case may be), shall give the Swingline Lender irrevocable notice (which notice must be received by the Swingline Lender prior to 12:00 Noon, New York City time, on the requested Borrowing Date) specifying (1) the identity of a Borrower, (2) the amount of the requested Swingline Loan and (3) whether the Borrowing is to be of ABR Loans or Canadian Prime Rate Loans. The proceeds of the Swingline Loans will be made available by the Swingline Lender to the Borrower identified in such notice at an office of the Swingline Lender by crediting the account of such Borrower at such office with such proceeds in Dollars or Canadian Dollars.

(b) Each of the Borrowers agrees that, upon the request to the Administrative Agent by the Swingline Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence the Swingline Loans such Borrower will execute and deliver to the Swingline Lender a promissory note substantially in the form of Exhibit A-2 hereto, with appropriate insertions (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Swingline Note”), payable to the Swingline Lender and representing the obligation of such Borrower to pay the amount of the Swingline Commitment or, if less, the unpaid principal amount of the Swingline Loans made to such Borrower, with interest thereon as prescribed in Subsection 4.1. The Swingline Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Subsection 4.1.

(c) The Swingline Lender, at any time in its sole and absolute discretion may, and, at any time as there shall be a Swingline Loan outstanding for more than seven Business Days, the Swingline Lender shall, on behalf of the Borrower to which the Swingline Loan has been made (which hereby irrevocably directs and authorizes such Swingline Lender to act on its behalf), request (provided that such request shall be deemed to have been automatically made upon the occurrence of an Event of Default under Subsection 9.1(f)) each Lender, including the Swingline Lender to make a Revolving Credit Loan as an ABR Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of all Swingline Loans made in Dollars (each, a “Mandatory Revolving Credit Loan Borrowing”) in an amount equal to such Lender’s Commitment Percentage of the principal amount of all of the Swingline Loans (collectively, the “Refunded Swingline Loans”) outstanding on the date such notice is given; provided that the provisions of this Subsection 2.4 shall not affect the obligations of any Borrower to prepay Swingline Loans in accordance with the provisions of Subsection 4.4(c). Unless the Commitments shall have expired or terminated (in which event the procedures of clause (d) of this Subsection 2.4 shall apply), each Lender hereby agrees to make the proceeds of its Revolving Credit Loan (including any Eurodollar Loan) available to the Administrative Agent for the account of the Swingline Lender at the office of the Administrative Agent prior to 11:00 A.M., New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given notwithstanding (i) that the amount of the Mandatory Revolving Credit Loan Borrowing may not comply with the minimum amount for Revolving Credit Loans otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Revolving Credit Loan Borrowing and (v) the amount of the Commitment of such, or any other, Lender at such time. The proceeds of such Revolving Credit Loans (including without limitation, any Eurodollar Loan) shall be immediately applied to repay the Refunded Swingline Loans.

(d) If the Commitments shall expire or terminate at any time while Swingline Loans are outstanding, each Lender shall, at the option of the Swingline Lender, exercised reasonably, either (i) notwithstanding the expiration or termination of the Commitments, make a Loan as an ABR Loan (which Revolving Credit Loan shall be deemed a “Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swingline Loans, in either case in an amount equal to such Lender’s Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the Commitments of the aggregate principal amount of such Swingline Loans; provided, that in the event that any Mandatory Revolving Credit Loan Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under any domestic or foreign bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law with respect to any Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Revolving Credit Loan Borrowing would otherwise have occurred, but adjusted for any payments received from such Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in such outstanding Swingline Loans as shall be necessary to cause such Lenders to share in such Swingline Loans ratably based upon their respective Commitment Percentages, provided, further, that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Revolving Credit Loan Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate otherwise applicable to Revolving Credit Loans made as ABR Loans. Each Lender will make the proceeds of any Revolving Credit Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swingline Lender at the office of the Administrative Agent prior to 11:00 A.M., New York City time, in funds immediately available on the Business Day next succeeding the date on which the Commitments expire or terminate and in the currency in which such Swingline Loans were made. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Swingline Loans outstanding on the date of termination or expiration of the Commitments. In the event that the Lenders purchase undivided participating interests pursuant to the first sentence of this clause (d), each Lender shall immediately transfer to the Swingline Lender, in immediately available funds and in the currency in which such Swingline Loans were made, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a Swingline Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(e) Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof (whether directly from a Borrower or otherwise, including proceeds of Collateral applied thereto by the Swingline Lender), or any payment of interest on account thereof, the Swingline Lender will, if such payment is received prior to 11:00 A.M., New York City time, on a Business Day, distribute to such Lender its pro rata share thereof prior to the end of such Business Day and otherwise, the Swingline Lender will distribute such payment on the next succeeding Business Day (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it.

(f) Each Lender’s obligation to make the Revolving Credit Loans and to purchase participating interests with respect to Swingline Loans in accordance with Subsections 2.4(c) and 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any of the Borrowers may have against the Swingline Lender, any of the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in condition (financial or otherwise) of any of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by any of the Borrowers, any other Loan Party or any other Lender; (v) any inability of any of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Loan is to be made or participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Repayment of Loans. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent (in the currency in which such Loan is denominated) for the account of: (i) each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Borrower, on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9); and (ii) the Swingline Lender, the then unpaid principal amount of the Swingline Loans made to such Borrower, on the Termination Date (or such earlier date on which the Swingline Loans become due and payable pursuant to Section 9). Each Borrower hereby further agrees to pay interest (which payments shall be in the same currency in which the respective Loan referred to above is denominated) on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Subsection 4.1.

(b) Each Lender (including the Swingline Lender) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof, the Borrowers to which such Loan is made, each Interest Period, if any, applicable thereto and whether such Loans are Revolving Credit Loans or Swingline Loans, (ii) the amount of any principal or interest due and payable or to become due and payable from each of the Borrowers to each applicable Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each of the Borrowers and each applicable Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Subsection 2.5(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.6 Accordion Facility.

(a) So long as no Default or Event of Default exists or would arise therefrom, the Borrowers shall have the right, at any time and from time to time after the Closing Date, to request (i) an increase of the aggregate of the then outstanding Commitments (the “Accordion Revolving Commitments”) after the Second Amendment Effective Date or (ii) one or more term loans (the “Accordion Term Loans” and together with the Accordion Revolving Loan Commitments, collectively, the “Accordion Facilities” and each, an “Accordion Facility”). Notwithstanding anything to contrary herein, the principal amount of any Accordion Term Loans or Accordion Revolving Commitments shall not exceed the Available Accordion Amount at such time. Any such request shall be first made to all applicable existing Lenders on a pro rata basis. To the extent that such existing Lenders decline to extend Commitments or term loans, the Parent Borrower may seek to obtain Accordion Revolving Commitments or Accordion Term Loans from other Persons in an amount equal to the amount of the increase in the total Commitments or total Accordion Term Loans, as applicable, requested by the Borrowers and not accepted by the existing Lenders (each an “Accordion Facility Increase,” and each Person extending, or Lender extending, Accordion Revolving Commitments or Accordion Term Loans, an “Additional Lender”), provided, however, that (i) no Lender shall be obligated to provide an Accordion Facility Increase as a result of any such request by the Borrowers, and (ii) any Additional Lender which is not an existing Lender shall be subject to the approval of, the Administrative Agent, each Issuing Lender and the Borrowers (each such approval not to be unreasonably withheld). Each Accordion Facility Increase shall be in a minimum aggregate amount of at least $15,000,000 and in integral multiples $5,000,000 in excess thereof. Any Accordion Facility Increase may be denominated in Dollars, any Designated Foreign Currency and, to the extent that every Lender and Additional Lender providing such Accordion Facility Increase is able to make Loans in another agreed currency, such other currency.

(b) (i) Any Accordion Term Loans (A) shall be guaranteed by the Guarantors and shall rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Commitments and any existing Accordion Term Loans, (B) shall be part of, and count against, the Borrowing Base, (C) shall not have a final maturity that is earlier than the Termination Date, (D) shall not amortize at a rate greater than 1% per annum, (E) for purposes of prepayments, shall be treated substantially the same as (and in any event no more favorably than) the Loans, and (F) shall otherwise be on terms as are reasonably satisfactory to the Administrative Agent and the Co-Collateral Agent.

(ii) Any Accordion Revolving Commitments (A) shall be guaranteed by the Guarantors and shall rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Commitments in effect prior to the Accordion Facility Increase Effective Date, (B) shall be on terms and pursuant to the documentation applicable to the existing Commitments; provided that if the Applicable Margin relating to the Accordion Revolving Commitments may exceed the Applicable Margin relating to the Commitments in effect prior to the Accordion Facility Increase Effective Date so long as the

Applicable Margins relating to all Revolving Credit Loans shall be adjusted to be equal to the Applicable Margin payable to the Lenders providing such Accordion Revolving Commitments.

(iii) The Accordion Facilities may be in the form of a separate “first-in, last-out” tranche (the “Last-Out Tranche”) with a separate borrowing base against the ABL Priority Collateral and interest rate margins in each case to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Margin of other Revolving Credit Loans pursuant to clause (ii) above) among the Parent Borrower, the Administrative Agent and the Lenders providing the Last-Out Tranche so long as (1) if the Last-Out Tranche availability exceeds $0, any extension of credit under the Revolving Credit Facility thereafter requested shall be made under the Last-Out Tranche until the Last-Out Tranche availability no longer exceeds $0, (2) as between (x) the Revolving Credit Facility (other than the Last-Out Tranche), the Accordion Term Loans and, at the Parent Borrower’s election, Hedging Arrangements and Cash Management Arrangements permitted hereunder and secured by the Guarantee and Collateral Agreement and (y) the Last-Out Tranche, all proceeds from the liquidation or other realization of the Collateral (including ABL Priority Collateral) shall be applied first to obligations owing under, or with respect to, the Revolving Credit Facility (other than the Last-Out Tranche), the Accordion Term Loans, Hedging Arrangements and Cash Management Arrangements permitted hereunder and secured by the Guarantee and Collateral Agreement and second to the Last-Out Tranche, (3) no Borrower may prepay Revolving Credit Loans under the Last-Out Tranche or terminate or reduce the commitments in respect thereof at any time that other Revolving Credit Loans or Accordion Term Loans are outstanding; (4) the Required Lenders (calculated as including Lenders under the Accordion Facilities and the Last-Out Tranche) shall control exercise of remedies in respect of the ABL Priority Collateral; and (5) no changes affecting the priority status of the Revolving Credit Facility (other than the Last-Out Tranche) or the Accordion Term Loans vis-à-vis the Last-Out Tranche may be made without the consent of the Required Lenders under the Revolving Credit Facility, other than in respect of the Last-Out Tranche, or the Accordion Term Loans, as the case may be.

(c) No Accordion Facility Increase shall become effective unless and until each of the following conditions have been satisfied:

(i) The Borrowers, the Administrative Agent, and any Additional Lender shall have executed and delivered a joinder to the Loan Documents (“Joinder Agreement”) in substantially the form of Exhibit L hereto;

(ii) The Borrowers shall have paid such fees and other compensation to the Additional Lenders and to the Administrative Agent as the applicable Borrowers, the Administrative Agent and such Additional Lenders shall agree;

(iii) The applicable Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent from counsel to the applicable Borrowers reasonably satisfactory to the Administrative Agent and dated such date;

(iv) A Revolving Credit Note (to the extent requested) will be issued at the applicable Borrowers’ expense, to each such Additional Lender, to be in conformity with requirements of Subsection 2.1(d) (with appropriate modification) to the extent necessary to reflect the new Commitment of each Additional Lender;

(v) The Parent Borrower shall deliver a certificate certifying that (A) the representations and warranties made by the Parent Borrower and its Restricted Subsidiaries contained herein and in the other Loan Documents are true and correct in all material respects on and as of the Accordion Facility Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (B) no Default has occurred and is continuing and (C) the Parent Borrower would be in compliance, on a Pro Forma Basis, with Subsection 8.1 recomputed as of the last day of the most recently ended fiscal quarter of the Parent Borrower for which financial statements are available, whether or not compliance with Subsection 8.1 is otherwise required at such time, as demonstrated to the reasonable satisfaction of the Administrative Agent; and

(vi) The applicable Borrowers and Additional Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent or the Co-Collateral Agent may reasonably have requested in order to effectuate the documentation of the foregoing.

(d) (i) In the case of any Accordion Facility Increase constituting Accordion Revolving Commitments, the Administrative Agent shall promptly notify each Lender as to the effectiveness of such Accordion Facility Increase (with each date of such effectiveness being referred to herein as an “Accordion Revolving Commitment Effective Date”), and at such time (i) the Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Accordion Revolving Commitments, (ii) Schedule A shall be deemed modified, without further action, to reflect the revised Commitments and Commitment Percentages of the Lenders and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect any such Accordion Revolving Commitments.

(ii) In the case of any Accordion Facility Increase, the Administrative Agent, the Additional Lenders and the Borrowers agree to enter into any amendment required to incorporate the addition of the Accordion Revolving Commitments and the Accordion Term Loans, the pricing of the Accordion Revolving Commitments and the Accordion Term Loans, the maturity date of the Accordion Revolving Commitments and the Accordion Term Loans and such other technical amendments as may be necessary or appropriate in the reasonable opinion the Administrative Agent and the Borrowers in connection therewith. The Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments.

(e) In connection with the Accordion Facility Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the applicable Borrowers shall, in coordination with the Administrative Agent, (x) repay applicable outstanding Revolving Credit Loans of certain Lenders, and obtain applicable Revolving Credit Loans from certain other Lenders (including the Additional Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent or the Co-Collateral Agent, in each case to the extent necessary so that the Lenders effectively participate in each of the outstanding Revolving Credit Loans, as applicable, pro rata on the basis of their Commitment Percentages (determined after giving effect to any increase in the Commitments pursuant to this Subsection 2.6), and (ii) the applicable Borrowers shall pay to the Lenders any costs of the type referred to in Subsection 4.12 in connection with any repayment and/or Revolving Credit Loans required pursuant to preceding clause (i). Without limiting the obligations of the Borrowers provided for in this Subsection 2.6, the Administrative Agent and the Lenders agree that they will use commercially reasonable efforts to attempt to minimize the costs of the type referred to in Subsection 4.12 which the Borrowers would otherwise occur in connection with the implementation of an increase in the Commitments.

2.7 Refinancing Amendments. (a) So long as no Default or Event of Default exists or would arise therefrom, at any time after the Closing Date, the Borrowers may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of the Facility (which for purposes of this clause (a) will be deemed to include any then outstanding (w) Other Term Loans, (x) Accordion Term Loans, (y) Other Revolving Credit Loans and (z) Loans provided against the Accordion Revolving Commitments, but will exclude the commitments in respect of the Last-Out Tranche unless (1) the Loans comprising the Last-Out Tranche are the only Loans outstanding and (2) the Commitments for the Revolving Credit Facility (excluding the Last-Out Tranche) have been terminated) in the form of (i) one or more Other Term Loans or Other Term Loan Commitments, (ii) one or more Other Revolving Credit Loans or Other Revolving Credit Commitments, or (iii) in the case of the Last-Out Tranche, a new “first-in, last-out” tranche, as the case may be, in each case pursuant to a Refinancing Amendment. Each Tranche of Credit Agreement Refinancing Indebtedness incurred under this Subsection 2.7 shall be in an aggregate principal amount that is (x) not less than $15,000,000 in the case of Other Term Loans or $15,000,000 in the case of Other Revolving Loans and (y) an integral multiple of $5,000,000 in excess thereof.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Subsection 6.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Subsection 6.1 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Parent Borrower, or the provision to the Parent Borrower of Swingline Loans, pursuant to any Other Revolving Credit Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Commitments.

(c) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Credit Loans, Other Revolving Credit Commitments and/or Other Term Commitments). The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Refinancing Amendment to effect such amendments to this Agreement and the other Loan Documents and such technical amendments as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Subsection 6.1. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Lender, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Commitments, be deemed to be participation interests in respect of such Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

2.8 Extension of Commitments. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Revolving Credit Lenders of Commitments, with a like maturity date, or all lenders with Term Loans, with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Commitments or Term Loans, as applicable) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Commitments or Term Loans, as applicable, and otherwise modify the terms of such Revolving Commitments or Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Commitments (and related outstandings) or Term Loans) (each, an “Extension”, and each group of Commitments or Term Loans, as applicable, as so extended, as well as the original Commitments or Term Loans (not so extended), as applicable, being a “tranche”; any Extended Revolving Commitments shall constitute a separate tranche of Commitments from the tranche of Commitments from which they were converted and any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied: (i) no Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrowers and set forth in the relevant Extension Offer), (x) the Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Commitment (or related outstandings, as the case may be) with the same terms as the original Commitments (and related outstandings) and (y) the Term Loans of any Lender that agrees to an extension with respect to such Term Loans (an “Extending Term Lender” and together with any Extended Revolving Credit Lender, if any, collectively, “Extending Lenders”) pursuant to an Extension (“Extended Term Loans”) shall have the same terms as the original Term Loans; provided that (x) subject to the provisions of Section 3 and Subsection 2.4 to the extent dealing with Letters of Credit and Swingline Loans which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all Letters of Credit and Swingline Loans shall be participated in on a pro rata basis by all Lenders with Commitments in accordance with their Commitment Percentage of the Commitments and all borrowings under Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Commitments) and (y) at no time shall there be Commitments hereunder (including Extended Revolving Commitments and any original Commitments) which have more than two different maturity dates, unless otherwise agreed by the Administrative Agent and the Borrowers (including agreements as to additional administrative fees to be paid by the Borrowers), and (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers.

(b) With respect to all Extensions consummated by the Borrowers pursuant to this Subsection 2.8, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Subsection 4.4 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrowers’ sole discretion and may be waived by the Borrowers) of Commitments or Term Loans, as applicable, of any or all applicable tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Subsection 2.8 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Commitments or Extended Term Loans, as applicable, on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Subsections 4.4 and 4.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Subsection 2.8.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to its Commitments or Term Loans (or a portion thereof) and (B) with respect to any Extension of the Commitments, the consent of each Issuing Lender and the Swingline Lender, which consent shall not be unreasonably withheld or delayed. All Extended Revolving Commitments and Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Commitments or Term Loans so extended, permit the repayment of non-extending Loans on the Termination Date and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection therewith, in each case on terms consistent with this Subsection 2.8. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, the Borrowers shall provide the Administrative Agent at least 5 Business Days’ (or such shorter period as may be agreed by the Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Subsection 2.8.

SECTION 3 LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Subsection 3.4(a), agrees to continue under this Agreement for the account of the Parent Borrower the Existing Letters of Credit issued by it and to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) for the account of the applicable Borrower or (if required by the applicable Issuing Lender, so long as a Borrower is a co-applicant and jointly and severally liable thereunder) any Restricted Subsidiary on any Business Day during the Commitment Period but in no event later than the 5th day prior to the Termination Date in such form as may be approved from time to time by the Issuing Lender; provided that no Letter of Credit shall be issued if, after giving effect to such issuance, (i) the aggregate Extensions of Credit to the Borrowers would exceed the applicable limitations set forth in Subsection 2.1 (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Credit Loans in any Designated Foreign Currency on the date on which the Borrower Representative has requested that the applicable Issuing Lender issue a Letter of Credit for purposes of determining compliance with this clause (i)), (ii) the L/C Obligations in respect of Letters of Credit would exceed $50,000,000 or (iii) the Aggregate Outstanding Credit of all the Revolving Credit Lenders would exceed the Commitments of all the Revolving Credit Lenders then in effect.

(b) Each Letter of Credit shall be denominated in Dollars or any other Designated Foreign Currency requested by the Borrower Representative and shall be either (i) a standby letter of credit issued to support obligations of the Parent Borrower or any of its Restricted Subsidiaries, contingent or otherwise, which finance or otherwise arise in connection with the working capital and business needs of the Parent Borrower and its Restricted Subsidiaries incurred in the ordinary course of business (a “Standby Letter of Credit”), or (ii) a commercial letter of credit in respect of the purchase of goods or services by the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business (a “Commercial L/C”), and unless otherwise agreed by the Administrative Agent expire no later than the earlier of (A) one year after its date of issuance and (B) the 5th Business Day prior to the Termination Date; provided that, notwithstanding any extension of the Termination Date pursuant to Subsection 2.8, unless otherwise agreed, no Issuing Lender shall be obligated to issue a Letter of Credit that expires beyond the non-extended Termination Date.

(c) Notwithstanding anything to the contrary in Subsection 3.1(b), if the Borrower Representative so requests in any L/C Request, the applicable Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal L/C”); provided that any such Auto-Renewal L/C must permit the applicable Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Lender, the applicable Borrower shall not be required to make a specific request to such Issuing Lender for any such renewal. Once an Auto-Renewal L/C has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Lender to permit the renewal of such Letter of Credit at any time to an extended expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the 5th Business Day prior to the Termination Date; provided that such Issuing Lender shall not permit any such renewal if (x) such Issuing Lender has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Subsection 3.2(c) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this clause (c), (1) from the Administrative Agent that any Lender directly affected thereby has elected not to permit such renewal or (2) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Subsection 3.1.

(d) Each Letter of Credit issued by an Issuing Lender shall be deemed to constitute a utilization of the Commitments, and shall be participated in (as more fully described in the following Subsection 3.4) by the Lenders in accordance with their respective Commitment Percentages. All Letters of Credit issued hereunder shall be denominated in Dollars or in the respective Designated Foreign Currency requested by the Borrower Representative and shall be issued for the account of the applicable Borrower or (if required by the applicable Issuing Lender, so long as a Borrower is a co-applicant and jointly and severally liable thereunder) any Restricted Subsidiary.

(e) Unless otherwise agreed by the applicable Issuing Lender and the Parent Borrower, each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York. All Letters of Credit shall be issued on a sight basis only.

3.2 Procedure for Issuance of Letters of Credit. (a) The Borrower Representative may, from time to time during the Commitment Period but in no event later than the 30th day prior to the Termination Date, request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent at its address for notices specified herein, an L/C Request therefor in the form Exhibit J hereto (completed to the reasonable satisfaction of such Issuing Lender), and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Each L/C Request shall specify the Designated Foreign Currency in which the requested Letter of Credit is to be denominated (or specify that the requested Letter of Credit is to be denominated in Dollars). Upon receipt of any L/C Request, such Issuing Lender will process such L/C Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall an Issuing Lender be required, unless otherwise agreed to by such Issuing Lender, to issue any Letter of Credit earlier than five (5) Business Days after its receipt of the L/C Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower Representative. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower Representative promptly following the issuance thereof. Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the applicable Issuing Lender shall promptly notify the Administrative Agent, who shall promptly notify each Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Subsection 3.4. If the applicable Issuing Lender is not the same person as the Administrative Agent, on the first Business Day of each calendar month, such Issuing Lender shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Lender.

(b) The making of each request for a Letter of Credit by the Borrower Representative shall be deemed to be a representation and warranty by the Borrower Representative that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Subsection 3.1. Unless the respective Issuing Lender has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Subsection 3.1, then such Issuing Lender may issue the requested Letter of Credit for the account of the applicable Borrower or Restricted Subsidiary in accordance with such Issuing Lender’s usual and customary practices.

(c) No Issuing Lender shall be under any obligation to issue any Letter of Credit if

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any banking regulatory authority with jurisdiction over such Issuing Lender shall prohibit the issuance of letters of credit generally; or

(ii) the issuance of such Letter of Credit would violate one or more existing (as of the date hereof) policies of such Issuing Lender consistently applied by such Issuing Lender to borrowers generally.

3.3 Fees, Commissions and Other Charges. (a) Each Borrower agrees to pay to the Administrative Agent a letter of credit commission with respect to each Letter of Credit issued by such Issuing Lender on its behalf, computed for the period from and including the date of issuance of such Letter of Credit through to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect for Eurodollar Loans calculated on the basis of a 360 day year, of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein. Such commission shall be payable to the Administrative Agent for the account of the applicable Revolving Credit Lenders to be shared ratably among them in accordance with their respective Commitment Percentages. Each Borrower shall pay to the relevant Issuing Lender a fee equal to 1/8 of 1% per annum of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such other date as the Commitments shall terminate. Such commissions and fees shall be nonrefundable. Such fees and commissions shall be payable in Dollars, notwithstanding that a Letter of Credit may be denominated in any Designated Foreign Currency. In respect of a Letter of Credit denominated in any Designated Foreign Currency, such fees and commissions shall be converted into Dollars at the Spot Rate of Exchange.

(b) In addition to the foregoing commissions and fees, each Borrower agrees to pay or reimburse the applicable Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender within 10 days after demand therefor.

(c) The Administrative Agent shall, promptly following any receipt thereof, distribute to the applicable Issuing Lender and the applicable Lenders all commissions and fees received by the Administrative Agent for their respective accounts pursuant to this Subsection 3.3.

3.4 L/C Participations. (a) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Lender or the Lenders, each Issuing Lender hereby irrevocably grants to each Lender, and each Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. All calculations of the Lenders’ Commitment Percentages shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error.

(b) If the Borrowers fail to reimburse the applicable Issuing Lender on the due date as provided in Subsection 3.5, such Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Commitment Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the next succeeding Business Day), an amount equal to such Lender’s Commitment Percentage of the unreimbursed L/C Disbursement in the same manner as provided in Subsection 2.2 with respect to Loans made by such Lender, and the Administrative Agent will promptly pay to the applicable Issuing Lender the amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the applicable Issuing Lender any amounts received by it from the Borrowers pursuant to the above clause (a) prior to the time that any Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from the Borrowers thereafter will be promptly remitted by the Administrative Agent to the Lender that shall have made such payments and to such Issuing Lender, as appropriate.

(c) If any Lender shall not have made its Commitment Percentage of such L/C Disbursement available to the Administrative Agent as provided above, each of such Lender and each Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Lender at (i) in the case of Borrower, the rate per annum set forth in Subsection 3.5(b) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

3.5 Reimbursement Obligation of the Borrowers. (a) Each Borrower hereby agrees to reimburse each Issuing Lender, upon receipt by the Borrower Representative of notice from the applicable Issuing Lender of the date and amount of a draft presented under any Letter of Credit issued on its behalf and paid by such Issuing Lender (an “L/C Disbursement”), for the amount of such draft so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the applicable Issuing Lender, at its address for notices specified herein, in the currency in which such Letter of Credit is denominated (except that, in the case of any Letter of Credit denominated in any Designated Foreign Currency, in the event that such payment is not made to such Issuing Lender within three Business Days of the date of receipt by the Borrower Representative of such notice, upon notice by such Issuing Lender to the Borrower Representative, such payment shall be made in Dollars, in an amount equal to the Dollar Equivalent of the amount of such payment converted on the date of such notice into Dollars at the Spot Rate of Exchange on such date) and in immediately available funds, no later than 3:00 P.M., New York City time, on the date on which the Borrower Representative receives such notice, if received prior to 11:00 A.M., New York City Time, on a Business Day and otherwise, no later than 3:00 P.M., New York City time, on the next succeeding Business Day; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Subsection 2.2 that such payment be financed with ABR Loans or Swingline Loans or Canadian Prime Rate Loans in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Loans or Swingline Loans or Canadian Prime Rate Loans. Any conversion by an Issuing Lender of any payment to be made in respect of any Letter of Credit denominated in any Designated Foreign Currency into Dollars in accordance with this Subsection 3.5(a) shall be conclusive and binding upon each Borrower and the applicable Revolving Credit Lenders in the absence of manifest error; provided that upon the request of the Borrower Representative or any Revolving Credit Lender, the applicable Issuing Lender shall provide to the Borrower Representative or Revolving Credit Lender a certificate including reasonably detailed information as to the calculation of such conversion.

(b) Interest shall be payable on any and all amounts remaining unpaid (taking the Dollar Equivalent of any amounts denominated in any Designated Foreign Currency, as determined by the Administrative Agent) by the Borrowers under this Subsection 3.5(b) from the date the draft presented under the affected Letter of Credit is paid to the date on which the applicable Borrower is required to pay such amounts pursuant to clause (a) above at the rate which would then be payable on any outstanding ABR Loans that are Revolving Credit Loans and (ii) thereafter until payment in full at the rate which would be payable on any outstanding ABR Loans that are Revolving Credit Loans which were then overdue.

3.6 Obligations Absolute. The Reimbursement Obligations of Borrowers as provided in Subsection 3.5 shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of the Parent Borrower and its Restricted Subsidiaries. None of the Agents, the Lenders, the Issuing Lenders or any of their affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lenders; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable Requirements of Law) suffered by the Borrowers that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7 L/C Disbursements. The applicable Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Lender shall promptly give written notice to the Administrative Agent and the Borrower Representative of such demand for payment and whether such Issuing Lender has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to such Issuing Lender and the Lenders with respect to any such L/C Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Subsection 3.5).

3.8 L/C Request. To the extent that any provision of any L/C Request related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Cash Collateralization. If the maturity of the Loans has been accelerated, the Borrowers shall then deposit on terms and in accounts satisfactory to the Administrative Agent, in the name of the Collateral Agent and for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Obligations as of such date plus any accrued and unpaid interest thereon;. Funds so deposited shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for L/C Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be applied to satisfy other Obligations of the Borrowers under this Agreement.

3.10 Additional Issuing Lenders. The Borrower Representative may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing lender under the terms of this Agreement. Any Lender designated as an issuing lender pursuant to this Subsection 3.10 shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender or Issuing Lenders and such Lender. The Administrative Agent shall notify the Lenders of any such additional Issuing Lender. If at any time there is more than one Issuing Lender hereunder, the Borrower Representative may, in its discretion, select which Issuing Lender is to issue any particular Letter of Credit.

3.11 Resignation or Removal of the Issuing Lender. Any Issuing Lender may resign as Issuing Lender hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and the Borrower Representative. Any Issuing Lender may be replaced at any time by written agreement among the Borrower Representative, each Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such resignation or replacement of an Issuing Lender. At the time any such resignation of an Issuing Lender shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the retiring Issuing Lender pursuant to Subsection 3.3. From and after the effective date of any such resignation or replacement, (i) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation or replacement of an Issuing Lender, the retiring or replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

SECTION 4 GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1 Interest Rates and Payment Dates. (a) Each (i) Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBOR Rate determined for such day plus the Applicable Margin in effect for such day and (ii) BA Equivalent Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the BA Rate determined for such day, plus the Applicable Margin in effect for such day for BA Equivalent Loans.

(b) Each ABR Loan denominated in Dollars shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR in effect for such day plus the Applicable Margin in effect for such day and each Canadian Prime Rate Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the Canadian Prime Rate in effect for such day plus the Applicable Margin in effect for such day.

(c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Subsection 4.1 plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this Subsection 4.1 (other than clause (x) above) plus 2.00% and (z) in the case of, fees, commissions or other amounts, the rate described in clause (b) of this Subsection 4.1 for ABR Loans that are Revolving Credit Loans accruing interest at the Alternate Base Rate plus 2.00%, in each case from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to clause (c) of this Subsection 4.1 shall be payable from time to time on demand.

(e) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

4.2 Conversion and Continuation Options. (a) The applicable Borrowers may elect from time to time to convert outstanding Revolving Credit Loans from (i) Eurodollar Loans to ABR Loans or (ii) BA Equivalent Loans to Canadian Prime Rate Loans by the Borrower Representative giving the Administrative Agent irrevocable notice of such election prior to 9:00 A.M., New York City time two Business Days prior to such election, provided that any such conversion of Eurodollar Loans or BA Equivalent Loans may only be made on the last day of an Interest Period with respect thereto. The Borrowers may elect from time to time to convert outstanding Revolving Credit Loans (x) from ABR Loans to Eurodollar Loans or (y) from Canadian Prime Rate Loans to BA Equivalent Loans, by the Borrower Representative giving the Administrative Agent irrevocable notice of such election prior to 11:00 A.M., New York City time at least three Business Days’ prior to such election. Any such notice of conversion to Eurodollar Loans or BA Equivalent Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurodollar Loans, BA Equivalent Loans, ABR Loans or Canadian Prime Rate Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurodollar Loan or BA Equivalent Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Parent Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurodollar Loan or BA Equivalent Loan after the date that is one month prior to the Termination Date.

(b) Any Eurodollar Loan or BA Equivalent Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Subsection 1.1, provided that no Eurodollar Loan or BA Equivalent Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Borrower Representative that no such continuations may be made or (ii) after the date that is one month prior to either the Termination Date, and provided, further, that if the Borrower Representative shall fail to give any required notice as described above in this clause (b) or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans or BA Equivalent Loans shall be automatically converted to ABR Loans or Canadian Prime Rate Loans, as applicable, on the last day of such then expiring Interest Period. Upon receipt of any such notice of continuation pursuant to this Subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

4.3 Minimum Amounts of Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Set shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and BA Equivalent Loans comprising each Set shall be equal to Cdn$1,000,000 or a whole multiple of Cdn$500,000 in excess thereof and so that there shall not be more than 12 Sets at any one time outstanding.

4.4 Optional and Mandatory Prepayments. (a) Each of the Borrowers may at any time and from time to time prepay the Loans made to it and the Reimbursement Obligations in respect of Letters of Credit issued for its account, in whole or in part, subject to Subsection 4.12, without premium or penalty, upon irrevocable notice by the Borrower Representative to the Administrative Agent prior to 11:00 A.M., New York City time three Business Days prior to the date of prepayment (in the case of Eurodollar Loans or BA Equivalent Loans and Reimbursement Obligations outstanding in any Designated Foreign Currency), prior to 11:00 A.M., New York City time at least one Business Day prior to the date of prepayment (in the case of ABR Loans and Canadian Prime Rate Loans other than Swingline Loans) or same-day irrevocable notice by the Borrower Representative to the Administrative Agent (in the case of (x) Swingline Loans and (y) Reimbursement Obligations outstanding in Dollars or a Designated Foreign Currency)). Such notice shall specify, in the case of any prepayment of Loans, the identity of the prepaying Borrower, the date and amount of prepayment and whether the prepayment is (i) of Revolving Credit Loans or Swingline Loans, or a combination thereof, and (ii) of Eurodollar Loans, BA Equivalent Loans, ABR Loans or Canadian Prime Rate Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurodollar Loan or BA Equivalent Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Subsection 4.12, the Revolving Credit Loans and the Reimbursement Obligations pursuant to this Section shall (unless the Parent Borrower otherwise directs) be applied, first, to payment of the Swingline Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C Obligation on terms reasonably satisfactory to the Administrative Agent; provided, further, that any pro rata calculations required to be made pursuant to this Subsection 4.4(a) in respect to any Loan denominated in a Designated Foreign Currency shall be made on a Dollar Equivalent basis. Partial prepayments pursuant to this Subsection 4.4(a) shall be in multiples of $1,000,000 or Cdn$1,000,000, as applicable, provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(b) On any day (other than during an Agent Advance Period) on which the Aggregate Lender Exposure or the unpaid balance of Extensions of Credit to, or for the account of, the Borrowers exceeds the Borrowing Base (based on the Borrowing Base Certificate last delivered) or the total Commitments at such time, the Borrowers shall prepay on such day the principal of outstanding Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Revolving Credit Loans, the aggregate amount of the L/C Obligations exceeds the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered), the Borrowers shall pay to the Administrative Agent on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to such L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrowers to the Issuing Lenders and the Revolving Credit Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(c) The Borrowers shall prepay all Swingline Loans then outstanding simultaneously with each borrowing by them of Revolving Credit Loans.

(d) Prepayments pursuant to Subsection 4.4(b) shall be applied, first, to prepay Swingline Loans then outstanding, second, to prepay Revolving Credit Loans then outstanding, third, to pay any Reimbursement Obligations then outstanding and, last, to cash collateralize all L/C Obligations on terms reasonably satisfactory to the Administrative Agent.

(e) For avoidance of doubt, the Commitments shall not be correspondingly reduced by the amount of any prepayments of Revolving Credit Loans, payments of Reimbursement Obligations and cash collateralizations of L/C Obligations, in each case, made under Subsections 4.4(b).

(f) Notwithstanding the foregoing provisions of this Subsection 4.4, if at any time any prepayment of the Loans pursuant to Subsection 4.4(a) or 4.4(b) would result, after giving effect to the procedures set forth in this Agreement, in any Borrower incurring breakage costs under Subsection 4.12 as a result of Eurodollar Loans or BA Equivalent Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the relevant Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans or BA Equivalent Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurodollar Loans or BA Equivalent Loans not immediately prepaid), to be held as security for the obligations of such Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurodollar Loans or BA Equivalent Loans (or such earlier date or dates as shall be requested by such Borrower) or (ii) make a prepayment of the Revolving Credit Loans in accordance with Subsection 4.4(a) with an amount equal to a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans or BA Equivalent Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurodollar Loans or BA Equivalent Loans not immediately prepaid); provided that, notwithstanding anything in this Agreement to the contrary, none of the Borrowers may request any Extension of Credit under the Commitments that would reduce the aggregate amount of the Available Loan Commitments to an amount that is less than the amount of such prepayment until the related portion of such Eurodollar Loans or BA Equivalent Loans have been prepaid upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurodollar Loans or BA Equivalent Loans; provided that, in the case of either clause (i) or (ii), such unpaid Eurodollar Loans or BA Equivalent Loans shall continue to bear interest in accordance with Subsection 4.1 until such unpaid Eurodollar Loans or BA Equivalent Loans or the related portion of such Eurodollar Loans or BA Equivalent Loans, as the case may be, have or has been prepaid.

(g) Notwithstanding anything to the contrary herein, this Subsection 4.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

4.5 Commitment Fees; Administrative Agent’s Fee; Other Fees. (a) Each Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the Applicable Commitment Fee Rate on the average daily amount of the Unutilized Commitment of such Revolving Credit Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first such date to occur after the date hereof.

(b) Each Borrower agrees to pay to the Administrative Agent and the Other Representatives the fees set forth in Section 1(a) of the Fee Letter and comply with its obligations under the Syndication Procedure Letter.

4.6 Computation of Interest and Fees. (a) Interest (other than interest based on the Alternate Base Rate, Canadian Prime Rate or BA Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Alternate Base Rate, Canadian Prime Rate or BA Rate shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of each determination of a Adjusted LIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate, the Canadian Prime Rate or the Statutory Reserves shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each of the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower Representative or any Lender, deliver to the Borrower Representative or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Subsection 4.1, excluding any LIBOR Rate which is based upon the Reuters Monitor Money Rates Service page and any ABR Loan which is based upon the Alternate Base Rate or any Canadian Prime Rate Loan based on the Canadian Prime Rate.

(c) For the purposes of the Interest Act (Canada), in any case in which an interest or fee rate is stated in this Agreement to be calculated on the basis of a number of days that is other than the number in a calendar year, the yearly rate to which such interest or fee rate is equivalent is equal to such interest or fee rate multiplied by the actual number of days in the year in which the relevant interest or fee payment accrues and divided by the number of days used as the basis for such calculation.

4.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each of the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate with respect to any Eurodollar Loan (the “Affected Eurodollar Rate”) or the BA Rate (the “Affected BA Rate”) with respect to any BA Equivalent Loans for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Parent Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurodollar Loans or BA Equivalent Loans the rate of interest applicable to which is based on the Affected Eurodollar Rate or the Affected BA Rate, as applicable, requested to be made on the first day of such Interest Period shall be made as ABR Loans or Canadian Prime Rate Loans, as applicable and (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate or Affected BA Rate shall be converted to or continued as ABR Loans or Canadian Prime Rate Loans, as applicable. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans or BA Equivalent Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate or Affected BA Rate shall be made or continued as such, nor shall any of the Borrowers have the right to convert ABR Loans or Canadian Prime Rate Loans to Eurodollar Loans or BA Equivalent Loans, as applicable, the rate of interest applicable to which is based upon the Affected Eurodollar Rate or Affected BA Rate.

4.8 Pro Rata Treatment and Payments. (a) Except as expressly otherwise provided herein, each borrowing of Revolving Credit Loans (other than Swingline Loans) by any of the applicable Borrowers from the Lenders hereunder shall be made, each payment by any of the Borrowers on account of any commitment fee in respect of the Commitments hereunder shall be allocated by the Administrative Agent and any reduction of the Commitments of the Lenders, as applicable, shall be allocated by the Administrative Agent in each case pro rata according to the Commitment Percentage of the Lenders. Except as expressly otherwise provided herein, each payment (including each prepayment) by any of the applicable Borrowers on account of principal of and interest on any Revolving Credit Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the relevant Revolving Credit Lenders. All payments (including prepayments) to be made by any of the Borrowers hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Loans, the Lenders, the Administrative Agent, or the

Other Representatives, as the case may be, at the Administrative Agent’s office specified in Subsection 11.2, in Dollars, or, in the case of Loans outstanding in any Designated Foreign Currency and L/C Obligations in any Designated Foreign Currency, such Designated Foreign Currency and, whether in Dollars or any Designated Foreign Currency, in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders or Other Representatives, as the case may be, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders or Other Representatives, as the case may be, on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurodollar Loans or BA Equivalent Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan or BA Equivalent Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. This Subsection 4.8(a) may be amended to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrowers in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to (i) in the case of Loans to be made in any Designated Foreign Currency, the rate customary in such Designated Foreign Currency for settlement of similar inter-bank obligations, or (ii) in the case of Loans to be made in Dollars, the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Subsection 4.8(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Parent Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to, in the case of Loans to be made in Dollars, ABR Loans hereunder or, in the case of Loans to be made in any Designated Foreign Currency, the rate per annum applicable to such Loans pursuant to Subsection 4.1, in either case on demand, from such Borrower and (y) then such Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available, provided that at the time such borrowing is made and at all times while such amount is outstanding such Borrower would be permitted to borrow such amount pursuant to Subsection 2.1.

4.9 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurodollar Loans or BA Equivalent Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower Representative and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan or Canadian Prime Rate Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan or Canadian Prime Rate Loan (as applicable) (or a Swingline Loan) when an Affected Loan is requested and (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans or Canadian Prime Rate Loans, as applicable on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Subsection 4.12.

4.10 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender or any Issuing Lender, or compliance by any Lender or any Issuing Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender or such Issuing Lender becomes an Issuing Lender):

(i) shall subject such Lender or such Issuing Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any L/C Request, any Eurodollar Loans or any BA Equivalent Loans made or maintained by it or its obligation to make or maintain Eurodollar Loans or BA Equivalent Loans, or change the basis of taxation of payments to such Lender in respect thereof, in each case, except for Non-Excluded Taxes, Taxes imposed by FATCA and taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax), of such Lender, such Issuing Lender or its applicable lending office, branch, or any affiliate thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate or BA Rate, as the case may be, hereunder; or

(iii) shall impose on such Lender or such Issuing Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender or such Issuing Lender, by an amount which such Lender or such Issuing Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or BA Equivalent Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Parent Borrower from such Lender, through the Administrative Agent in accordance herewith, the applicable Borrower shall promptly pay such Lender or such Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurodollar Loans, BA Equivalent Loans, or Letters of Credit, provided that, in any such case, such Borrower may elect to convert the Eurodollar Loans and/or BA Equivalent Loans made by such Lender hereunder to ABR Loans or Canadian Prime Rate Loans, as applicable, by giving the Administrative Agent at least two Business Days’ notice of such election, in which case such Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Subsection 4.10(a) and such amounts, if any, as may be required pursuant to Subsection 4.12. If any Lender becomes entitled to claim any additional amounts pursuant to this Subsection 4.10(a), it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(a) submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) If any Lender or any Issuing Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or such Issuing Lender or any corporation controlling such Lender or such Issuing Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s or such Issuing Lender’s obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such Issuing Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or such Issuing Lender or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(b) submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c) Notwithstanding anything herein to the contrary, all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith, shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date for all purposes herein.

4.11 Taxes. (a) Except as provided below in this Subsection 4.11 or as required by law, all payments made by each of the Borrowers or the Agents under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by any Borrower or the Administrative Agent to any Agent or any Lender hereunder or under any Notes, the amounts so payable by such Borrower or the Administrative Agent shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that each of the Borrowers shall be entitled to deduct and withhold, and the Borrowers shall not be required to indemnify for any Non-Excluded Taxes, and any such amounts payable by any Borrower or the Administrative Agent to or for the account of any Agent or Lender, shall not be increased (x) if such Agent or Lender fails to comply with the requirements of clauses (b), (c) or (d) of this Subsection 4.11 or with the requirements of Subsection 4.13, or (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a Change in Law, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S.

federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”). Whenever any Non-Excluded Taxes are payable by any Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the respective Lender or Agent, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If any Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Subsection 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) Each Agent and each Lender that stands ready to make, makes or holds any Extension of Credit to any Borrower (an “U.S. Extender of Credit”), in each case that is not a United States Person shall:

(i) (1) on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrowers and the Administrative Agent (A) two duly completed copies of Internal Revenue Service Form W-8BEN (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Form W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes, and (B) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(2) deliver to the Borrowers and the Administrative Agent two further copies of any such form or certification provided in Subsection 4.11(b)(i)(1) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrowers; and

(3) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by any Borrower or the Administrative Agent; or

(ii) in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,

(1) represent to the Borrowers and the Administrative Agent that it is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(2) deliver to the Borrowers on or before the date of any payment by any of the Borrowers with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit D hereto (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes and (C) such other forms, documentation or certifications, as the case may be certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes (and shall also deliver to the Borrowers and the Administrative Agent two further copies of such form or certificate on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by any Borrower or the Administrative Agent for filing and completing such forms or certificates); and

(3) deliver, to the extent legally entitled to do so, upon reasonable request by any Borrower, to the Borrowers and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (3) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any of the Borrowers) which would be imposed on such Lender of complying with such request; or

(iii) in the case of any such Agent or Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(1) on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrowers and the Administrative Agent two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrowers and the Administrative Agent that such Lender is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrowers and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and

(A) with respect to each beneficiary or member of such Agent or Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the Borrowers and the Administrative Agent (I) two duly completed copies of Internal Revenue Service Form W-8BEN (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI or Form W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

(B) with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrowers and the Administrative Agent that such beneficiary or member is not (1) a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrowers and the Administrative Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes, and (III) also delivers to Borrowers and the Administrative Agent such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(2) deliver to the Borrowers and the Administrative Agent two further copies of any such forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by any Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(3) deliver, to the extent legally entitled to do so, upon reasonable request by any Borrower, to the Borrowers and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or Lender (or beneficiary or member) to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (iii) such Agent or Lender shall be entitled to consider the cost (to the extent unreimbursed by any of the Borrowers) which would be imposed on such Agent or Lender (or beneficiary or member) of complying with such request;

unless in any such case there has been a Change in Law which renders all such forms inapplicable or which would prevent such Agent or such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Agent or such Lender so advises the Parent Borrower and the Administrative Agent.

(c) Each Lender that is a U.S. Extender of Credit and each Agent, in each case that is a United States Person shall on or before the date of any payment by any Borrower under this Agreement or any Notes to such Lender or Agent, deliver to such Borrower and the Administrative Agent two duly completed copies of Internal Revenue Service Form W-9, or successor form, certifying that such Lender or Agent is a United States Person and that such Lender or Agent is entitled to complete exemption from United States backup withholding tax.

(d) Notwithstanding the foregoing, on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to the Administrative Agent, the Administrative Agent shall:

(i) deliver to the Borrowers (A) two duly completed copies of Internal Revenue Service Form W-8ECI, or successor applicable form, with respect to any amounts payable to the Administrative Agent for its own account, (B) two duly completed copies of Internal Revenue Service Form W-8IMY, or successor applicable form, with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrowers to be treated as a U.S. person with respect to such payments (and the Borrowers and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by U.S. Treasury Regulation § 1.1441-1(b)(2)(iv)) or (C) such other forms or certifications as may be sufficient under applicable law to establish that the Administrative Agent is entitled to receive any payment by any of the Borrowers under this Agreement or any Notes (whether for its own account or for the account of others) without deduction or withholding of any United States federal income taxes;

(ii) deliver to the Borrowers two further copies of any such form or certification provided in Subsection 4.11(d)(i) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrowers; and

(iii) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by any Borrower or the Administrative Agent.

(e) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent and the Borrowers, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrowers, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrowers as may be necessary for the Administrative Agent and the Borrowers to comply with their respective obligations (including any applicable reporting requirements) under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

4.12 Indemnity. Each Borrower agrees to indemnify each Lender in respect of Extensions of Credit made, or requested to be made, to the Borrowers and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable decision) as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans, or BA Equivalent Loans after the Parent Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of Eurodollar Loans or BA Equivalent Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurodollar Loans or BA Equivalent Loans or the conversion of Eurodollar Loans or BA Equivalent Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans or BA Equivalent Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this Subsection 4.12, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this Subsection 4.12 submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error. The Parent Borrower shall pay (or cause the relevant Borrower to pay) such Lender the amount shown as due on any such certificate within five Business Days after receipt thereof. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.13 Certain Rules Relating to the Payment of Additional Amounts.

(a) Upon the request, and at the expense of the applicable Borrower, each Lender to which any of the Borrowers is required to pay any additional amount pursuant to Subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford such Borrower the opportunity to contest, and reasonably cooperate with such Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford such Borrower the opportunity to so contest unless such Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) such Borrower shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with such Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender shall be required to afford any Borrower the opportunity to contest, or cooperate with such Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b) If a Lender changes its applicable lending office (other than (i) pursuant to clause (c) below or (ii) after an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause any of the Borrowers to become obligated to pay any additional amount under Subsection 4.10 or 4.11, such Borrower shall not be obligated to pay such additional amount.

(c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by any of the Borrowers pursuant to Subsection 4.10 or 4.11, such Lender shall promptly notify the Parent Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Parent Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d) If any of the Borrowers shall become obligated to pay additional amounts pursuant to Subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Subsection 4.10 or 4.11, the applicable Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and such Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Default or Event of Default then exists or will exist immediately after giving effect to the respective prepayment, upon at least four Business Days’ irrevocable notice to the Administrative Agent to prepay the affected Loan, in whole or in part, subject to Subsection 4.12, without premium or penalty. In the case of the substitution of a Lender, then, the Parent Borrower, any other applicable Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Subsection 11.6(b) in connection with such assignment shall be paid by the Parent Borrower or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected Lender any additional amounts owing under Subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Subsection 4.13) prior to such substitution or prepayment.

(e) If any Agent or any Lender receives a refund directly attributable to Taxes for which any of the Borrowers has made additional payments pursuant to Subsection 4.10(a) or 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to such Borrower; provided, however, that such Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f) The obligations of any Agent, Lender or Participant under this Subsection 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

4.14 Controls on Prepayment if Aggregate Outstanding Credit Exceeds Aggregate Revolving Credit Loan Commitments. (a) In addition to the provisions set forth in Subsection 4.4(b), the Parent Borrower will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit, with the object of (A) preventing any request for an Extension of Credit that would result in (i) the Aggregate Outstanding Credit with respect to all of the Revolving Credit Lenders (including the Swingline Lender) being in excess of the aggregate Commitments then in effect or (ii) any other circumstance under which an Extension of Credit would not be permitted pursuant to Subsection 2.1(a) and of (B) promptly identifying any circumstance where, by reason of changes in exchange rates, the Aggregate Outstanding Credit with respect to all of the Revolving Credit Lenders (including the Swingline Lender) exceeds the aggregate Commitments then in effect.

(b) The Administrative Agent will calculate the Aggregate Outstanding Credit with respect to all of (A) the Revolving Credit Lenders and (B) the Lenders (in each case, including the Swingline Lender) from time to time, and in any event not less frequently than once during each calendar week. In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Swingline Lender in respect of outstanding Swingline Loans, from the Issuing Lenders in respect of outstanding L/C Obligations.

4.15 Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Credit Lender is a Defaulting Lender:

(a) no commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender (except to the extent it is payable to the Issuing Lender pursuant to clause (d)(v) below);

(b) in determining the Required Lenders or Supermajority Lenders, any Lender that at the time is a Defaulting Lender (and the Revolving Credit Loans and/or Commitment of such Defaulting Lender) shall be excluded and disregarded;

(c) the Parent Borrower shall have the right, at its sole expense and effort, to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Parent Borrower to each become a substitute Revolving Credit Lender and assume all or part of the Commitment of any Defaulting Lender and the Parent Borrower, the Administrative Agent and any such substitute Revolving Credit Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution;

(d) if any Swingline Exposure or L/C Obligations exists at the time a Revolving Credit Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and L/C Obligations shall be re-allocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages but only to the extent the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and L/C Obligations does not exceed the total of all Non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) on terms reasonably satisfactory to the Administrative Agent for so long as such L/C Obligations are outstanding;

(iii) if any portion of such Defaulting Lender’s L/C Obligations is cash collateralized pursuant to clause (ii) above, the Borrowers shall not be required to pay the L/C Fee for participation with respect to such portion of such Defaulting Lender’s L/C Exposure so long as it is cash collateralized;

(iv) if any portion of such Defaulting Lender’s L/C Obligations is reallocated to the Non-Defaulting Lenders pursuant to clause (i) above, then the letter of credit commission with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Commitment Percentages; or

(v) if any portion of such Defaulting Lender’s L/C Obligations is neither cash collateralized nor reallocated pursuant to this Subsection 4.15(d), then, without prejudice to any rights or remedies of the Issuing Lender or any Revolving Credit Lender hereunder, the commitment fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Obligations) and the letter of credit commission payable with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Lender until such L/C Obligations are cash collateralized and/or reallocated;

(e) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateralized on terms reasonably satisfactory to the Administrative Agent, and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in accordance with their respective Commitment Percentages (and Defaulting Lenders shall not participate therein); and

(f) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Subsection 11.7) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Parent Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of L/C Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Subsection 6.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.

(g) In the event that the Administrative Agent, the Borrower Representative, the Issuing Lender or the Swingline Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage. The rights and remedies against a Defaulting Lender under this Subsection 4.15 are in addition to other rights and remedies that the Borrowers, the Administrative Agent, the Issuing Lender, the Swingline Lender and the Non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Subsection 4.15 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

4.16 Cash Receipts. (a) Annexed hereto as Schedule 4.16(a), as the same may be modified from time to time by notice to the Administrative Agent, is a schedule of all DDAs that are maintained by the Loan Parties, which schedule includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) (and account name(s) of such account(s)) maintained with such depository; and (iii) a contact person at such depository.

(b) Except as otherwise agreed by the Administrative Agent, each Loan Party shall (i) deliver to the Administrative Agent notifications executed on behalf of each such Loan Party to each depository institution with which any DDA (other than Excluded Accounts) is maintained, in form reasonably satisfactory to the Administrative Agent of the Administrative Agent’s interest in such DDA (each, a “DDA Notification”), (ii) instruct each depository institution for a DDA (other than Excluded Accounts) in excess of the Target Amount and available at the close of each Business Day in such DDA to be swept to one of the Loan Parties’ concentration accounts no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by the Administrative Agent, (iii) enter into a blocked account agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent, with the Administrative Agent or the Collateral Agent and any bank with which such Loan Party maintains a concentration account into which the DDAs (other than Excluded Accounts) are swept (each such account, a “Blocked Account” and collectively, the “Blocked Accounts”), covering each such concentration account maintained with such bank, which concentration accounts as of the Closing Date are listed on Schedule 4.16(b) annexed hereto and (iv) (A) instruct all Account Debtors of such Loan Party that remit payments of Accounts of such Account Debtor regularly by check pursuant to arrangements with such Loan Party to remit all such payments to the applicable “P.O. Boxes” or “Lockbox Addresses” with respect to the applicable DDA or concentration account, which remittances shall be collected by the applicable bank and deposited in the applicable DDA or concentration account or (B) cause the checks of any such Account Debtors to be deposited in the applicable DDA or concentration account within two Business Days after such check is received by such Loan Party. All amounts received by the Parent Borrower or any of its Domestic Subsidiaries that is a Loan Party in respect of any Account, in addition to all other cash received from any other source, shall upon receipt of such amount or cash (other than any such amount (i) to be deposited in Excluded Accounts or (ii) cash excluded from the Collateral pursuant to any Security Document) be deposited into a DDA (other than an Excluded Account) or concentration account. Each Loan Party agrees that it will not cause proceeds of such DDAs (other than Excluded Accounts) to be otherwise redirected.

(c) Each Blocked Account Agreement shall require, after the occurrence and during the continuance of an Event ~~or~~of Default or a Dominion Event, the ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the obligations hereunder and under the other Loan Documents have been paid in full), of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Blocked Account net of such minimum balance (not to exceed $1,000,000 per account or $3,000,000 in the aggregate), if any, required by the bank at which such Blocked Account is maintained to an account maintained by the Administrative Agent at UBS AG, Stamford Branch (the “Concentration Account”). Each Loan Party agrees that it will not cause proceeds of any Blocked Account to be otherwise redirected.

(d) All collected amounts received in the Concentration Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and after giving effect to the application of any such amounts constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document): (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Administrative Agent, the Collateral Agent, under any of the Loan Documents and to repay or prepay outstanding Revolving Credit Loans advanced by the Administrative Agent; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding expenses actually due and payable to each Issuing Lender under any of the Loan Documents and to repay all outstanding Unpaid Drawings and all interest thereon; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Revolving Credit Loans and all accrued and unpaid Fees actually due and payable to the Administrative Agent the Issuing Lenders and the Lenders under any of the Loan Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Revolving Credit Loans (whether or not then due and payable); (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to pay (on a ratable basis) all outstanding obligations of the Borrowers then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders under this Agreement; and (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding obligations of the Borrowers then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders under any of the Loan Documents. This Subsection 4.16(d) may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

(e) If, at any time after the occurrence and during the continuance of an Event of Default or a Dominion Event as to which the Administrative Agent has notified the Borrower Representative, any cash or cash equivalents owned by any Loan Party (other than (i) de minimis cash or cash equivalents from time to time inadvertently misapplied by any Loan Party, (ii) cash and cash equivalents deposited or to be deposited in an Excluded Account and (iii) cash or cash equivalents that are (or are in any account that is) excluded from the Collateral pursuant to any Security Document) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement (or a DDA which is swept daily to such Blocked Account), the Administrative Agent shall be entitled to require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and to cause all future deposits to be made to a Blocked Account.

(f) The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to (i) the contemporaneous execution and delivery to the Administrative Agent of a DDA Notification or Blocked Account Agreement consistent with the provisions of this Subsection 4.16 and otherwise reasonably satisfactory to the Administrative Agent or (ii) other arrangements satisfactory to the Administrative Agent.

(g) The Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Loan Party hereby acknowledges and agrees that, except to the extent otherwise provided in the Guarantee and Collateral Agreement (x) such Loan Party has no right of withdrawal from the Concentration Account, (y) the funds on deposit in the Concentration Account shall at all times continue to be collateral security for all of the Obligations of the Loan Parties hereunder and under the other Loan Documents, and (z) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement and the Intercreditor Agreement. In the event that, notwithstanding the provisions of this Subsection 4.16, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Concentration Account pursuant to Subsection 4.16(c), such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(h) So long as (i) no Event of Default has occurred and is continuing, and (ii) no Dominion Event has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(i) Any amounts held or received in the Concentration Account (including all interest and other earnings with respect hereto, if any) at any time (x) when all of the obligations hereunder and under the other Loan Documents have been satisfied or (y) all Events of Default and Dominion Events have been cured, shall (subject in the case of clause (x) to the provisions of the Intercreditor Agreement), be remitted to the operating account of the applicable Borrower.

(j) Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this Subsection 4.16 during the initial thirty (30) day period commencing on the Closing Date to the extent that the arrangements described above are established and effective not later than the date that is thirty (30) days following the Closing Date or such later date as the Administrative Agent, in its sole discretion, may agree.

(k) In the event that a Loan Party acquires new demand deposit accounts or new concentration accounts in connection with an acquisition, the Parent Borrower will procure that such Loan Party shall within sixty (60) days of the date of such acquisition (or such longer period as may be agreed by the Administrative Agent) cause such new demand deposit accounts or new concentration accounts to comply with the applicable requirements of Subsection 4.16(b) (including, with respect to any new concentration account, by entering into a Blocked Account Agreement) or shall enter into other arrangements consistent with the provisions of this Subsection 4.16 and otherwise reasonably satisfactory to the Administrative Agent with respect to such new or acquired concentration accounts or DDAs.

SECTION 5 REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, the Parent Borrower with respect to itself and its Restricted Subsidiaries, hereby represents and warrants, on the Closing Date, in each case after giving effect to the Transactions, and on every Borrowing Date thereafter to the Administrative Agent and each Lender that:

5.1 Financial Condition. (a) The audited combined balance sheets of the Business as of September 24, 2010, September 25, 2009 and September 26, 2008 and the combined statements of income, parent company equity and cash flows for the fiscal years ended September 24, 2010, September 25, 2009 and September 26, 2008, reported on by and accompanied by unqualified reports from Deloitte & Touche LLP, present fairly, in all material respects, the combined financial condition as at such date, and the combined statements of operations and combined cash flows for the respective fiscal years then ended, of the Business. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer, and disclosed in any such schedules and notes, and subject to the omission of footnotes from such unaudited financial statements). During the period from September 24, 2010 to and including the Closing Date, except as provided in or permitted under the Investment Agreement or in connection with the Transactions, there has been no sale, transfer or other disposition by the Business of any material part of its business or property and no purchase or other acquisition by the Business of any business or property (including any Capital Stock of any other Person) material in relation to the combined financial condition of the Business, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(b) Except as set forth in the financial statements referred to in Subsection 5.1(a), there are no liabilities of any Loan Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect.

(c) The pro forma balance sheet and statements of operations of the Business (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, are the balance sheet and statements of operations of the Business as of September 24, 2010 (the “Pro Forma Date”), adjusted to give effect (as if such events had occurred on such date for purposes of the balance sheet and on September 26, 2009, for purposes of the statement of operations), to the consummation of the Transactions, and the Extensions of Credit hereunder on the Closing Date.

(d) The Projections have been prepared by management of the Parent Borrower in good faith based upon assumptions believed by management to be reasonable at the time of preparation thereof (it being understood that such Projections, and the assumptions on which they were based, may or may not prove to be correct).

5.2 No Change; Solvent. Since the Closing Date, except as and to the extent disclosed on Schedule 5.2, (a) there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the making of the Extensions of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the transactions contemplated hereby). Since September 24, 2010, except (x) as contemplated or permitted by the Investment Agreement on or prior to the Closing Date, (y) in connection with the Transactions or as otherwise permitted under this Agreement and each other Loan Document, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Parent Borrower, nor has any of the Capital Stock of the Parent Borrower been redeemed, retired, purchased or otherwise acquired for value by the Parent Borrower or any of its Restricted Subsidiaries. As of the Closing Date, after giving effect to the consummation of the transactions described in preceding clauses (i) through (iii) of the second preceding sentence, the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, is Solvent.

5.3 Corporate Existence; Compliance with Law. Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each of the Borrowers, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each of the Borrowers, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement, any Notes and the L/C Requests. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of each of the Borrowers, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Parent Borrower and its Restricted Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (d) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Parent Borrower and each of the Borrowers, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of each of the Borrowers and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5 No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require the creation or imposition of any Lien (other than Liens securing the Obligations) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

5.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against the Parent Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7 No Default. Neither the Parent Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. Since the Closing Date, no Default or Event of Default has occurred and is continuing.

5.8 Ownership of Property; Liens. Each of the Parent Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property and none of such property is subject to any Lien, except for Permitted Liens. Except for the Excluded Properties, the Mortgaged Fee Properties as listed on Part I of Schedule 5.8 together constitute all the material real properties owned in fee by the Loan Parties as of the Closing Date.

5.9 Intellectual Property. The Parent Borrower and each of its Restricted Subsidiaries owns, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided on Schedule 5.9, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Parent Borrower know of any such claim, and, to the knowledge of the Parent Borrower, the use of such Intellectual Property by the Parent Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.10 [Intentionally Omitted].

5.11 Taxes. To the knowledge of the Parent Borrower, each of Holdings, the Parent Borrower and its Restricted Subsidiaries has filed or caused to be filed all other material tax returns which are required to be filed by it and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including the Mortgaged Fee Properties) and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Parent Borrower or its Restricted Subsidiaries, as the case may be); and no tax Liens have been filed (except for Liens for taxes not yet due and payable), and no claim is being asserted in writing, with respect to any such tax, fee or other charge.

5.12 Federal Regulations. No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

5.13 ERISA. (a) During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan, none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (i) a Reportable Event; (ii) an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (vii) the Reorganization or Insolvency of any Multiemployer Plan; or (viii) any transactions that resulted or could reasonably be expected to result in any liability to the Parent Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.

(b) With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Parent Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the best knowledge of the Parent Borrower or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent Borrower or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Parent Borrower or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.14 Collateral. Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement and the Mortgages will be effective to create (to the extent described therein) in favor of the Collateral Agent for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights’ generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, (c) all Deposit Accounts, Electronic Chattel Paper and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the Uniform Commercial Code as in effect in the State of New York from time to time) are under the “control” of the Collateral Agent or the Administrative Agent, as agent for the Collateral Agent and as directed by the Collateral Agent, and (d) the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein and with respect to the Mortgages, only as relates to the real property security interests granted pursuant thereto) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 7 thereto (if any)) with respect to such pledgor or mortgagor (as applicable). Notwithstanding any other provision of this Agreement, capitalized terms that are used in this Subsection 5.14 and not defined in this Agreement are so used as defined in the applicable Security Document.

5.15 Investment Company Act; Other Regulations. None of the Borrowers is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act. None of the Borrowers is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

5.16 Subsidiaries. Schedule 5.16 sets forth all the Subsidiaries of Holdings at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of Holdings therein.

5.17 Purpose of Loans. The proceeds of Revolving Credit Loans and Swingline Loans shall be used by the Borrowers (i) to effect, in part, Recapitalization Transaction and the other Transactions, and to pay certain fees and expenses relating thereto and (ii) to finance the working capital, capital expenditures, business requirements and other general corporate purposes of the Parent Borrower and its Restricted Subsidiaries.

5.18 Environmental Matters. Other than as disclosed on Schedule 5.18 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a) The Parent Borrower and its Restricted Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereto.

(b) Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Parent Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law, or (ii) interfere with the planned or continued operations of the Parent Borrower and its Restricted Subsidiaries, or (iii) impair the fair saleable value of any real property owned by the Parent Borrower or any of its Restricted Subsidiaries that is part of the Collateral.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent Borrower or any of its Restricted Subsidiaries is, or to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries, threatened.

(d) Neither the Parent Borrower nor any of its Restricted Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

(e) Neither the Parent Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.19 No Material Misstatements. The written information (including the Confidential Information Memorandum), reports, financial statements, exhibits and schedules furnished by or on behalf of the Parent Borrower to the Administrative Agent, the Other Representatives and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Parent Borrower and its Restricted Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.20 Certain Representations and Warranties Contained in the Investment Agreement. Each of the Transaction Documents to be entered into by any Loan Party on or prior to the Closing Date will have been duly executed and delivered by each of the Loan Parties which is a party thereto on or prior to the Closing Date and, to the knowledge of the Parent Borrower, all other parties thereto on or prior to the Closing Date, and is in full force and effect on the Closing Date, in each case to the extent required pursuant to the terms of the relevant Transaction Documents. As of the Closing Date, to the knowledge of the Parent Borrower, the representations and warranties of TIH contained in the Investment Agreement (after giving effect to any amendments, supplements, waivers or other modifications of the Investment Agreement prior to the Closing Date permitted by the first sentence of Subsection 6.1(b) of this Agreement), to the extent a breach of such representation or warranty would result in the Investor having a right to terminate its obligations thereunder, are true and correct in all material respects except as otherwise disclosed to the Administrative Agent in writing prior to the Closing Date.

5.21 Labor Matters. There are no strikes pending or, to the knowledge of the Parent Borrower, reasonably expected to be commenced against the Parent Borrower or any of its Restricted Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Parent Borrower and each of its Restricted Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

5.22 Insurance. Schedule 5.22 sets forth a complete and correct listing of all insurance that is (a) maintained by the Loan Parties and (b) material to the business and operations of the Parent Borrower and its Restricted Subsidiaries taken as a whole maintained by Restricted Subsidiaries other than Loan Parties, in each case as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

5.23 Eligible Accounts. As of the date of any Borrowing Base Certificate, all Accounts included in the calculation of Eligible Accounts on such Borrowing Base Certificate satisfy all requirements of an “Eligible Account” hereunder.

5.24 Eligible Inventory. As of the date of any Borrowing Base Certificate, all Inventory included in the calculation of Eligible Inventory on such Borrowing Base Certificate satisfy all requirements of an “Eligible Inventory” hereunder.

5.25 Anti-Terrorism. As of the ~~Closing~~Second Amendment Effective Date, (a) the Parent Borrower and its Restricted Subsidiaries are in compliance with the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and (b) none of the Parent Borrower and its Restricted Subsidiaries is a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations and prohibitions under any other U.S. Department of Treasury’s Office of Foreign Asset Control regulation or executive order, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 6 CONDITIONS PRECEDENT

6.1 Conditions to Initial Extension of Credit. This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived; provided, however, that upon the satisfaction or waiver of the conditions set forth in clauses (a) (other than subclause (iii) thereof), (b), (c), (d), (e), (f), (g) (other than subclause (iv) thereof), (h), (i) (other than with respect to the Mortgages), (j) (other than subclause (ii) thereof), (l), (m), (n), (o), (p), (r), (u), (v), (x), (y), (z), (aa) and (bb) of this Subsection 6.1 to the extent provided thereby, all of the other conditions set forth in this Subsection 6.1, if not satisfied or waived on such date, shall be deemed to have been satisfied for all purposes hereunder and all such other conditions, if not satisfied or waived on such date, shall automatically be converted into covenants to accomplish the satisfaction of the applicable matters described in such conditions within the time period required by Subsection 7.12:

(a) Loan Documents. The Administrative Agent shall have received (or, in the case of Holdings, shall receive substantially concurrently with the satisfaction of the other conditions precedent set forth in this Subsection 6.1) the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender:

(i) this Agreement, executed and delivered by a duly authorized officer of each Borrower;

(ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Holdings, each of the Borrowers and each Wholly Owned Domestic Subsidiary (other than, any Excluded Subsidiary) of the Parent Borrower and an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party;

(iii) Mortgages for each of the Mortgaged Fee Properties, executed and delivered by a duly authorized officer of the Loan Party signatory thereto; and

(iv) the Intercreditor Agreement, acknowledged by a duly authorized officer of each Loan Party;

provided that clauses (ii) and (iii) notwithstanding, but without limiting the requirements set forth in Subsection 6.1(i) and 6.1(j) (other than subclause (ii) thereof), to the extent any guarantee or collateral is not provided on the Closing Date and to the extent Holdings and its Subsidiaries have shall have used commercially reasonable efforts to provide such guarantees and collateral, the provisions of clauses (ii) and (iii) shall be deemed to have been satisfied and the Loan Parties shall be required to provide such guarantees and collateral in accordance with the provisions set forth in Subsection 7.12, if, and only if, each Loan Party shall have executed and delivered the Guarantee and Collateral Agreement and the Administrative Agent shall have a perfected security interest in all Collateral of the type for which perfection may be accomplished by filing a UCC financing statement or possession of Capital Stock.

(b) Investment Agreement. The Atkore Investment shall be consummated substantially concurrently with or prior to any funding pursuant to the Debt Financing pursuant to the provisions of the Investment Agreement, without giving effect to any amendment, waiver or other modification thereof or consent granted thereunder that (in any such case) is materially adverse to the interests of the Lenders that is not approved by the Lead Arrangers (it being agreed that any reduction in the consideration under the Investment Agreement or the definition of “Material Adverse Effect” in the Investment Agreement will be deemed materially adverse to the interests of the Lenders). It is expressly acknowledged that the Investment Agreement, dated as of November 9, 2010, and the disclosure schedules and exhibits thereto in each case in the form submitted to the Lead Arrangers on November 9, 2010 are satisfactory.

(c) Debt Financings. (i) Substantially concurrently with the satisfaction of the other conditions precedent set forth in this Subsection 6.1, the Administrative Agent shall receive evidence, in form and substance reasonably satisfactory to it, that the Parent Borrower shall have received gross cash proceeds of not less than $410 million (calculated before applicable fees) from the issuance of Senior Secured Notes and (ii) on the Closing Date, the Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this Subsection 6.1, complete and correct copies of the Senior Secured Notes Indenture, certified as such by an appropriate officer of the Parent Borrower.

(d) Outstanding Indebtedness and Preferred Equity. After giving effect to the consummation of the Atkore Investment, Holdings and its Subsidiaries shall have no outstanding preferred equity or Indebtedness for borrowed money, in each case held by third parties, except for indebtedness incurred pursuant to the Debt Financing, any Assumed Indebtedness and any Existing Financing Leases. Any Existing Indebtedness for borrowed money shall have been repaid, defeased or otherwise discharged substantially concurrently with or prior to the satisfaction of the other conditions precedent set forth in this Subsection 6.1 and the Administrative Agent shall have received payoff letters with respect to any Existing Indebtedness repaid, defeased or otherwise discharged on the Closing Date, which shall be reasonably satisfactory to Agent.

(e) Financial Information. The Committed Lenders shall have received (i) audited financial statements of the Business for the three fiscal years ended September 24, 2010, September 25, 2009 and September 26, 2008, in each case, certified by the Parent Borrower’s independent registered public accountants, (ii) unaudited combined financial statements for the Business for each subsequent fiscal quarter after September 24, 2010 ended at least 45 days prior to the Closing Date and (iii) a pro forma combined balance sheet of the Business as of the date of the most recent combined balance sheet delivered pursuant to clauses (i) and (ii) and a pro forma statement of operations for such most recent fiscal year and interim period and 12-month period ending on the last day of such interim period, in each case adjusted to give effect to the Transactions, the other transactions related thereto and any other transactions that would be required to be given pro forma effect by Regulation S-X for a Form S-1 registration statement under the Securities Act of 1933, as amended, and such other adjustments as shall be agreed between the Parent Borrower and the Lead Arrangers.

(f) Lien Searches. The Administrative Agent shall have received the results of a search requested at least 45 days prior to the Closing Date by a Person reasonably satisfactory to the Administrative Agent, of the UCC, judgment and tax lien filings which have been filed with respect to personal property of the Loan Parties in any of the jurisdictions set forth in Schedule 6.1(f), and the results of such search shall not reveal any liens other than Permitted Liens.

(g) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) executed legal opinion of Debevoise & Plimpton LLP, counsel to each of the Borrowers and the other Loan Parties, substantially in the form of Exhibit M-1;

(ii) executed legal opinion of Richards, Layton & Finger, P.A., special Delaware counsel to certain of the Loan Parties, substantially in the form of Exhibit M-2;

(iii) executed legal opinion of Lionel Sawyer & Collins, P.C., special Nevada counsel to certain of the Loan Parties, substantially in the form of Exhibit M-3; and

(iv) executed legal opinions of special local counsel in the jurisdictions set forth in Schedule 6.1(g) with respect to collateral security matters in connection with the Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent.

(h) Officer’s Certificate. The Administrative Agent shall have received a certificate from the Parent Borrower, dated the Closing Date, substantially in the form of Exhibit H hereto, with appropriate insertions and attachments.

(i) Perfected Liens. The Collateral Agent shall have obtained a valid security interest in the Collateral covered by the Guarantee and Collateral Agreement and the Mortgages (to the extent and with the priority contemplated therein); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the United States Patent and Trademark Office and the United States Copyright Office, protection of such security interests shall have been executed and delivered or made, or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens; provided that with respect to any such collateral the security interest in which may not be perfected by filing of a UCC financing statement or by possession of Capital Stock, if perfection of the Collateral Agent’s security interest in such collateral may not be accomplished on or before the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder if the applicable Loan Party agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to perfect such security interests, pursuant to arrangements to be mutually agreed by the applicable Loan Party and the Administrative Agent acting reasonably, but in no event later than the 91st day after the Closing Date (and, in the case of Mortgages and related documentation, no later than the 181st day after the Closing Date) (unless, in either case, otherwise agreed by the Administrative Agent in its sole discretion).

(j) Pledged Stock; Stock Powers; Pledged Notes; Endorsements. The Collateral Agent shall have received:

(i) the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii) the promissory notes representing each of the Pledged Notes under (and as defined in) the Guarantee and Collateral Agreement, duly endorsed as required by the Guarantee and Collateral Agreement.

(k) Title Insurance Policy. The Collateral Agent shall have received in respect of each of the Mortgaged Fee Properties an irrevocable written commitment to issue a mortgagee’s title policy (or policies) or marked up unconditional binder for such insurance dated the date the applicable Mortgage is executed and delivered. Each such policy shall (i) be in the amount set forth with respect to such policy in Schedule 6.1(k), or in an amount otherwise reasonably satisfactory to the Collateral Agent; (ii) insure that the Mortgage insured thereby creates a valid Lien on the Mortgaged Fee Properties encumbered thereby free and clear of all defects and encumbrances, except those as may be approved by the Collateral Agent, and except for Permitted Liens; (iii) name the Collateral Agent for the benefit of the Secured Parties as the insured thereunder; (iv) be in the form of an ALTA Loan Policy – Form 2006 (or equivalent policies); (v) contain such endorsements and affirmative coverage, as reasonably agreed to by the Collateral Agent and the Parent Borrower; and (vi) be issued by Chicago Title Insurance Company or any other title companies reasonably satisfactory to the Collateral Agent (with any other reasonably satisfactory title companies acting as co-insurers or reinsurers, at the option of the Collateral Agent). The Collateral Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid or other reasonably satisfactory arrangements have been made. The Collateral Agent shall have also received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in this Subsection 6.1(k) and a copy, certified by such parties as the Collateral Agent may deem reasonably appropriate, of all other documents affecting the property covered by each Mortgage as shall have been reasonably requested by the Collateral Agent.

(l) Fees. The Agents and the Lenders shall have received all fees and expenses required to be paid or delivered by the Borrowers to them on or prior to the Closing Date, including the fees referred to in Subsection 4.5 and all reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (which may be offset against the proceeds of the Facility).

(m) Secretary’s Certificate. The Administrative Agent shall have received a certificate from the Parent Borrower, dated the Closing Date, substantially in the form of Exhibit G hereto, with appropriate insertions and attachments reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary or other authorized representative of the Parent Borrower.

(n) Corporate Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions or equivalent action, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary, any Assistant Secretary or other authorized representative of such Loan Party as of the Closing Date, which certificate shall be in substantially the form of Exhibit G hereto and shall state that the resolutions or other action thereby certified have not been amended, modified (except as any later such resolution or other action may modify any earlier such resolution or other action), revoked or rescinded and are in full force and effect.

(o) Incumbency Certificates of the Loan Parties. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers or other authorized signatories of such Loan Party executing any Loan Document with respect to such Loan Party.

(p) Governing Documents. The Administrative Agent shall have received copies of the Organizational Documents of each Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of incorporation of such Loan Party and a certificate of good standing of each Loan Party in so-called “long-form” if available, in each case certified as of the Closing Date as complete and correct copies thereof by the Secretary, an Assistant Secretary or other authorized representative of such Loan Party.

(q) Insurance. The Parent Borrower shall have used reasonable best efforts to cause the Administrative Agent to have been named as additional insured with respect to liability policies and the Collateral Agent to have been named as loss payee with respect to the property insurance maintained by each Borrower and the Subsidiary Guarantors.

(r) No Material Adverse Effect. Since June 25, 2010, there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes only of this Subsection 6.1(r), (i) capitalized terms used in the following definition of “Material Adverse Effect” have the meanings given to such terms in the Investment Agreement (as in effect on the date hereof), unless otherwise specified therein and (ii) subject to the foregoing, “Material Adverse Effect” shall mean any change, effect, occurrence or state of facts that (a) has, or would reasonably be expected to have, a materially adverse effect on the financial condition, business, properties, assets or results of operations of the Company and the Company Subsidiaries, taken as a whole (after giving effect to the Reorganization), other than any change, effect, occurrence or state of facts to the extent relating to (i) changes in business, economic or regulatory conditions as a whole or in the industries in which the Company and the Company Subsidiaries operate, (ii) an outbreak or escalation in hostilities involving the United States, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or military installations, (iii) changes in financial, banking or securities markets (including any disruption thereof), (iv) changes in GAAP, (v) changes in Law, (vi) changes in commodity prices, including the prices for copper and/or steel, (vii) the announcement of, or the taking of any action contemplated by, the Investment Agreement and the other agreements contemplated thereby, including the loss of any customers, suppliers or employees resulting therefrom and including compliance with the covenants set forth therein (other than for purposes of the representations and warranties contained in Sections 2.3, 2.4, and 2.15 of the Investment Agreement, and the conditions in Section 6.2(a) of the Investment Agreement to the extent they relate to the representations and warranties contained in such Sections 2.3, 2.4, and 2.15), (viii) any actions taken (or omitted to be taken) at the request of Investor, (ix) any actions required under the Investment Agreement or required hereunder in order to obtain any waiver or Consent from any Person or Governmental Body, or (x) any failure by the Company, the Company Subsidiaries or the Business to meet any projections, forecasts or estimates of revenue or earnings (provided that the underlying cause of such failure may be considered in determining whether there is a Material Adverse Effect), except, in the cases of clauses (i), (ii), (iii), (iv) and (v), to the extent that such adverse effects materially and disproportionately have a greater adverse impact on the Company and the Company Subsidiaries, taken as a whole, as compared to the adverse impact such changes have on companies in the industry in which the Company and the Company Subsidiaries operate or (b) would, or would reasonably be expected to, prevent, materially delay or materially impede the performance by Seller of its obligations under the Investment Agreement or the consummation of the transactions contemplated thereby.

(s) Flood Insurance. With respect to any of the Mortgaged Fee Properties which is located in an area identified by the Secretary of Housing and Urban Development as having special flood hazards, if the Administrative Agent shall have delivered notice(s) to the relevant Loan Party as required pursuant to Section 208.25(i) of Regulation H of the Board, such Loan Party shall have delivered an acknowledgment to the Administrative Agent of such notice. The Administrative Agent shall have also received FEMA life-of-loan flood determinations for each of the Mortgaged Fee Properties.

(t) [Intentionally Omitted].

(u) Solvency. The Administrative Agent shall have received a certificate of the chief financial officer of the Parent Borrower certifying the solvency, after giving effect to the Transactions, of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis in substantially the form of Exhibit I hereto.

(v) Excess Availability. The Administrative Agent and the Co-Collateral Agent shall have received a Borrowing Base Certificate in the form contemplated by Subsection 7.2(f), or such other form as may be reasonably acceptable to the Administrative Agent and the Co-Collateral Agent, setting forth, after giving effect to the Borrowings hereunder on the Closing Date, the Available Loan Commitments. After giving effect to any borrowing on the Closing Date, the amount of Available Loan Commitments (determined for this purpose only without giving effect to any L/C Obligation), together with any remaining cash on hand from the issuance of the Senior Secured Notes immediately after giving effect to the Transactions, shall equal or exceed $175,000,000.

(w) Cash Management. The Administrative Agent shall be reasonably satisfied with the arrangements made by the Parent Borrower to comply with the provisions set forth in Subsection 4.16 hereof.

(x) Appraisal. The Administrative Agent and the Co-Collateral Agent shall have received (i) appraisal valuations of the ABL Priority Collateral of the Loan Parties and (ii) the results of a completed field examination with respect to the ABL Priority Collateral to be included in calculating the Borrowing Base and of the relevant accounting systems, policies and procedures of the Parent Borrower and its Restricted Subsidiaries, in each case reasonably satisfactory to the Administrative Agent and the Co-Collateral Agent.

(y) Equity Financing. TIH shall have received cash proceeds from the Equity Financing for the purchase of the Preferred Shares in an amount of not less than $306,000,000, and the Equity Investors shall have thereby obtained indirect majority voting control of the Parent Borrower and its Subsidiaries.

(z) PATRIOT Act. The Administrative Agent and the Committed Lenders shall have received at least 5 days prior to the Closing Date all documentation and other information about the Guarantors required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act that has been requested in writing at least 10 days prior to the Closing Date.

(aa) Specified Representations. The representations (a) made by TIH in the Investment Agreement that are material to the interests of the Lenders, but only to the extent that Investor has the right to terminate its obligations under the Investment Agreement as a result of a breach of such representations in the Investment Agreement and (b) set forth in the last sentence of Subsection 5.2 and Subsections 5.3(a), 5.4 (other than the second sentence thereof), 5.12, 5.14, 5.15 and 5.25, in each case shall, except to the extent they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

(bb) Borrowing Notice or L/C Request. With respect to the initial Extensions of Credit, the Administrative Agent shall have received a notice of such Borrowing as required by

Subsection 2.2 or 2.4, as applicable (or such notice shall have been deemed given in accordance with Subsection 2.2 or 2.4, as applicable). With respect to the issuance of any Letter of Credit, the applicable Issuing Lender shall have received a L/C Request, completed to its satisfaction, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.

The making of the initial Extensions of Credit by the Lenders hereunder shall (except as set forth in the lead-in to this Subsection 6.1) conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2 Conditions to Each Extension of Credit After the Closing Date. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date after the Closing Date (including each Swingline Loan made after the Closing Date) is subject to the satisfaction or waiver of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(c) Borrowing Notice or L/C Request. With respect to any Borrowing, the Administrative Agent shall have received a notice of such Borrowing as required by Subsection 2.2 or 2.4, as applicable (or such notice shall have been deemed given in accordance with Subsection 2.2 or 2.4, as applicable). With respect to the issuance of any Letter of Credit, the applicable Issuing Lender shall have received a L/C Request, completed to its satisfaction, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.

Each borrowing of Loans by and each Letter of Credit issued on behalf of any of the Borrowers hereunder shall constitute a representation and warranty by the Parent Borrower as of the date of such borrowing or such issuance that the conditions contained in this Subsection 6.2 have been satisfied (excluding, for the avoidance of doubt, the initial Extensions of Credit hereunder).

SECTION 7 AFFIRMATIVE COVENANTS

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and all other Obligations and termination or expiration of all Letters of Credit, the Parent Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its respective Restricted Subsidiaries to:

7.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Parent Borrower ending on or after the Closing Date, (i) a copy of the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year and (ii) a copy of the consolidating balance sheet of the Parent Borrower and its consolidating Subsidiaries as at the end of such year and the related consolidating statements of operations and cash flows for such year that would be required (assuming the Parent Borrower were so subject) to be filed by the Parent Borrower with the Securities and Exchange Commission pursuant to Rule 3-10(f) of Regulation S-X of the Securities Act of 1933 (as in effect on the date hereof), in each case, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment (it being agreed that the furnishing of Holdings’ or the Parent Borrower’s annual report on Form 10-K for such year, as filed with the United States Securities and Exchange Commission, will satisfy the Parent Borrower’s obligation under this Subsection 7.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit);

(b) as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, (i) the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter and (ii) the consolidating balance sheet of the Parent Borrower and its consolidating Subsidiaries as at the end of such quarter and the related consolidating statements of operations and cash flows for such quarter and the portion of the fiscal year through the end of such quarter that would be required (assuming the Parent Borrower were so subject) to be filed by the Parent Borrower with the Securities and Exchange Commission pursuant to Rule 3-10(f) of Regulation S-X of the Securities Act of 1933 (as in effect on the date hereof), in each case, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of Holdings’ or the Parent Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the United States Securities and Exchange Commission, will satisfy the Parent Borrower’s obligations under this Subsection 7.1(b) with respect to such quarter); provided that solely with respect to periods on or prior to December 24, 2010, financial statements of the combined Business shall be delivered in lieu of consolidated financial statements of the Parent Borrower and its consolidated Subsidiaries for such periods; and

(c) all such financial statements delivered pursuant to Subsection 7.1(a) or (b) to be (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to Subsection 7.1(b), for the absence of certain notes).

7.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies) and, in the case of clause (f) below, furnish to the Co-Collateral Agent:

(a) concurrently with the delivery of the financial statements referred to in Subsection 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default insofar as the same relates to any financial accounting matters covered by their audit, except as specified in such certificate (which certificate may be limited to the extent required by accounting rules or guidelines or internal policy of the independent certified public accountant);

(b) concurrently with the delivery of the financial statements and reports referred to in Subsections 7.1(a) and (b), a certificate signed by a Responsible Officer of the Parent Borrower (a “Compliance Certificate”) (i) stating that, to the best of such Responsible Officer’s knowledge, Holdings and the Parent Borrower and its Restricted Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) commencing with the Compliance Certificate delivered for the fiscal quarter ended on March 25, 2011, setting forth a reasonably detailed calculation of the Consolidated Fixed Charge Coverage Ratio for the most recently ended four fiscal quarters (whether or not a Liquidity Event has occurred and is continuing) and, if applicable, demonstrating compliance with Subsection 8.1 (in the case of a certificate furnished with the financial statements referred to in Subsections 7.1(a) and (b));

(c) as soon as available, but in any event not later than the fifth Business Day following the 120th day after the beginning of fiscal year 2011 of the Parent Borrower, and the 90th day after the beginning of each fiscal year of the Parent Borrower thereafter, a copy of the annual business plan by the Parent Borrower of the projected operating budget (including an annual consolidated balance sheet, income statement and statement of cash flows of the Parent Borrower and its Restricted Subsidiaries for each fiscal quarter of such fiscal year prepared in reasonable detail), each such business plan to be accompanied by a certificate signed by a Responsible Officer of the Parent Borrower to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions at the time of preparation and delivery thereof;

(d) within five Business Days after the same are sent, copies of all financial statements and reports which Holdings or the Parent Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which Holdings or the Parent Borrower may file with the United States Securities and Exchange Commission or any successor or analogous Governmental Authority;

(e) within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Holdings or the Parent Borrower may file with the United States Securities and Exchange Commission or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith; and

(f) not later than 5:00 P.M., New York City time, on or before the fourteenth Business Day of each Fiscal Period of the Parent Borrower and its Restricted Subsidiaries (or (i) more frequently as the Parent Borrower may elect, so long as the same frequency of delivery is maintained by the Parent Borrower for the immediately following 90 day period or (ii) upon the occurrence and continuance of an Event of Default under Subsection 9.1(a), 9.1(c), 9.1(d) (as a result of a failure to deliver financial statements pursuant to Subsection 7.1), 9.1(e), 9.1(f), or 9.1(h) or a Dominion Event, not later than Wednesday of each week), a borrowing base certificate setting forth the Borrowing Base (with supporting calculations) substantially in the form of Exhibit K hereto (each, a “Borrowing Base Certificate”), which shall be prepared as of the last Business Day of the preceding Fiscal Period of the Parent Borrower and its Restricted Subsidiaries (or (x) such other applicable date in the case of clause (i) above or (y) the previous Friday in the case of clause (ii) above) in the case of each subsequent Borrowing Base Certificate; provided that a revised Borrowing Base Certificate based on the Borrowing Base Certificate most recently delivered shall be delivered within five Business Days after (1) the occurrence of a Recovery Event, (2) the consummation of sale of ABL Priority Collateral not in the ordinary course of business or any bulk sale of Inventory, in each case with an aggregate value in excess of $10,000,000 or (3) any merger, consolidation or disposition pursuant to clause (2) of the last proviso of each of Subsection 8.2(a) or 8.2(b), as applicable, giving pro forma effect to such Recovery Event, such sale or bulk sale or such merger, consolidation or disposition. Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent and the Co-Collateral Agent; and

(g) promptly, such additional financial and other information as any Agent or Lender may from time to time reasonably request.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, including taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or any of its Restricted Subsidiaries, as the case may be, and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.4 Conduct of Business and Maintenance of Existence. Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise permitted pursuant to Subsection 8.2, provided that the Parent Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Parent Borrower’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance. (a) (i) Keep all property useful and necessary in the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in good working order and condition; (ii) maintain with financially sound and reputable insurance companies insurance on, or self insure, all property material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Parent Borrower and its Restricted Subsidiaries and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; (iii) furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; (iv) maintain property and liability policies that provide that in the event of any material change in the policy, or any cancellation thereof during the term of the policy, either by the insured or by the insurance company, the insurance company shall provide to the secured party at least thirty (30) days prior written notice thereof, or in the case of cancellation for non-payment of premium, ten (10) days prior written notice thereof; and (v) ensure that at all times the Collateral Agent for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies and the Collateral Agent for the benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance maintained by each Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default or a Dominion Event shall have occurred and be continuing, (A) the Collateral Agent shall turn over to the Parent Borrower any amounts received by it as loss payee under any property insurance maintained by the Parent Borrower and its Restricted Subsidiaries, (B) the Collateral Agent agrees that the Parent Borrower and/or the applicable Subsidiary Guarantor shall have the sole right to adjust or settle any claims under such insurance and (C) all proceeds from a Recovery Event shall be paid to the Parent Borrower.

(b) With respect to each property of the Loan Parties subject to a Mortgage:

(i) If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, such Loan Party shall maintain or cause to be maintained, flood insurance to the extent required by, and in compliance with, applicable law.

(ii) The applicable Loan Party promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The applicable Loan Party shall not use or permit the use of such property in any manner which would reasonably be expected to result in the cancellation of any insurance policy or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to clause (a) of this Subsection 7.5.

(iii) If the Parent Borrower is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ written notice to the Parent Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which the Parent Borrower or any Restricted Subsidiary had insured such property, and pay the premium or premiums therefor, and the Parent Borrower shall pay to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

(iv) If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $10,000,000, the Parent Borrower shall give prompt notice thereof to the Administrative Agent. All insurance proceeds paid or payable in connection with any damage or casualty to any property shall be applied in the manner specified in Subsection 7.5(a).

7.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent and the Co-Collateral Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Restricted Subsidiaries with officers and employees of the Parent Borrower and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired. Each Borrower shall keep records of its Inventory that are accurate and complete in all material respects and shall furnish the Agents with inventory reports respecting such Inventory in form and detail reasonably satisfactory to the Agents at such times as the Agents may reasonably request. Each Borrower shall, at Borrowers’ expense, conduct a physical inventory of its Inventory no less frequently than annually or shall have in place a cycle counting (or perpetual verification) program designed to verify the physical existence of Inventory in a manner that results in the verification of substantially the entire amount of the Inventory over the course of a year and shall provide to the Agents a report based on each such physical inventory or program promptly after such physical inventory or after the applicable program year, as applicable, together with such supporting information as the Administrative Agent or the Co-Collateral Agent shall reasonably request. The Administrative Agent may participate in and observe any such physical inventory or cycle counting, which participation shall be at the Borrowers’ expense regardless of whether an Event of Default then exists.

(b) At reasonable times during normal business hours and upon reasonable prior notice that the Administrative Agent or the Co-Collateral Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, the Parent Borrower and its Restricted Subsidiaries will grant access to the Administrative Agent or the Co-Collateral Agent (including employees of the Administrative Agent or the Co-Collateral Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent or the Co-Collateral Agent) to such Person’s premises, books, records, accounts and Inventory so that (i) the Administrative Agent, Co-Collateral Agent or an appraiser retained by the Administrative Agent or the Co-Collateral Agent may conduct an Inventory appraisal and (ii) the Administrative Agent or the Co-Collateral Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations (including environmental assessments) as the Administrative Agent or the Co-Collateral Agent may deem necessary or appropriate. Unless an Event of Default exists, or if previously approved by the Parent Borrower, no environmental assessment by the Administrative Agent may include any sampling or testing of the soil, surface water or groundwater. All such appraisals, field examinations and other verifications and evaluations shall be at the sole expense of the Loan Parties; provided that (i) absent the existence and continuation of an Event of Default, the Administrative Agent and the Co-Collateral Agent may conduct at the expense of the Loan Parties no more than ~~two~~one (~~2~~1) such appraisals for the calendar year unless a Dominion Event has occurred and is continuing~~, in which case~~ or during any period commencing when 30-Day Specified Excess Availability is less than 20% of the lesser of (x) total Commitments as then in effect and (y) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) (the “Increased Monitoring Threshold”) for 90 consecutive days and ending when 30-Day Specified Excess Availability exceeds the Increased Monitoring Threshold for 30 consecutive days, in which cases, the Administrative Agent and the Co-Collateral Agent may conduct an additional appraisal at the expense of the Loan Parties during such calendar year and (ii) absent the existence and continuation of an Event of Default, the Administrative Agent and the Co-Collateral Agent may conduct at the expense of the Loan Parties no more than ~~two~~one (~~2~~1) such field examinations in any calendar year unless a Dominion Event has occurred and is continuing~~, in which case~~ or during any period commencing when 30-Day Specified Excess Availability is less than 20% of the lesser of (x) total Commitments as then in effect and (y) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered) for 90 consecutive days and ending when 30-Day Specified Excess Availability exceeds the Increased Monitoring Threshold for 30 consecutive days, in which cases the Administrative Agent may conduct an additional field examination at the expense of the Loan Parties during such calendar year. All amounts chargeable to the applicable Borrowers under this Subsection 7.6(b) shall constitute obligations that are secured by all of the applicable Collateral and shall be payable to the Agents hereunder.

7.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, the occurrence of any Default or Event of Default;

(b) as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, any (i) default or event of default under any Contractual Obligation of the Parent Borrower or any of its Restricted Subsidiaries, other than as previously disclosed in writing to the Lenders, or (ii) litigation, investigation or proceeding which may exist at any time between the Parent Borrower or any of its Restricted Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, the occurrence of any default or event of default under the Senior Secured Notes Indenture;

(d) as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, any litigation or proceeding affecting Holdings or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(e) the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Parent Borrower or any of its Restricted Subsidiaries knows or reasonably should know thereof: (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan; (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Parent Borrower or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which could reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, could be reasonably expected to result in a Material Adverse Effect; or (iii) the first occurrence of an Underfunding under a Single Employer Plan or Foreign Plan that exceeds 10% of the value of the assets of such Single Employer Plan or Foreign Plan, in each case, determined as of the most recent annual valuation date of such Single Employer Plan or Foreign Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan or Foreign Plan as of such date;

(f) as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, (i) any release or discharge by the Parent Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Parent Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect;

(g) any loss, damage, or destruction to the Collateral in the amount of $10,000,000 or more, whether or not covered by insurance; and

(h) any and all default notices received under or with respect to any lease of any distribution center where Collateral with a book value in excess of $5,000,000, either individually or in the aggregate, is located.

Each notice pursuant to this Subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower (and, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Parent Borrower (or, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) proposes to take with respect thereto.

7.8 Environmental Laws. (a) (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Borrower or its Restricted Subsidiaries. For purposes of this Subsection 7.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower and any such affected Restricted Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b) Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest could not reasonably be expected to give rise to a Material Adverse Effect.

(c) Maintain, update as appropriate, and implement in all material respects an ongoing program reasonably designed to ensure that all the properties and operations of the Parent Borrower and its Restricted Subsidiaries are periodically reasonably reviewed by competent personnel to identify and promote compliance with and to reasonably and prudently manage any material Environmental Costs that would reasonably be expected to affect the Parent Borrower or any of its Restricted Subsidiaries, including compliance and liabilities relating to: discharges to air and water; acquisition, transportation, storage and use of hazardous materials; waste disposal; species and environmental protection; and recordkeeping required under Environmental Laws. For the purposes of this Subsection 7.8(c), the failure to maintain an environmental program shall not constitute an Event of Default (i) unless it would reasonably be expected to result in a Material Adverse Effect or (ii) if within 90 days of receipt of a reasonable request from the Administrative Agent the Parent Borrower and its Restricted Subsidiaries have taken reasonable and diligent steps to implement and maintain such a program in compliance with this Subsection 7.8(c).

7.9 After-Acquired Real Property and Fixtures; Subsidiaries. (a) With respect to any owned real property or fixtures thereon, in each case with a purchase price or a fair market value at the time of acquisition of at least $2,000,000, in which any Loan Party acquires ownership rights at any time after the Closing Date, promptly grant to the Collateral Agent for the benefit of the Secured Parties, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA or flood determinations under Regulation H of the Board); provided that (i) nothing in this Subsection 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Parent Borrower, any of its Restricted Subsidiaries or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this Subsection 7.9 on any owned real property or fixtures the acquisition of which is, or is to be, financed or refinanced, in whole or in part through the incurrence of Indebtedness, until such Indebtedness is repaid in full (and not refinanced) or, as the case may be, the Parent Borrower determines not to proceed with such financing or refinancing. In connection with any such grant to the Collateral Agent, for the benefit of the Secured Parties, of a Lien of record on any such real property in accordance with this Subsection 7.9, the Parent Borrower or such Restricted Subsidiary shall deliver or cause to be delivered to the Collateral Agent any surveys, title insurance policies, environmental reports and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports and other documents and whether the delivery of such surveys, title insurance policies, environmental reports and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b) With respect to any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries that are Wholly-Owned Subsidiaries (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent for the benefit of the Secured Parties such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (or second priority security interest in accordance with the terms of the Intercreditor Agreement) (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver to the Collateral Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.

(c) With respect to any Foreign Subsidiary or Domestic Subsidiary that is not a Wholly Owned Subsidiary created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than any Excluded Subsidiary), the Capital Stock of which is owned directly by the Parent Borrower or a Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (or second priority security interest in accordance with the terms of the Intercreditor Agreement) (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Subsidiary that is directly owned by any Borrower or any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) (provided that in no event shall more than 65% of the Capital Stock of any new Foreign Subsidiary be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any Subsidiary that is not a Wholly Owned Subsidiary and a Restricted Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Parent Borrower or any of its Restricted Subsidiaries was made therein) and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein.

(d) At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents.

(e) Notwithstanding anything to contrary in this Agreement, nothing in this Subsection 7.9 shall require that any Loan Party grant a Lien with respect to any owned real property or fixtures in which such Loan Party acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

7.10 Surveys. Obtain surveys in such form as is sufficient to cause the applicable title insurance companies to: (i) delete the standard “survey exception” from the title insurance policies delivered with respect to the Mortgaged Fee Properties pursuant to Subsection 6.1(k) on or prior to the date such policies are delivered (or to issue endorsements to such title policies which have the effect of deleting the standard “survey exception”) and (ii) issue certain applicable endorsements and affirmative coverage as required by Subsection 6.1(k)(v).

7.11 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Subsection 5.17 and request the issuance of Letters of Credit only for the purposes set forth in Subsection 3.1(b).

7.12 Post-Closing Security Perfection. The Parent Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests and guarantees described in Subsection 6.1(a), 6.1(i) and 6.1(j) that are not so provided on the Closing Date and to satisfy each other condition precedent that was not actually satisfied, but rather “deemed” satisfied on the Closing Date pursuant to the provisions set forth in Subsection 6.1, and in any event to provide such perfected security interests and guarantees and to satisfy such other conditions within the applicable time periods set forth on Schedule 7.12, as such time periods may be extended by the Administrative Agent, in its sole discretion.

7.13 Post-Closing Matters. (a) Within 30 days after the Closing Date (or such longer period as the Administrative Agent in its discretion may agree), file or cause to be filed UCC-3 termination statements with respect to the UCC-1 financing statements listed on Schedule 7.13.

(b) Promptly after the same becomes available the Parent Borrower shall deliver to the Administrative Agent, calculations determining EBITDA for the fiscal quarters ended June 25, 2010 and September 24, 2010, in each case in accordance with consultations with PricewaterhouseCoopers LLP.

SECTION 8 NEGATIVE COVENANTS

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and all other Obligations and termination or expiration of all Letters of Credit, the Parent Borrower shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

8.1 Financial Condition Covenant. Upon the occurrence and during the continuance of a Liquidity Event, permit, for the most recently ended period (including the period of four consecutive fiscal quarters of the Parent Borrower and its Restricted Subsidiaries for which financial statements have been delivered pursuant to Subsection 7.1(a) or 7.1(b) ended immediately prior to such Liquidity Event) of four consecutive fiscal quarters of the Parent Borrower and its Restricted Subsidiaries for which financial statements have been delivered pursuant to Subsection 7.1(a) or 7.1(b), the Consolidated Fixed Charge Coverage Ratio as at the last day of such period of four consecutive fiscal quarters to be less than 1.00 to 1.00

8.2 Limitation on Fundamental Changes. Enter into any merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

(a) any Restricted Subsidiary of the Parent Borrower may be merged or consolidated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving entity) or with or into any one or more Restricted Subsidiaries that are Wholly Owned Subsidiaries of the Parent Borrower (provided that the Wholly Owned Subsidiary or Restricted Subsidiaries of the Parent Borrower shall be the continuing or surviving entity); provided that in any case where the Subsidiary that is the non-surviving entity is a Loan Party and such Subsidiary’s assets include real property owned by such Loan Party or Voting Stock of any other Loan Party, or if such merger or consolidation constitutes (alone or together with any related merger or consolidation by any Loan Party) a transfer of all or substantially all of the assets of the Domestic Subsidiaries that are Loan Parties, (1) the continuing or surviving entity shall be a Loan Party, (2) such merger or consolidation shall be in the ordinary course of business, ~~or~~ (3) if the continuing or surviving entity is not a Loan Party, the Fair Market Value of all such assets transferred by a Loan Party pursuant to this clause (3) do not exceed $5,000,000 in any fiscal year~~;~~ or (4) at the time of such merger, consolidation or amalgamation, the Payment Condition is satisfied and no Specified Default or any other Event of Default known to the Borrowers shall have occurred and be continuing or would result therefrom;

(b) any Restricted Subsidiary of the Parent Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Parent Borrower (and, in the case of a non-Wholly Owned Subsidiary, may be liquidated to the extent the Parent Borrower or any Wholly Owned Subsidiary which is a direct parent of such non-Wholly Owned Subsidiary receives a pro rata distribution of the assets thereof); provided that (x) if the Subsidiary that disposes of any or all of its assets is a Loan Party and such disposition includes real property owned by such Loan Party or Voting Stock of any other Loan Party, or constitutes (alone or together with any related disposition of assets by any Loan Party) all or substantially all of the assets of the Domestic Subsidiaries that are Loan Parties, (1) the transferee of such assets shall be a Loan Party, (2) such disposition shall be in the ordinary course of business, ~~or~~ (3) if the transferee of such assets is not a Loan Party, the Fair Market Value of all such assets transferred by a Loan Party pursuant to this clause (3) do not exceed $10,000,000 in any fiscal year~~;~~ or (4) at the time of such sale, lease, transfer or other disposition, the Payment Condition is satisfied and no Specified Default or any other Event of Default known to the Borrowers shall have occurred and be continuing or would result therefrom;

(c) pursuant to the Recapitalization Transaction;

(d) to the extent such sale, lease, transfer or other disposition or transaction is expressly excluded from the definition of “Asset Sale” or, if such sale, lease transfer or other disposition or transactions constitutes an “Asset Sale,” such Asset Sale is made in compliance with Subsection 8.5; or

(e) the Parent Borrower or any Restricted Subsidiary may be merged or consolidated with or into any other Person in order to effect any acquisition permitted pursuant to Subsection 8.4.

8.3 Limitation on Restricted Payments. Declare or pay any Restricted Payment, except that:

(a) the Parent Borrower may pay cash dividends, payments and distributions in an amount sufficient to allow any Parent Entity or Holdings to pay legal, accounting and other maintenance and operational expenses (other than taxes) incurred in the ordinary course of business, provided that, if any Parent Entity shall own any material assets other than the Capital Stock of Holdings or another Parent Entity or other assets, relating to the ownership interest of such Parent Entity in another Parent Entity, Holdings or Subsidiaries of Holdings, such cash dividends with respect to such Parent Entity shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in Holdings or another Parent Entity and such other related assets; and provided, further, that if Holdings shall own any material assets other than Capital Stock of the Parent Borrower or other assets relating to the ownership interest of Holdings in the Parent Borrower or Subsidiaries of the Parent Borrower, such cash dividends with respect to Holdings shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by Holdings relating to or allocable to its ownership interest in the Parent Borrower and such other related assets;

(b) the Parent Borrower may pay cash dividends, payments and distributions in an amount sufficient to cover reasonable and necessary expenses (including professional fees and expenses) (other than taxes) incurred by any Parent Entity or Holdings in connection with (i) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (ii) reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement, the Senior Secured Notes Debt Documents or any other agreement or instrument relating to Indebtedness of any Loan Party or any of the Restricted Subsidiaries and (iii) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor), provided that, in the case of subclause (i) above, if any Parent Entity shall own any material assets other than the Capital Stock of Holdings or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, Holdings or its Subsidiaries, with respect to such Parent Entity such cash dividends shall be limited to the reasonable and proportional share, as determined by the Parent

Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in another Parent Entity, Holdings and such other assets; and provided, further, that in the case of sub-clause (i) above, if Holdings shall own any material assets other than the Capital Stock of the Parent Borrower or other assets relating to the ownership interest of Holdings in the Parent Borrower or its Restricted Subsidiaries, with respect to Holdings such cash dividends shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion, of such expenses incurred by Holdings relating or allocable to its ownership interest in the Parent Borrower and such other assets;

(c) the Parent Borrower may pay, without duplication, cash dividends, payments and distributions (A) pursuant to the Tax Sharing Agreement or a similar agreement with Holdings or any Parent Entity; and (B) to pay or permit Holdings or any Parent Entity to pay any Related Taxes;

(d) The Parent Borrower may pay cash dividends, payments and distributions in an amount sufficient to allow Holdings and any Parent Entity to perform its obligations under the Atkore Investment Documents and to pay all fees and expenses incurred in connection with the Transactions and the other transactions expressly contemplated by this Agreement and the other Loan Documents, and to allow Holdings to perform its obligations under or in connection with the Loan Documents to which it is a party;

(e) the Parent Borrower may pay cash dividends, payments and distributions in an amount sufficient to allow Holdings or any Parent Entity to repurchase shares of its Capital Stock or rights, options or units in respect thereof from any Management Investors or former Management Investors (or any of their respective heirs, successors, assigns, legal representatives or estates), or as otherwise contemplated by any Management Subscription Agreements for an aggregate purchase price not to exceed $10,000,000; provided that such amount shall be increased by (A) an amount equal to $5,000,000 on each anniversary of the Closing Date, commencing on the first anniversary of the Closing Date; (B) an amount equal to the proceeds to Holdings (whether received by it directly or from a Parent Entity or applied to pay Parent Entity Expenses) or any Parent Entity of any resales or new issuances of shares and options to any Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by any Parent Entity, Holdings or any of its Subsidiaries to any Management Investor that shall thereafter have been cancelled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of Holdings’ or any Parent Entity’s Capital Stock; provided, however, that any amount received by any Parent Entity or Holdings in accordance with this clause (B) shall have been further contributed to the Parent Borrower or applied to pay expenses, taxes or other amounts (in respect of which the Parent Borrower is permitted to make dividends, payments or distributions pursuant to Subsection 8.3) incurred or payable by Holdings or Parent Entity Expenses; and (C) the cash proceeds of key man life insurance policies received by the Parent Borrower or any of its Subsidiaries (or by Holdings or any Parent Entity and contributed to the Parent Borrower);

(f) the Parent Borrower may pay dividends, payments and distributions to the extent of Net Proceeds from any Excluded Contribution to the extent such dividend, payment or distribution is made (regardless of whether any Default or Event of Default has occurred and is continuing) within 180 days of the date when such Excluded Contribution was received by the Parent Borrower; provided that any payment pursuant to this Subsection 8.3(f) shall be deemed to be a usage of the Available Excluded Contribution Amount Basket;

(g) the Parent Borrower may pay dividends, payments and distributions in an amount not to exceed the Available Excluded Contribution Amount Basket; provided that at the time such dividend, payment or distribution is made, no Specified Default or any other Event of Default known to the Borrowers shall have occurred and be continuing or would result therefrom;

(h) the Parent Borrower may pay cash dividends, payments and distributions; provided that (i) at the time such dividend, payment or distribution is declared, no Specified Default or any other Event of Default known to the Borrowers shall have occurred and be continuing (provided that such dividend, payment or distribution is paid (x) prior to any public offering of Capital Stock of Holdings, the Parent Borrower or any Parent Entity, within 3 Business Days of such declaration and (y) following any public offering of Capital Stock of Holdings, the Parent Borrower or any Parent Entity, within 30 days of such declaration) and (ii) the aggregate amount of such dividends, payments and distributions pursuant to this clause (h), when aggregated with all optional prepayments made pursuant to Subsection 8.6(e), do not exceed $25,000,000 in the aggregate; and

(i) in addition to the foregoing dividends, the Parent Borrower may pay additional dividends, payments and distributions, provided that at the time such dividend, payment or distribution is declared, (i) no Specified Default or any other Event of Default known to the Borrowers shall have occurred and be continuing and (ii) the Payment Condition shall be satisfied; provided further, that such dividend, payment or distribution is paid (x) prior to any public offering of Capital Stock of Holdings, the Parent Borrower or any Parent Entity, within 3 Business Days of such declaration and (y) following any public offering of Capital Stock of Holdings, the Parent Borrower or any Parent Entity, within 30 days of such declaration.

8.4 Limitations on Certain Acquisitions. Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Parent Borrower and its Restricted Subsidiaries shall be allowed to make any such acquisitions so long as:

(a) such acquisition is expressly permitted by Subsection 8.2 (other than clause (e)); or

(b) such acquisition is a Permitted Acquisition;

provided, further, that in the case of each such acquisition pursuant to clause (a) or (b) after giving effect thereto, no Specified Default or any other Event of Default known to the Borrowers shall occur as a result of such acquisition.

8.5 Limitation on Dispositions of Collateral. Engage in any Asset Sale with respect to any of the Collateral, or attempt, offer or contract to do so (unless such attempt, offer or contract is conditioned upon obtaining any requisite consent of the Lenders hereunder), except that the Parent Borrower and its Restricted Subsidiaries shall be allowed to engage in Asset Sales (i) if the Payment Condition is satisfied or (ii) so long as the consideration received in connection with such Asset Sale is for Fair Market Value, and if the Dollar Equivalent of such consideration received is greater than $10,000,000, at least 75% of such consideration received is in the form of cash (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Subsection 8.14). For the purposes of the foregoing, the following are deemed to be cash: (1) Cash Equivalents, (2) the assumption of Indebtedness of the Parent Borrower (other than Disqualified Capital Stock of the Parent Borrower) or any Restricted Subsidiary and the release in writing of the Parent Borrower or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Sale, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Parent Borrower and each other Restricted Subsidiary are released in writing from any Guarantee Obligation of payment of the principal amount of such Indebtedness in connection with such Asset Sale, (4) securities received by the Parent Borrower or any Restricted Subsidiary from the transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Parent Borrower or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Parent Borrower or any of its Restricted Subsidiaries in an Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of (i) $40,000,000 and (ii) 4.0% of Consolidated Total Assets at the time of designation (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

In connection with any Asset Sale permitted under this Section 8.5 or a Disposition that is excluded from the definition of “Asset Sale”, the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent to, execute such releases of Liens and take such other actions as the Parent Borrower may reasonably request in connection with the foregoing.

8.6 Limitation on Optional Payments and Modifications of Subordinated Debt Instruments and Other Documents. (a) Make any optional payment or prepayment on or optional repurchase or redemption of any Indebtedness that is by its terms subordinated to the payment in cash of the Obligations (“Restricted Indebtedness”), including any payments on account of, or for a sinking or other analogous fund for, the repurchase, redemption, defeasance or other acquisition thereof, unless the Payment Condition shall have been satisfied or such payment or prepayment on or optional repurchase or redemption of Restricted Indebtedness is financed with an amount not exceeding the Available Excluded Contribution Amount Basket.

(b) In the event of the occurrence of a Change of Control, repurchase or repay any Restricted Indebtedness then outstanding or any portion thereof, unless the Borrowers shall have (i) made payment in full of the Loans, all Reimbursement Obligations and any other Obligations then due and owing hereunder and under any Note and cash collateralized the L/C Obligations on terms reasonably satisfactory to the Administrative Agent or (ii) made an offer to pay the Loans, all Reimbursement Obligations and any other Obligations then due and owing to each Lender and the Administrative Agent hereunder and under any Note and to cash collateralize the L/C Obligations on terms reasonably satisfactory to the Administrative Agent in respect of each Lender and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer and cash collateralized the L/C Obligations in respect of each such Lender which has accepted such offer. Upon the Borrowers having made all payments of Loans and other Obligations then due and owing to any Lender required by the preceding sentence, any Event of Default arising under Subsection 9.1(k) by reason of such Change of Control shall be deemed not to have occurred or be continuing.

(c) Amend, supplement, waive or otherwise modify any of the provisions of any Restricted Indebtedness in a manner materially adverse to the Lenders; provided that any change to the subordination provisions of any Restricted Indebtedness shall be deemed to be materially adverse to the Lenders. Notwithstanding the foregoing, the provisions of this Subsection 8.6(c) shall not restrict or prohibit any refinancing of Restricted Indebtedness (in whole or in part) permitted pursuant to Subsection 8.13.

(d) Amend its Organizational Documents, except for (a) changes and amendments that are not materially adverse to the interests of the Administrative Agent, the Lenders and the Issuing Lenders under the Loan Documents or in the Collateral or (b) changes in connection with the Recapitalization Transaction; provided that the applicable Loan Parties comply with all requirements under the Collateral Documents to the extent required in connection therewith.

(e) Notwithstanding the foregoing the Parent Borrower shall be permitted to make optional payments in respect of Restricted Indebtedness; provided that the aggregate amount of optional payments made pursuant to this clause (e), when aggregated with all cash dividends paid pursuant to Subsection 8.3(h), do not exceed $25,000,000 in the aggregate.

8.7 Limitation on Changes in Fiscal Year. Permit the fiscal year of Holdings or the Parent Borrower to end on a day other than a 52 or 53 week Fiscal Year ending on September 30 or the Friday preceding such date; provided that Holdings or the Parent Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Parent Borrower and the Administrative Agent will, and will be authorized by the Lenders to, make any adjustments to the Loan Documents that are necessary to reflect such change in fiscal year.

8.8 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement which prohibits or limits the ability of the Parent Borrower or any of its Restricted Subsidiaries that are Loan Parties to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) this Agreement, the other Loan Documents and any related documents, and the Senior Secured Notes Debt Documents, (b) any industrial revenue or development bonds, purchase money mortgages, acquisition agreements or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed or acquired thereby), (c) operating leases of real property entered into in the ordinary course of business and (d) any agreement governing Indebtedness and/or other obligations secured by a Permitted Lien (in which case any prohibition or limitation shall only be effective against the assets subject to such Permitted Lien).

8.9 Limitation on Lines of Business. (a) Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses of the same general type as those in which the Parent Borrower and its Restricted Subsidiaries are engaged on the Closing Date or which are reasonably related thereto.

(b) In the case of any Foreign Subsidiary Holdco, own any material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof) and intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries, incur or become liable for any Indebtedness for borrowed money to any Person other than the Parent Borrower or a Restricted Subsidiary of the Parent Borrower, any other material Indebtedness to any Person other than the Parent Borrower or a Restricted Subsidiary of the Parent Borrower or any Guarantee Obligations of any Indebtedness (other than of any Foreign Subsidiary or any Subsidiary of any Foreign Subsidiary), in each case except (i) Indebtedness incurred pursuant to this Agreement and the other Loan Documents and (ii) Guarantee Obligations incurred pursuant to the Guarantee and Collateral Agreement or otherwise in respect of Indebtedness incurred pursuant to this Agreement and the other Loan Documents.

8.10 Limitations on Currency, Commodity and Other Hedging Transactions. Enter into, purchase or otherwise acquire agreements or arrangements relating to currency, commodity or other hedging (each a “Hedging Arrangement”) except, to the extent and only to the extent that, such agreements or arrangements are entered into, purchased or otherwise acquired in the ordinary course of business of the Parent Borrower or any of its Restricted Subsidiaries with reputable financial institutions or vendors and not for purposes of speculation (any such agreement or arrangement permitted by this Subsection, a “Permitted Hedging Arrangement”).

8.11 Limitations on Transactions with Affiliates. Except as otherwise expressly permitted in this Agreement, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (A) not otherwise prohibited under this Agreement, and (B) upon terms no less favorable to the Parent Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided that nothing contained in this Subsection 8.11 shall be deemed to prohibit:

(a) the Parent Borrower or any Restricted Subsidiary from entering into, modifying or performing any consulting, management, compensation, benefits or employment agreements or other compensation arrangements with a director, officer, employee or former officer, director or employee of the Parent Borrower or such Restricted Subsidiary in the ordinary course of business;

(b) the payment of all amounts in connection with this Agreement or any of the Transactions;

(c) the Parent Borrower or any of its Restricted Subsidiaries from entering into, making payments pursuant to and otherwise performing (i) the obligations under the Atkore Investment Documents and (ii) an indemnification and contribution agreement in favor of any Permitted Holder and each person who is or becomes a director, officer, agent or employee of Holdings, the Parent Borrower or any of its Subsidiaries or any Parent Entity, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by Holdings or any Parent Entity (provided that, if such Parent Entity shall own any material assets other than the Capital Stock of Holdings or another Parent Entity, or other assets relating to the ownership interest by such Parent Entity in Holdings or another Parent Entity, such liabilities shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion based on the benefit therefrom to the Parent Borrower and its Subsidiaries, of such liabilities relating or allocable to the ownership interest of such Parent Entity in Holdings or another Parent Entity and such other related assets) or the Parent Borrower or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of the Parent Borrower or any of its Subsidiaries or any Parent Entity or any of their predecessors or successors, (C) arising out of the performance by any Affiliate of the CD&R Investors of management consulting or financial advisory services provided to the Parent Borrower or any of its Subsidiaries or Holdings or any Parent Entity, (D) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of the Parent Borrower or any of its Subsidiaries or Holdings or any Parent Entity, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (E) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Parent Borrower or any of its Subsidiaries or Holdings or any Parent Entity;

(d) any issuance or sale of Capital Stock of Holdings or any Parent Entity or capital contribution to the Parent Borrower or any Restricted Subsidiary;

(e) the execution, delivery and performance of the Tax Sharing Agreement;

(f) the execution, delivery and performance of agreements (i) under which the Parent Borrower or its Restricted Subsidiaries do not make payments or provide consideration in excess of $2,000,000 per Fiscal Year or (ii) set forth on Schedule 8.11;

(g) any transaction among the Loan Parties, any transaction excluded as an Asset Sale by clause (b) or (e) of the definition thereof, any transaction permitted by clause (f), (g), (h), (i), (l), or (m) of the definition of “Permitted Investments” (provided that any transaction pursuant to clause (l) or (m) shall be limited to guarantees of loans and advances by third parties), any transaction permitted by Subsection 8.3 and any transaction permitted by Subsection 8.13(f)(i), 8.13(f)(ii), 8.13(f)(iii), 8.13(f)(vii) or 8.13(f)(viii);

(h) the Parent Borrower from paying to CD&R and Tyco or any of their respective Affiliates fees up to $30,000,000, in the aggregate, plus out-of-pocket expenses, in connection with the Transactions;

(i) the Parent Borrower or any of its Restricted Subsidiaries from entering into or performing an agreement with CD&R or Tyco or any of their respective Affiliates for the rendering of management consulting or financial advisory services for compensation not to exceed in the aggregate $7,500,000 per year plus reasonable out-of-pocket expenses; and

(j) The Transactions and all transactions related thereto

For purposes of this Subsection 8.11, (i) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (B) of the first sentence hereof if (x) such transaction is approved by a majority of the Disinterested Directors of the board of directors of the Parent Borrower, or (y) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the board of directors of the Parent Borrower, such transaction shall be approved by a nationally recognized expert reasonably satisfactory to the Administrative Agent with expertise in appraising the terms and conditions of the type of transaction for which approval is required and (ii) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

8.12 Limitations on Investments. Make or maintain, directly or indirectly, any Investment except for Permitted Investments.

8.13 Limitations on Indebtedness. Directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following (collectively, “Permitted Indebtedness”):

(a) Indebtedness evidenced by the Senior Secured Notes Debt Documents in an aggregate principal amount not to exceed $410,000,000;

(b) Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries incurred pursuant to this Agreement and the other Loan Documents (including, without limitation, any Accordion Facility, Extension or any Credit Agreement Refinancing Indebtedness);

(c) ~~Permitted Additional~~Secured Ratio Indebtedness;

(d) Indebtedness (other than Indebtedness permitted by clauses (a) through (c) above) existing on the Closing Date, and disclosed on Schedule 8.13(d) (together with any renewal, extension, refinancing or refunding pursuant to clause (i) below);

(e) Indebtedness of the Parent Borrower or any Restricted Subsidiary to the Parent Borrower or any other Restricted Subsidiary;

(f) Guaranty Obligations incurred by:

(i) the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness of a Loan Party that is permitted hereunder; provided that Guaranty Obligations in respect of Indebtedness permitted pursuant to clauses (a), (c) and (o) shall be permitted only to the extent that such Guaranty Obligations are incurred by Guarantors (other than, in the case of clause (o), Guaranty Obligations incurred by any Foreign Subsidiary that is not a Guarantor);

(ii) a Loan Party (other than Holdings) in respect of Indebtedness of a Non-Loan Party;

(iii) a Non-Loan Party in respect of Indebtedness of another Non-Loan Party that is permitted hereunder;

(iv) the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness of any Person (other than a the Parent Borrower or any of its Restricted Subsidiaries) up to a maximum aggregate outstanding principal amount not exceeding $10,000,000 at any time;

(v) in connection with sales or other dispositions permitted under Subsection 8.5, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(vi) consisting of accommodation guarantees for the benefit of trade creditors of the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(vii) in respect of Investments expressly permitted pursuant to clauses (l), (m), or (w) of the definition of “Permitted Investments”;

(viii) in respect of third-party loans and advances to officers or employees of any Parent Entity, Holdings, the Parent Borrower or any of its Restricted Subsidiaries permitted pursuant to clauses (l) or (m) of the definition of “Permitted Investments”; and

(ix) in respect of Indebtedness or other obligations of a Person (other than Holdings, the Parent Borrower or any of its Restricted Subsidiaries) in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Parent Borrower or any of its Restricted Subsidiaries, and the aggregate outstanding amount of such Indebtedness, together with the aggregate amount of Investments permitted pursuant to clause (q) of the definition of “Permitted Investments” the Dollar Equivalent of which does not exceed $25,000,000;

provided, however, that if any Indebtedness referred to in clauses (i) through (iv) above is subordinated in right of payment to the Obligations or is secured by Liens that are senior or subordinate to any Liens securing the Collateral, then any corresponding Guaranty Obligations shall be subordinated and the Liens securing the corresponding Guaranty Obligations shall be senior or subordinate to substantially the same extent;

(g) Financing Lease Obligations and Indebtedness incurred by the Parent Borrower or a Restricted Subsidiary of the Parent Borrower to finance the acquisition, leasing, construction or improvement of fixed assets; provided, however, that (i) the aggregate outstanding principal amount of all such Financing Lease Obligations and Indebtedness (together with any renewal, extension, refinancing or refunding pursuant to clause (i) below) shall not exceed $30,000,000 at any time and (ii) such Financing Lease Obligations and Indebtedness shall be incurred prior to or within 180 days of such acquisition or leasing or completion of construction or improvement of such assets;

(h) Indebtedness of Foreign Subsidiaries of the Parent Borrower that are Restricted Subsidiaries in support of working capital needs up to an aggregate outstanding principal amount, which shall not exceed the greater of (i) $30,000,000 and (ii) an amount equal to 3.0% of Consolidated Total Assets at any time (provided that an additional $10,000,000 of such Indebtedness shall be permitted to be outstanding at any time in connection with overdraft and similar facilities);

(i) renewals, extensions, refinancings and refundings of Indebtedness (in whole or in part) permitted by:

(i) clause (d) or (g) above or this clause (i)(i); provided, however, that (A) any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount (or accreted value, if applicable) of such Indebtedness so renewed, extended, refinanced or refunded (plus accrued interest, any premium and reasonable commission, fees and expenses) and (B) such Indebtedness has a weighted average maturity no shorter than the weighted average maturity of the Indebtedness so renewed, extended, refinanced or refunded; and

(ii) clause (a), (c) or (o) hereof or this clause (i)(ii); provided, however, that (A) any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount (or accreted value, if applicable) of such Indebtedness so renewed, extended, refinanced or refunded (plus accrued interest, any premium and reasonable commission, fees and expenses), (B) no Loan Party that is not obligated with respect to repayment of such Indebtedness that is renewed, extended, refinanced or refunded immediately prior to the time of such renewal, extension, refinancing or refunding is required to become obligated with respect thereto (other than any Person that becomes a Loan Party and is created or acquired on or after the date of such renewal, extension, refinancing or refunding) (C) if the Indebtedness that is renewed, extended, refinanced or refunded was subordinated in right of payment to the Obligations, then the terms and conditions of the renewal, extension, refinancing, refunding must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the renewed, extended, refinanced or refunded Indebtedness and (D) such Indebtedness has (x) a stated maturity date that is (i) at least 91 days after the Termination Date and (ii) not earlier than the stated maturity date of the Indebtedness that is renewed, extended, refinanced or refunded and (y) a weighted average life, at the time of issuance or incurrence, of not less than the remaining weighted average life of the Indebtedness that is renewed, extended, refinanced or refunded;

(j) Indebtedness of the Parent Borrower or any Restricted Subsidiary to Holdings, the Parent Borrower or any of its Subsidiaries to the extent the Investment in such Indebtedness is not restricted by Subsection 8.12;

(k) [Intentionally omitted];

(l) Indebtedness incurred under any agreement pursuant to which a Person provides cash management services or similar financial accommodations to the Parent Borrower or any of its Restricted Subsidiaries;

(m) [Intentionally omitted];

(n) Indebtedness constituting indemnities and adjustments (including pension plan adjustments and contingent payments adjustments) under the Investment Agreement);

(o) Indebtedness incurred or assumed in connection with, or as a result of, a Permitted Acquisition so long as: (i) with respect to any newly incurred Indebtedness, such Indebtedness is ~~unsecured~~secured only by property of the acquired company or other assets to the extent otherwise permitted hereunder, (ii) the Parent Borrower would be in compliance, on a Pro Forma Basis after giving effect to the consummation of such acquisition and the incurrence or assumption of such Indebtedness, with Subsection 8.1 recomputed as of the last day of the most recently ended fiscal quarter of the Parent Borrower for which financial statements are available, whether or not compliance with Subsection 8.1 is otherwise required at such time (it being understood that, as a condition precedent to the effectiveness of any such incurrence or assumption, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance), (iii) before and after giving effect thereto, no Specified Default or any other Event of Default known to the Borrowers has occurred and is continuing, and (iv) with respect to any newly incurred Indebtedness, such Indebtedness does not have any maturity, amortization, redemption or similar requirement prior to the date that is six months after the Termination Date;

(p) Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(q) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds and which is extinguished within five Business Days of its incurrence;

(r) Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of Financing Leases which have been funded solely by Investments of the Parent Borrower and its Restricted Subsidiaries permitted under clause (r) of the definition of “Permitted Investments”;

(s) Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries arising in connection with industrial development or revenue bonds or similar obligations secured by property or assets leased to and operated by the Parent Borrower or such Restricted Subsidiary that were issued in connection with the financing or refinancing of such property or assets, provided, that, the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $25,000,000;

(t) Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of obligations evidenced by bonds, debentures, notes or similar instruments issued as payment-in-kind interest payments in respect of Indebtedness otherwise permitted hereunder;

(u) accretion of the principal amount of Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries otherwise permitted hereunder issued at any original issue discount;

(v) Indebtedness of the Parent Borrower and its Restricted Subsidiaries under Interest Rate Protection Agreements and under Permitted Hedging Arrangements;

(w) Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction;

(x) Indebtedness in respect of any letters of credit issued in favor of any Issuing Lender or the Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit or Swingline Loans as provided for in Subsection 3.4, in each case to the extent not exceeding the maximum amount of such participations; ~~and~~

(y) other Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries not exceeding (when incurred or assumed) the greater of (i) $50,000,000 and (ii) the amount equal to 4% of the Consolidated Total Assets in aggregate principal amount at any time outstanding; provided that Indebtedness incurred pursuant to subclause (ii) shall not cease to be permitted under this clause (y) solely because of a later decrease in Consolidated Total Assets~~.~~; and

(z) unsecured Indebtedness of Parent Borrower and its Restricted Subsidiaries.

For purposes of determining compliance with this Subsection 8.13, in the event that any Indebtedness meets the criteria of more than one of the types of Indebtedness described in clauses (a) through (y) above, the Parent Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause). Furthermore, for purposes of this definition, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness), on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

8.14 Limitations on Liens. Create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of their respective Restricted Subsidiaries to assign, any right to receive income, except for the following (collectively, “Permitted Liens”):

(a) Liens created pursuant to the Loan Documents or otherwise securing, directly, or indirectly, the Obligations or other Indebtedness permitted by Subsection 8.13(b);

(b) Liens existing on the Closing Date and disclosed on Schedule 8.14(b);

(c) Customary Permitted Liens;

(d) Liens (including purchase money Liens) granted by the Parent Borrower or any of its Restricted Subsidiaries (including the interest of a lessor under a Capital Lease and Liens to which any property is subject at the time, on or after the Closing Date, of the Parent Borrower’s or such Restricted Subsidiary’s acquisition thereof) securing Indebtedness permitted under Subsection 8.13(g) and limited in each case to the property purchased with the proceeds of such Indebtedness or subject to such Lien or Financing Lease;

(e) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b) or (d) above, clause (l), (s) or (t) below, or this clause (e); provided that (i) (A) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (b) or (d) above (or successive renewals, extensions, refinancings or refundings thereof) such renewal, extension, refinancing or refunding is made without any change in the class or category of assets or property subject to such Lien and no such Lien is extended to cover any additional assets or property, (B) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (l) below (or successive renewals, extensions, refinancings or refundings thereof), such Lien does not extend to cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (s) or (t) below (or successive renewals, extensions, refinancings or refundings thereof), such Liens do not encumber any assets or property other than Collateral (with the priority of such Liens in the ABL Priority Collateral and Note Priority Collateral or equivalent thereof being no less favorable to the Lenders than the priority set forth in the Intercreditor Agreement); and (ii) such Liens are in respect of Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Subsection 8.13(i) and that the principal amount of such Indebtedness is not increased except as permitted by Subsection 8.13(i);

(f) Liens on assets of any Foreign Subsidiary of the Parent Borrower securing Indebtedness of such Foreign Subsidiary permitted under Subsection 8.13(h);

(g) Liens in favor of lessors securing operating leases permitted hereunder;

(h) statutory or common law Liens or rights of setoff of depository banks or securities intermediaries with respect to deposit accounts, securities accounts or other funds of the Parent Borrower or any Restricted Subsidiary maintained at such banks or intermediaries, including to secure fees and charges in connection with returned items or the standard fees and charges of such banks or intermediaries in connection with the deposit accounts, securities accounts or other funds maintained by the Parent Borrower or such Restricted Subsidiary at such banks or intermediaries (excluding any Indebtedness for borrowed money owing by the Parent Borrower or such Restricted Subsidiary to such banks or intermediaries);

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent Borrower or its Restricted Subsidiaries in the ordinary course of business;

(j) Liens securing Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Subsection 8.13(r);

(k) Liens on the property or assets described in Subsection 8.13(s) in respect of Indebtedness of the Parent Borrower and its Subsidiaries permitted by Subsection 8.13(s);

(l) Liens securing Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by Subsection 8.13(o) assumed in connection with any Permitted Acquisition (other than Liens on the Capital Stock of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) such Lien shall be created no later than the later of the date of such acquisition or the date of the assumption of such Indebtedness (other than as permitted by clause (ii) above);

(m) any encumbrance or restriction (including put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(n) Liens on intellectual property, including any foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how or processes; provided that such Liens result from the granting of licenses in the ordinary course of business to any Person to use such intellectual property or such foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how or processes, as the case may be;

(o) Liens in respect of Guaranty Obligations permitted under Subsection 8.13(f) relating to Indebtedness otherwise permitted under Subsection 8.13, to the extent Liens in respect of such Indebtedness are permitted under this Subsection 8.14;

(p) Liens on assets of the Parent Borrower or any of its Restricted Subsidiaries not otherwise permitted by the foregoing clauses of this Subsection 8.14 securing obligations or other liabilities of the Parent Borrower or any of its Restricted Subsidiaries; provided, that the aggregate outstanding amount of all such obligations and liabilities secured by such Liens (when created) shall not exceed the greater of (i) $20,000,000 and (ii) 1.5% of Consolidated Total Assets at any time (provided that Liens permitted pursuant to subclause (ii) shall not cease to be permitted under this clause (p) solely because of a later decrease in Consolidated Total Assets); provided further that any Lien securing Indebtedness created pursuant to this clause (p) on ABL Priority Collateral shall be junior to the Lien on ABL Priority Collateral securing the Obligations under this Facility and subject to the terms of the Intercreditor Agreement or otherwise be on terms reasonably satisfactory to the Administrative Agent;

(q) [Intentionally omitted];

(r) Liens in respect of Indebtedness of the Parent Borrower and its Subsidiaries permitted by Subsection 8.13(i)(i);

(s) Liens in respect of any Secured Ratio Indebtedness; provided that such Liens shall comply with the priority requirements set forth in clause (ii) of the proviso in the definition of “Secured Ratio Indebtedness”;

(t) Liens created pursuant to the Senior Secured Notes Debt Documents so long as such Liens remain subject to the Intercreditor Agreement;

(u) Liens on cash and Cash Equivalents securing Indebtedness permitted by Subsection 8.13(v); provided that upon the termination and non-replacement of such Interest Rate Protection Agreement or Permitted Hedging Arrangements, such cash and Cash Equivalents are deposited in a Blocked Account or applied to secure other Indebtedness permitted by Subsection 8.13(v); ~~and~~

(v) Liens securing Indebtedness permitted by Subsection 8.13(w) or (x)~~.~~; and

(w) Liens on Collateral, other than ABL Priority Collateral, to the extent such Liens are permitted under any Indebtedness which is permitted hereunder and which is itself secured by first priority liens on such Collateral, as permitted hereunder.

SECTION 9 EVENTS OF DEFAULT

9.1 Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Any of the Borrowers shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or any of the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Any Loan Party shall default in the payment, observance or performance of any agreement contained in Subsections 4.5(b) (with respect to the Syndication Procedure Letter), 4.16, 7.2(f) (after a five (5) Business Day grace period or, if during the continuance of a Dominion Event, a one (1) Business Day grace period) or Section 8 of this Agreement; provided that, if any such failure with respect to Subsection 4.16 is (x) of a type that can be cured within five (5) Business Days and (y) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such failure shall not constitute an Event of Default for five Business Days after the occurrence thereof so long as the Loan Parties are diligently pursuing the cure of such failure; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Section 9), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (A) the date on which a Responsible Officer of the Parent Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Parent Borrower by the Administrative Agent or the Required Lenders; or

(e) Any Loan Party or any of its Restricted Subsidiaries shall (i) default in (x) any payment of principal of or interest on any Indebtedness (excluding the Loans and the Reimbursement Obligations) in excess of $30,000,000 or (y) in the payment of any Guarantee Obligation in excess of $30,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Loans and the Reimbursement Obligations) or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given; or

(f) If (i) any Borrower, any Material Guarantor or any Material Subsidiary of the Parent Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower, any Material Guarantor or any Material Subsidiary of the Parent Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower, any Material Guarantor or any Material Subsidiary of the Parent Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Borrower, any Material Guarantor or any Material Subsidiary of the Parent Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Borrower, any Material Guarantor or any Material Subsidiary of the Parent Borrower shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Borrower, any Material Guarantor or any Material Subsidiary of the Parent Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Parent Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could be reasonably expected to result in a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Parent Borrower or any of its Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any portion of the ABL Priority Collateral in excess of $10,000,000 (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days;

(j) Any Loan Document (other than this Agreement or any of the Security Documents) shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Loan Party shall so assert in writing; or

(k) A Change of Control shall have occurred.

9.2 Remedies Upon an Event of Default. (a) If any Event of Default occurs and is continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of clause (f) above with respect to any Borrower, automatically the Commitments, if any, shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of BA Equivalent Loans and L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder and whether or not the BA Equivalent Loans have matured) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Borrower Representative, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts BA Equivalent Loans and L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder and whether or not the BA Equivalent Loans s have matured) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

(b) Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

9.3 Borrower’s Right to Cure. (a) Notwithstanding anything to the contrary otherwise contained in Section 9, in the event of any Event of Default under the covenant set forth in Subsection 8.1 and upon the receipt of a Specified Equity Contribution during any fiscal quarter and subject to the satisfaction of the conditions with respect to Specified Equity Contribution set forth in the definition thereof, EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter by the amount of such Specified Equity Contribution (the “Cured Amount”), solely for the purpose of measuring compliance with Subsection 8.1. If, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Parent Borrower and its Restricted Subsidiaries, in each case, with respect to such fiscal quarter only), the Parent Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of Subsection 8.1 and shall be deemed to be in compliance therewith as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default hereunder that had occurred shall be deemed cured for the purposes of this Agreement.

(b) The parties hereby acknowledge that notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to the occurrence of any Specified Equity Contribution shall be disregarded for purposes of determining any financial ratio-based conditions (other than as applicable to Subsection 8.1), pricing or any available basket under Section 8.

SECTION 10 THE AGENTS AND THE OTHER REPRESENTATIVES

10.1 Appointment. (a) Each Lender and each Issuing Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender or Issuing Lender under this Agreement and the other Loan Documents, and each such Lender or Issuing Lender irrevocably authorizes each agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent, the Collateral Agent, the Co-Collateral Agent and the Issuing Lender, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other Representatives.

(b) Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates, or delegate any and all such rights and powers to, any one or more sub agents appointed by such Agent (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent, the Collateral Agent and the Co-Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

(c) Except solely to the extent of the Parent Borrower’s rights to consent pursuant to and subject to the conditions in Subsection 10.9 and except for Subsection 10.13, the provisions of this Section 10 are solely for the benefit of the Agents, the Lenders and the Issuing Lenders, and no Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.2 The Administrative Agent and Affiliates. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrowers or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Action by an Agent. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.4 Exculpatory Provisions. (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the person serving as such Agent or any of its affiliates in any capacity.

(b) No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Subsection 11.1) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by a Borrower, a Lender or an Issuing Lender.

(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d) Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrowers and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

10.5 Acknowledgement and Representations by Lenders. Each Lender and each Issuing Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of any Borrowers or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender. Each Lender further represents and warrants that it has had the opportunity to review the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and each Issuing Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon the any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings and the Borrowers and the other Loan Parties, it has made its own decision to make its Loans or issue Letters of Credit hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender and each Issuing Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender or Issuing Lender, as applicable, for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender and each Issuing Lender acknowledges and agrees to comply with the provisions of Subsection 11.6 applicable to the Lenders and Issuing Lenders hereunder.

10.6 Indemnity; Reimbursement by Lenders. (a) To the extent that the Parent Borrower or any other Loan Party for any reason fails to indefeasibly pay any amount required under Subsection 11.5 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the Issuing Lenders, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay ratably according to their respective Commitment Percentages in effect on the date on which the applicable unreimbursed expense or indemnity payment is sought is sought under this Subsection 10.6 (or, if the applicable unreimbursed expense or indemnity payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages, immediately prior to such date) such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Lenders in their capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or Issuing Lenders in connection with such capacity and (ii) such indemnity for the Swingline Lender or the Issuing Lenders shall not include losses incurred by the Swingline Lender or the Issuing Lenders due to one or more Lenders defaulting in their obligations to purchase participations of Swingline Exposure under Subsections 2.4(c) and 2.4(d) or L/C Obligations under Subsection 3.4 (it being understood that this proviso shall not affect the Swingline Lender’s or any Issuing Lender’s rights against any Defaulting Lender). The obligations of the Lenders under this Subsection 10.6 are subject to the provisions of Subsection 4.8.

(b) Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c) All amounts due under this Subsection 10.6 shall be payable not later than 3 Business Days after demand therefor. The agreements in this Subsection 10.6 shall survive the payment of the Loans and all other amounts payable hereunder.

10.7 Right to Request and Act on Instructions; Reliance. (a) Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Financing Documentation in accordance with the instructions of Required Lenders or Supermajority Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders or Supermajority Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Subsection 10.6.

(b) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

10.8 Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the Intercreditor Agreement, and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent.

(b) The Lenders hereby authorize each Agent, in each case at its option and in its discretion, to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby (including obligations under or in respect of any Interest Rate Protection Agreement, Permitted Hedging Arrangement or Cash Management Arrangements entered into with any Person who was at the time of entry into such agreement a Lender or an affiliate of any Lender that are currently due and unpaid), (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof, (iii) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Subsection 11.1) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by any Agent, at any time, the Lenders will confirm in writing any Agent’s authority to release particular types or items of Collateral pursuant to this Subsection 10.8.

(c) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Subsection 11.17. Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this Subsection 10.8(c).

(d) No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by Holdings or any of its Restricted Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Subsection 10.8 or in any of the Security Documents, it being understood and agreed by the Lenders that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e) The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.

10.9 Successor Agent. Subject to the appointment of a successor as set forth herein, (i) the Administrative Agent may be removed by the Required Lenders if the Administrative Agent is a Defaulting Lender and (ii) the Administrative Agent, the Collateral Agent and the Co-Collateral Agent may resign as Administrative Agent, Collateral Agent or Co-Collateral Agent, respectively, in each case upon 10 days’ notice to the Lenders, the Issuing Lenders and the Parent Borrower. If the Administrative Agent shall be removed by the Required Lenders pursuant to clause (i) above or if the Administrative Agent, the Collateral Agent or the Co-Collateral Agent shall resign as Administrative Agent, Collateral Agent or Co-Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which such successor agent shall be subject to approval by the Parent Borrower; provided that such approval by the Parent Borrower in connection with the appointment of any successor Administrative Agent shall only be required so long as no Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing; provided further, that the Parent Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a combined capital and surplus of at least $1 billion. Upon the successful appointment of a successor agent, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, the Collateral Agent or the Co-Collateral Agent, as applicable, and the term “Administrative Agent”, “Collateral Agent” or “Co-Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent, Collateral Agent or Co-Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Additionally, after such retiring Agent’s resignation as such Agent, the provisions of this Subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents. After the resignation of any Administrative Agent pursuant to the preceding provisions of this Subsection 10.9, such resigning Administrative Agent (x) shall not be required to act as Issuing Lender for any Letters of Credit to be issued after the date of such resignation (and all unpaid fees accrued for the account of the resigning Issuing Lender shall be paid in full upon its resignation) and (y) shall not be required to act as Swingline Lender with respect to Swingline Loans to be made after the date of such resignation

(and all outstanding Swingline Loans of such resigning Administrative Agent shall be required to be repaid in full upon its resignation), although the resigning Administrative Agent shall retain all rights hereunder as Issuing Lender and Swingline Lender with respect to all Letters of Credit issued by it, and all Swingline Loans made by it, prior to the effectiveness of its resignation as Administrative Agent hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.

10.10 Swingline Lender. The provisions of this Section 10 shall apply to the Swingline Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

10.11 Withholding Tax. To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, without limiting the provisions of Subsection 4.11(a) or 4.12, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred and shall make payable in respect thereof within 30 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender or any Issuing Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each Issuing Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Subsection 10.11. The agreements in this Subsection 10.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

10.12 Other Representatives. None of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such. Without limiting the foregoing, no Other Representative shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Other Representative shall have transferred to any other Person (other than any of affiliates) all of its interests in the Loans and in the Commitments, such Lender shall be deemed to have concurrently resigned as such Other Representative.

10.13 Appointment of Borrower Representatives. Each Borrower hereby designates the Parent Borrower as its Borrower Representative. The Borrower Representative will be acting as agent on each of the Borrowers behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant Subsection 4.2 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

10.14 Application of Proceeds. The Lenders, the Administrative Agent and the Collateral Agent agree, as among such parties, as follows: subject to the terms of the Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender on account of amounts then due and outstanding under any of the Loan Documents  or under any Hedging Arrangement or Cash Management Arrangement described in clause sixth below shall, except as otherwise expressly provided herein, be applied as follows: first, to pay interest on and then principal of Agent Advances then outstanding, second, to pay interest on and then principal of Swingline Loans then outstanding, third, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents, the Lenders and the Issuing Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral), fourth, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders and each of the Issuing Lenders in connection with enforcing such Lender’s or such Issuing Lender’s rights under the Loan Documents, fifth, to pay interest on and then principal of Revolving Credit Loans then outstanding and any Reimbursement Obligations then outstanding, and to cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent, sixth, to pay obligations under Hedging Arrangements and Cash Management Arrangements permitted hereunder and secured by the Guarantee and Collateral Agreement ~~and seventh~~(notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party), seventh, to pay other Obligations then due and owing and eighth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent that any amounts available for distribution pursuant to clause “fifth” above are attributable to the issued but undrawn amount of outstanding Letters of Credit which are then not yet required to be reimbursed hereunder, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the applicable Issuing Lender from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in such clause “fifth”. To the extent any amounts available for distribution pursuant to clause “fifth” are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Lenders and Issuing Lenders based on their respective Commitment Percentages. This Subsection 10.14 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

SECTION 11 MISCELLANEOUS

11.1 Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Subsection 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to Subsections 11.1 (d) and 11.1(f) may be effected without the consent of the Required Lenders to the extent provided therein; provided further, that no such waiver and no such amendment, supplement or modification shall:

(i) (A) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or any Reimbursement Obligation or of any scheduled installment thereof (including extending the Termination Date), (B) reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or extend the scheduled date of any payment therof, (C) (except as provided in Subsection 11.1(d)) increase the amount or extend the expiration date of any Lender’s Commitment or extend the scheduled date of any payment thereof or (D) change the currency in which any Loan or Reimbursement Obligation is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii) amend, modify or waive any provision of this Subsection 11.1(a) or reduce the percentage specified in the definition of “Required Lenders” or “Supermajority Lenders,” or consent to the assignment or transfer by Holdings or the Parent Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the

Lenders; provided that, as further provided in Subsection 11.1(d), the definition of “Required Lenders” and “Supermajority Lenders” may be amended in connection with any amendment pursuant to Subsections 2.6, 2.7 or 2.8 to include appropriately the Lenders participating in such accordion facility, refinancing, or extension in any required vote or action of the Required Lenders or the Supermajority Lenders, as applicable;

(iii) release all or substantially all of the Guarantors under any Security Document, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv) require any Lender to make Loans having an Interest Period of one week or longer than six months without the consent of such Lender;

(v) amend, modify or waive any provision of Section 10 without the written consent of the then Agents and of any Other Representative affected thereby;

(vi) amend, modify or waive any provision of the Swingline Note (if any) or Subsection 2.4 without the written consent of the Swingline Lender and each other Lender, if any, which holds, or is required to purchase, a participation in any Swingline Loan pursuant to Subsection 2.4(d);

(vii) amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the Issuing Lender with respect thereto and each affected Lender;

(viii) increase the advance rates set forth in the definition of “Borrowing Base,” or make any change to the definition of “Borrowing Base” (by adding additional categories or components thereof), “Eligible Accounts”, “Eligible Inventory” or “Net Orderly Liquidation Value” that would have the effect of increasing the amount of the Borrowing Base, in each case, without the written consent of the Supermajority Lenders; or

(ix) amend, modify or waive the order of application of payments set forth in the penultimate sentence of Subsection 4.4(a), 4.4(d), 4.8(a), 4.16(d), 10.14 or 11.7 hereof, in each case without the consent of the Required Lenders; provided that, as more fully set forth in Subsection 11.1(d), these sections may be amended or modified in connection with any amendment pursuant to Subsections 2.6, 2.7 or 2.8 to reflect the priorities as permitted by, and contemplated by, such Subsections with the consent of the Administrative Agent and the Lenders participating in such accordion facility, refinancing, or extension.

provided further that, notwithstanding and in addition to the foregoing, the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $5,000,000 in any fiscal year without the consent of any Lender.

(b) Any waiver and any amendment, supplement or modification pursuant to this Subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c) Notwithstanding any provision herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i) in the proviso to the first sentence of Subsection 11.1(a).

(d) Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended (i) in accordance with Subsection 2.6 to incorporate the terms of any Accordion Term Loans and Accordion Revolving Commitments, (ii) by a Refinancing Amendment in accordance with Subsection 2.7 and (iii) in accordance with Subsection 2.8 to effectuate an Extension, in each case with the consent of the Administrative Agent but without the consent of any Lender (except as expressly provided in Subsections 2.6, 2.7, 2.8, as applicable) required, including, without limitation, as provided in Subsections 4.4(g) and 4.16(d).

(e) Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities in a manner consistent with those provided the original Facilities pursuant to the provisions of Subsection 11.1(a) as originally in effect.

(f) Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Subsection 11.17 with the written consent of the Agent party thereto and the Loan Party party thereto.

(g) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Subsection 11.1(a), the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”) then the Parent Borrower may, on ten Business Days’ prior written notice to the Administrative and the Non-Consenting Lender, replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance. In connection with any such replacement under this Subsection 11.1(g), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

11.2 Notices. (a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrowers, the Administrative Agent and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Parent Borrower (including in its capacity as Borrower Representative)	Atkore International, Inc. 16100 S. Lathrop Avenue Harvey, IL 60426 Attention: Corporate Secretary Facsimile: (708) 339-2410 Telephone: (800) 882-5543

With copies to:	Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 Attention: William B. Beekman, Esq. Facsimile: (212) 909-6836 Telephone: (212) 909-6000

The Administrative Agent/the Collateral Agent:	UBS AG, Stamford Branch 677 Washington Boulevard Stamford, CT 06901 Attention: ~~April Varner Nanton~~Houssem Daly Facsimile: (203) 719-3180 Telephone: (203) 719-5274

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Subsection 3.2, 4.2, 4.4 or 4.8 shall not be effective until received.

(b) Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, the Swingline Lender (in the case of a Borrowing of Swingline Loans) or any Issuing Lender (in the case of the issuance of a Letter of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, the Swingline Lender or such Issuing Lender in good faith to be from a Responsible Officer.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5 Payment of Expenses and Taxes. The Parent Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) (i) the reasonable fees and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Parent Borrower, (b) to pay or reimburse each Lender, each Lead Arranger and the Agents for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender, each Lead Arranger and the Agents for, and hold each Lender, each Lead Arranger and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, any stamp, documentary, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Lead Arranger, each Agent (and any sub-agent thereof), each Issuing Lender and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent Borrower or any of its Restricted Subsidiaries or any of the property of the Parent Borrower or any of its Restricted Subsidiaries, of any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent Borrower or any other Loan Party and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Parent Borrower shall not have any obligation hereunder to the Administrative Agent, any other Agent or any Lender with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct of each Lead Arranger, the Administrative Agent, any other Agent (and any sub-agent thereof) or any such Lender (and each Related Party of the foregoing Person) as determined by a court of competent jurisdiction in a final and nonappealable decision or (ii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that do not involve any Lead Arranger or Agent in its capacity as such and claims arising out of or in connection with or by reason of any act or omission of any Loan Party or any of its Affiliates. No Indemnitee shall be liable for any consequential or punitive damages in connection with the Facilities. All amounts due under this Section 11 shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this Section 11 shall be submitted to the address of the Parent Borrower set forth in Subsection 11.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Parent Borrower shall have no obligation under this Subsection 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this Section 11 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the applicable Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with Subsection 8.2, none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Subsection 11.6.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Lender) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitment and/or Loans, pursuant to an Assignment and Acceptance) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) The Parent Borrower, provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Subsection 9.1(a) or Subsection 9.1(f) has occurred and is continuing, any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Parent Borrower’s prior written consent shall be required for such assignment; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an affiliate of a Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Subsection 11.6, the term “Approved Fund” has the following meaning: “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Lender.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Subsection 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Subsection 11.6.

(iv) The Borrowers hereby collectively designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ agent, solely for purposes of this Subsection 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(vi) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Subsection 11.6 and any written consent to such assignment required by clause (b) of this Subsection 11.6, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the

Register and give prompt notice of such assignment and recordation to the Parent Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause.

(vii) On or prior to the effective date of any assignment pursuant to this Subsection 11.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Parent Borrower marked “cancelled”.

Notwithstanding the foregoing provisions of this Subsection 11.6(b) or any other provision of this Agreement, if the Parent Borrower shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via an electronic settlement system acceptable to Administrative Agent and the Parent Borrower as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Parent Borrower and shall be consistent with the other provisions of this Subsection 11.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service. Assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein until Administrative Agent notifies Lenders of the Settlement Service as set forth herein. The Parent Borrower may withdraw its consent to the use of the Settlement Service at any time upon notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this Subsection 11.6(b) would be entitled to receive any greater payment under Subsection 4.10, 4.11 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such Subsections with respect to the rights assigned, shall, notwithstanding anything to the contrary in this Agreement, be entitled to receive such greater payments unless the assignment was made after an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing or the Parent Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c) (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Parent Borrower or the Administrative Agent, sell participations (other than to any Disqualified Lender) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Parent Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1(a) and (2) directly affects such Participant. Subject to clause (c)(ii) of this Subsection 11.6, each Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Subsection 11.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to Subsection 11.7(a) as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender.

(ii) No Loan Party shall be obligated to make any greater payment under Subsection 4.10, 4.11 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Parent Borrower and the Parent Borrower expressly waives the benefit of this provision at the time of such participation. Any Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of Subsection 4.11 unless such Participant complies with Subsection 4.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d) Any Lender, without the consent of the Parent Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Subsection 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e) No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Parent Borrower if it would require the Parent Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Parent Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Parent Borrower or the Administrative Agent and without regard to the limitations set forth in Subsection 11.6(b). Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Parent Borrower pursuant to this Subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Parent Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Parent Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Parent Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g) If the Parent Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Subsection 11.1. Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Subsection 4.12. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of the Assignment and Acceptance, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

11.7 Adjustments; Set-off; Calculations; Computations. (a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Revolving Credit Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Subsection 9.1(f), or otherwise (except pursuant to Subsection 4.4, 4.13(d)

or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Credit Loans or the Reimbursement Obligations, as the case may be, owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Revolving Credit Loans or the Reimbursement Obligations, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under Subsection 9.1(a) to set-off and appropriate and apply against any amount then due and payable under Subsection 9.1(a) by such Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8 Judgment.

(a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Subsection 11.8 being hereinafter in this Subsection 11.8 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this Subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and the Administrative Agent.

11.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11 Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12 Governing Law. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.13 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; provided that nothing in this Agreement shall be deemed or operate to preclude any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent.

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and any such Borrower shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Subsection 11.13(a) any consequential or punitive damages.

11.14 Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither any Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrowers and the Lenders.

11.15 Waiver Of Jury Trial. EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16 Confidentiality. (a) Each Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of Holdings or any of the Borrowers or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of Holdings or any of the Borrowers or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations which agrees to comply with the provisions of this Subsection 11.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system)) for the benefit of the Parent Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, partners, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this Subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that, other than with respect to any disclosure to any bank regulatory authority, such Lender shall, unless prohibited by any Requirement of Law, notify the Parent Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Protection Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Protection Agreement, any affiliate of any Lender party thereto) may be a party subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to any Borrower being violated.

(b) Each Lender acknowledges that any such information referred to in Subsection 11.16(a), and any information (including requests for waivers and amendments) furnished by the

Borrowers or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Borrowers, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

11.17 Additional Indebtedness. In connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agree to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including but not limited to any Mortgages), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Parent Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

11.18 USA Patriot Act Notice. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Borrower, which information includes the name of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act, and each Borrower agrees to provide such information from time to time to any Lender.

11.19 Joint and Several Liability; Postponement of Subrogation. (a) The obligations of the Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each Borrower shall be liable for all of the such obligations of the other Borrowers under this Agreement and the other Loan Documents. To the fullest extent permitted by law the liability of each Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document, or of such Borrower under this Subsection 11.19, in bankruptcy or in any other instance.

(b) Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments. Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the applicable Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect. In furtherance of the foregoing, for so long as any obligations of the Borrowers hereunder, any Letters of Credit or any Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured Party.

11.20 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrowers under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrowers hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

PARENT BORROWER:

ATKORE INTERNATIONAL, INC.

By:
Name:
Title:

AGENT AND LENDERS:

UBS AG, STAMFORD BRANCH, as Administrative Agent, Collateral Agent and Issuing Lender

By:
Name:
Title:

UBS LOAN FINANCE LLC, as Lender and Swingline Lender

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Co-Collateral Agent and Lender

By:
Name:
Title:

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:
Name:
Title:

Exhibit C

Schedule of Mortgaged Fee Properties

1.	1206 Sunset Drive, Thomasville, GA

2.	16100 S. Lathrop Avenue/16425 Center Street [and 323 East 151st Street], Harvey, IL

3.	4004 N. US 421, Madison, IN

4.	60800 Leyshon Drive, Byesville, OH